     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1999


                                                      REGISTRATION NO. 333-80763

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              JO-ANN STORES, INC.

             (Exact Name of Registrant as Specified in Its Charter)

             OHIO                            5949                  34-0720629
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                               Number)

                            ------------------------

                                5555 DARROW ROAD
                               HUDSON, OHIO 44236
                                 (330) 656-2600
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                            ------------------------

                                 CT CORPORATION
                              1300 EAST 9TH STREET
                                   SUITE 1010
                             CLEVELAND, OHIO 44114
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)
                            ------------------------

                                   COPIES TO:

                              PAUL N. HARRIS, ESQ.
                           Thompson Hine & Flory LLP
                                3900 Key Center
                               127 Public Square
                           Cleveland, Ohio 44114-1216
                                 (216) 566-5500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

                            TABLE OF CO-REGISTRANTS

                                                                 STATE OR OTHER
                                                                  JURISDICTION
                                                                       OF         PRIMARY STANDARD
                                                                 INCORPORATION       INDUSTRIAL       IRS EMPLOYER
                                                                       OR          CLASSIFICATION     IDENTIFICATION
NAME                                                              ORGANIZATION       CODE NUMBER         NUMBER
---------------------------------------------------------------  --------------  -------------------  -------------
FCA of Ohio, Inc...............................................           Ohio             5949         34-1780524
FCA Financial, Inc.............................................           Ohio             5949         34-0819987
Fabri-Centers of California, Inc...............................           Ohio             5949         34-1694372
Fabri-Centers of South Dakota, Inc.............................           Ohio             5949         34-1451235
House of Fabrics, Inc..........................................       Delaware             5949         95-3426136

PROSPECTUS


                                     [LOGO]

                               EXCHANGE OFFER FOR
                                  $150,000,000
                   10 3/8% SENIOR SUBORDINATED NOTES DUE 2007

    We are offering to exchange 10 3/8% senior subordinated notes due 2007 for our currently outstanding 10 3/8% senior subordinated notes due 2007. The exchange notes are identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture. The principal features of the exchange offer are as follows:


    - Expires 12:00 a.m. Midnight EDT, on August 19, 1999, unless extended.


    - We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

    - You may withdraw tendered outstanding notes at any time before the expiration of the exchange offer.

    - We will not receive any proceeds from the exchange offer.

    - The exchange of outstanding notes in the exchange offer will be a tax-free event for United States federal tax purposes.

    - We do not intend to apply for the listing of the exchange notes on any securities exchange or automated quotation system.

    Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

                            ------------------------

    AN INVESTMENT IN THE EXCHANGE NOTES INVOLVES A HIGH DEGREE OF RISK. RISK FACTORS BEGIN ON PAGE 10.
                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                  The date of this prospectus is July 20, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Summary....................................................................................................           1

Risk Factors...............................................................................................          10

Use of Proceeds............................................................................................          17

Capitalization.............................................................................................          17

Selected Historical Consolidated Financial Data............................................................          18

Management's Discussion and Analysis of Financial Condition and Results of Operations......................          20

Business...................................................................................................          28

Management.................................................................................................          38

Principal Shareholders.....................................................................................          40

Certain Transactions.......................................................................................          43

Description of Certain Indebtedness........................................................................          44

The Exchange Offer.........................................................................................          46

Description of the Notes...................................................................................          54

Federal Tax Consequences...................................................................................          95

Plan of Distribution.......................................................................................         101

Legal Matters..............................................................................................         102

Independent Public Accountants.............................................................................         102

Where You Can Find More Information About Jo-Ann Stores....................................................         102

Index to Consolidated Financial Statements.................................................................         F-1

                               ------------------

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. When used in this prospectus, words such as "anticipates," "plans," "estimates," "expects," "believes," and similar expressions used in connection with Jo-Ann Stores, Inc. or our management, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results, performance, or achievements may materially differ from those expressed in the forward-looking statements. Risks, uncertainties, and assumptions that could cause or contribute to material differences include, among other things:

    - general economic conditions;

    - changes in customer demand;

    - changes in trends in the fabric and craft industry;

    - seasonality;

    - our failure to manage our growth;

    - loss of key management;

    - the availability of merchandise;

    - changes in the competitive pricing for products;

    - the impact of competitor store openings and closings; and

    - the ability to address internal and external Year 2000 issues.

    We undertake no obligation publicly to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Due to these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                               ------------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to incorporate by reference the information we file with the Commission. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate by reference is considered part of this prospectus, except for any information updated and superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the Commission. These documents contain important business and financial information about Jo-Ann Stores that is not included in or delivered with this prospectus.

    We incorporate by reference into this prospectus:

    (a) Our annual report on Form 10-K for the fiscal year ended January 30, 1999;

    (b) Our proxy statement for the 1999 annual meeting of shareholders including the information under the caption "Executive Compensation;" and

    (c) Our quarterly report on Form 10-Q for the quarter ended May 1, 1999.

    We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the outstanding notes are exchanged for exchange notes. Any new information we file with the Commission after the date of this prospectus and until this exchange offer is completed will update and supersede the information contained in this prospectus.


    We will provide, upon written or oral request, without charge, to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Jo-Ann Stores, Inc., 5555 Darrow Road, Hudson, Ohio 44236, Attention: Chief Financial Officer, (330) 656-2600. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN AUGUST 12, 1999 WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE BY WHICH YOU MUST MAKE YOUR INVESTMENT DECISION.


                               ------------------

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange the outstanding notes for the exchange notes in any jurisdiction except where the exchange is permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

    This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the exchange notes, including the merits and risks involved.

                               ------------------

                                    SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS. FOR A MORE COMPLETE UNDERSTANDING OF THIS EXCHANGE OFFER, WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS. WE BASED MARKET SHARE AND OTHER INDUSTRY DATA INCLUDED IN THIS PROSPECTUS ON STUDIES BY THE HOBBY INDUSTRY ASSOCIATION AND INTERNALLY GENERATED REPORTS. WE HAVE NOT VERIFIED THE INDUSTRY REPORTS AND URGE INVESTORS IN THE EXCHANGE NOTES NOT TO PLACE UNDUE RELIANCE ON THIS DATA. IN THIS PROSPECTUS, THE WORDS "JO-ANN STORES, INC.," "JO-ANN STORES," "JO-ANN FABRICS AND CRAFTS," "JO-ANN ETC," "JO-ANN," "WE," "OUR," AND "US" REFER TO JO-ANN STORES, INC. AND, UNLESS THE CONTEXT REQUIRES OTHERWISE, TO OUR SUBSIDIARIES. OUR FISCAL YEAR ENDS ON THE SATURDAY CLOSEST TO JANUARY 31 AND REFERS TO THE YEAR IN WHICH THE PERIOD ENDS (E.G., FISCAL 1999 ENDED JANUARY 30,
1999).

                                  THE COMPANY

    We are the largest national category-dominant retailer serving the retail fabric and craft industry, which generated estimated combined revenues of $10.0 billion in 1998. We have an approximately 20% market share in the consolidated fabric and sewing-related products segment and an approximately four percent market share in the highly fragmented craft products segment. We were founded as a single retail store in 1943. As of January 30, 1999, we operated 1,034 Jo-Ann Fabrics and Crafts traditional stores in 49 states and 24 Jo-Ann etc superstores in 12 states. We serve the approximately 70% of U.S. households that engaged in crafts and hobbies during the past year by offering a large variety of competitively priced, high quality apparel, quilting and craft fabrics and sewing-related products, home decorating fabrics, floral, craft and seasonal products, and by offering educational classes and custom services.

    We have increased our net sales and EBITDA over the past five years from $677.3 million and $41.5 million, respectively, in fiscal 1995 to $1,242.9 million and $87.7 million, respectively, in fiscal 1999. These increases represent compound annual growth rates of approximately 16% and 21%, respectively. In addition, we have achieved 18 consecutive quarters of positive comparable store sales growth.

    Our traditional stores primarily serve small and middle markets. Our recently developed superstores serve selected markets where traditional store performance and area demographics are favorable. We believe that many of our traditional stores are located in markets that are currently underserved. Over the past five years we have strategically relocated some of our traditional stores, increasing average square footage per store by 20% and sales per square foot by 11%. As a result, net sales per traditional store have increased 33% to $1.2 million over this period. In November 1995 we opened our first large format "category killer" superstore. Our superstores offer a more comprehensive product assortment and higher-margin custom services including framing, home decoration, and furniture and floral design. In fiscal 1999 these superstores generated approximately five times more revenue and 40% higher sales per square foot than our traditional stores. Our superstores accounted for approximately seven percent of fiscal 1999 net sales. We believe our superstores will be our future growth vehicle.

    Our principal executive offices are located at 5555 Darrow Road, Hudson, Ohio 44236, and our telephone number is (330) 656-2600. For more information regarding the company, see "Business."

                               THE EXCHANGE OFFER

    On May 5, 1999, we privately placed $150.0 million of 10 3/8% senior subordinated notes due 2007. All of our wholly-owned operating subsidiaries guarantee these outstanding notes.

    Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. Under the terms of that agreement we agreed to file a registration statement for the exchange offer and the exchange notes by June 19, 1999, cause the registration statement to be declared effective by the Commission by September 2, 1999, and complete this exchange offer by October 2, 1999. If we do not meet one of these requirements, we must pay additional interest on the outstanding notes until we meet the requirement. In this exchange offer, you may exchange your outstanding notes for the exchange notes. The exchange notes have the same terms as the outstanding notes except that the exchange notes will be registered under the Securities Act and will not have registration rights. You should read the discussions under the heading "The Exchange Offer" and "Description of the Notes" for more information regarding the notes to be issued in the exchange offer.

                       SUMMARY OF TERMS OF EXCHANGE OFFER

    The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see "The Exchange Offer" in this prospectus.

Registration Rights Agreement................  We sold the outstanding notes on May 5, 1999 to the initial purchasers under a purchase
                                               agreement dated May 5, 1999. Pursuant to the
                                               purchase agreement, our company, our
                                               subsidiaries who guaranteed our obligations
                                               under the outstanding notes and the initial
                                               purchasers entered into a registration rights
                                               agreement which granted the holders of the
                                               outstanding notes exchange and registration
                                               rights. This exchange offer is intended to
                                               satisfy our obligations under the
                                               registration rights agreement.

The Exchange Offer...........................  We are offering to exchange up to $150.0 million aggregate principal of the exchange
                                               notes for up to $150.0 million aggregate
                                               principal of the outstanding notes.
                                               Outstanding notes may be exchanged only in
                                               $1,000 increments.

                                               The terms of the exchange notes are identical
                                               in all material respects to the outstanding
                                               notes except for transfer restrictions and
                                               registration rights relating to the
                                               outstanding notes.

Transferability of Exchange Notes............  We believe that you will be able to freely transfer the exchange notes without
                                               registration or any prospectus delivery
                                               requirement. However, broker-dealers who
                                               acquire the exchange notes and our affiliates
                                               may be required to deliver copies of this
                                               prospectus if they resell any exchange notes.

Effect of Not Tendering......................  Any outstanding notes that are not tendered or that are tendered but not accepted will
                                               continue to be subject to the existing
                                               restrictions upon transfer. Since the
                                               outstanding notes have not been registered
                                               under the federal securities laws, they bear
                                               a legend restricting their transfer absent
                                               registration or the availability of a
                                               specific exemption from registration. Upon
                                               the completion of the exchange offer, we will
                                               have no further obligations to provide for
                                               registration of the outstanding notes under
                                               the federal securities laws.

Expiration Date..............................  12:00 a.m. Midnight EDT, on August 19, 1999,
                                               unless the exchange offer is extended.

Procedures For Tendering Outstanding Notes...  If you wish to accept the exchange offer, you must complete the letter of transmittal
                                               accompanying this prospectus in accordance
                                               with the instructions. You should then mail
                                               or deliver the letter of transmittal, along
                                               with the outstanding notes and any other
                                               required documentation, to Harris Trust and
                                               Savings Bank, the exchange agent, at the
                                               address provided in this prospectus.

                                               By executing the letter of transmittal, you
                                               will represent to us that:

                                                   - you are acquiring the exchange notes in
                                                   the ordinary course of your business;

                                                   - you are not participating in and do not
                                                     intend to participate in any
                                                     distribution of the exchange notes;

                                                   - you have no arrangement with any person
                                                     to participate in the distribution of
                                                     the exchange notes;

                                                   - you are not our affiliate; and

                                                   - you are not acting on behalf of any
                                                   person or entity who could not truthfully
                                                     make the foregoing representations.

Withdrawal Rights............................  You may withdraw outstanding notes you tender in the exchange offer by furnishing a written
                                               notice of withdrawal to the exchange agent
                                               containing the information described in "The
                                               Exchange Offer--Withdrawal Rights."

Interest on The Exchange Notes And The
  Outstanding Notes..........................  Interest on the exchange notes will accrue from the date of the last periodic payment of
                                               interest on the outstanding notes. We will
                                               not pay any additional interest on any of the
                                               outstanding notes tendered and accepted for
                                               exchange.

Conditions to the Exchange Offer.............  We will not be required to complete the exchange offer and we may terminate or amend
                                               it if, at any time before we accept any
                                               tendered notes for exchange, we determine
                                               that the exchange offer violates any law,
                                               interpretation of the Commission or order of
                                               any governmental agency or court.

Acceptance of Outstanding Notes And Delivery
  of Exchange Notes..........................  If you meet the conditions described in this prospectus, we will accept for exchange any
                                               and all outstanding notes that you properly
                                               tender in the exchange offer prior to August
                                               19, 1999, the expiration date. We will
                                               deliver to you the exchange notes issued in
                                               the exchange offer promptly following the
                                               expiration date.

Federal Tax Consequences.....................  There will be no federal income tax consequences to you if you exchange your
                                               outstanding notes for exchange notes in the
                                               exchange offer.

Exchange Agent...............................  Harris Trust and Savings Bank, the trustee under the indenture, is serving as exchange
                                               agent in connection with the exchange offer.
                                               The exchange agent's mailing address is 311
                                               West Monroe Street, 12(th) Floor, Chicago,
                                               Illinois 60606. You can request additional
                                               copies of this prospectus, the letter of
                                               transmittal or the notice of guaranteed
                                               delivery, by calling the exchange agent at
                                               (312) 416-7380 or by faxing your request to
                                               the exchange agent at (312) 765-8012.

                                               See "The Exchange Offer" for more detailed
                                               information concerning the terms of the
                                               exchange offer.

                     SUMMARY OF TERMS OF THE OFFERED NOTES

    The following is a brief summary of terms of the exchange notes. For a more complete description of the terms of the exchange notes, see "Description of the Notes" in this prospectus.

Issuer............................  Jo-Ann Stores, Inc.

Notes Offered.....................  $150,000,000 principal amount of 10 3/8% senior subordinated notes due 2007.

Maturity..........................  May 1, 2007.

Interest Payment Dates............  May 1 and November 1, beginning November 1, 1999.

Guarantees........................  Each of our restricted subsidiaries will fully and unconditionally guarantee the exchange notes on a senior
                                    subordinated basis. Future restricted subsidiaries will
                                    also be required to guarantee the exchange notes if
                                    those subsidiaries guarantee any of our debt. See
                                    "Description of the Notes-- Guarantees."

Ranking...........................  The exchange notes will be unsecured senior subordinated obligations and will be junior to all of our existing
                                    and future senior debt. The subsidiary guarantees will
                                    be unsecured senior subordinated obligations and will be
                                    junior to all existing and future senior debt of those
                                    subsidiaries. The exchange notes effectively will be
                                    junior to all existing and future debt and other
                                    liabilities of our subsidiaries that are not guarantors.
                                    Because the exchange notes are junior in right of
                                    payment to senior debt, in the event of bankruptcy,
                                    liquidation or dissolution, holders of the exchange
                                    notes will not receive any payment until holders of our
                                    senior debt and the senior debt of our restricted
                                    subsidiaries have been paid in full.

                                    Assuming we had completed the offering of the
                                    outstanding notes on January 30, 1999, and applied the
                                    net proceeds as intended, the notes and the guarantees
                                    would have been junior to $39.5 million of our and our
                                    restricted subsidiaries' senior debt.

Optional Redemption...............  We may redeem some or all of the exchange notes at any time on or after May 1, 2003, at the redemption prices
                                    described in this prospectus.

Public Equity Offering
  Optional Redemption.............  Before May 1, 2002, we may redeem up to 35% of the exchange notes with the net proceeds of a public equity
                                    offering at the redemption price described in this
                                    prospectus, if at least 65% of the exchange notes
                                    originally issued remain outstanding after such
                                    redemption. See "Description of the Notes--Optional
                                    Redemption."

Change of Control.................  Upon change of control events described in this prospectus, each holder of exchange notes may require us
                                    to repurchase some or all of its exchange notes at a
                                    purchase price equal to 101% of their principal amount,
                                    plus accrued interest. See

                                    "Description of the Notes--Purchase of Notes Upon a
                                    Change of Control."

Restrictive Covenants.............  The indenture governing the exchange notes will contain covenants that, among other things, will limit our
                                    ability and the ability of our restricted subsidiaries
                                    to:

                                    -  borrow money;

                                    -  pay dividends on, redeem or repurchase our or our
                                       restricted subsidiaries' capital stock;

                                    -  make restricted payments and investments;

                                    -  issue or sell capital stock of our restricted
                                    subsidiaries;

                                    -  use assets as security in other transactions;

                                    -  in the case of our restricted subsidiaries, create
                                    any restrictions on the payment of dividends or other
                                       payments to us;

                                    -  guarantee debt;

                                    -  engage in transactions with affiliates;

                                    -  create unrestricted subsidiaries; and

                                    -  sell assets in excess of specified amounts or merge
                                    with or into other companies.

                                    There are important exceptions and qualifications to
                                    these covenants, which are described under the heading
                                    "Description of the Notes" in this prospectus.

Use of Proceeds...................  We will not receive any proceeds from the exchange offer. See "Use of Proceeds."

                                  RISK FACTORS

    See "Risk Factors" and the other information in this prospectus for a discussion of some factors you should carefully consider before deciding to tender your outstanding notes.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table presents our summary historical consolidated financial data for each of the five fiscal years ending January 30, 1999. We derived the summary historical consolidated financial data from audited financial statements. You should read these financial statements in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes appearing elsewhere in this prospectus and other financial data that we have filed with the Securities and Exchange Commission.

                                                                          FISCAL YEARS ENDED
                                               -------------------------------------------------------------------------
                                                JANUARY 28,    JANUARY 27,    FEBRUARY 1,    JANUARY 31,    JANUARY 30,
                                                   1995           1996           1997           1998           1999
                                               -------------  -------------  -------------  -------------  -------------
                                                        (DOLLARS IN MILLIONS, EXCEPT FOR SALES PER SQUARE FOOT)
INCOME STATEMENT DATA:
Net sales(1).................................       $677.3         $834.6         $929.0         $975.0       $1,242.9
Cost of sales................................        378.6          456.6          516.9          533.2          678.5
                                                    ------         ------         ------         ------    -------------
Gross profit.................................        298.7          378.0          412.1          441.8          564.4
Selling, general and administrative
  expenses...................................        257.2          319.9          340.9          363.1          476.7
Depreciation and amortization................         14.0           18.2           21.2           21.7           27.7
Non-recurring charge(2)......................           --             --             --             --           25.1
                                                    ------         ------         ------         ------    -------------
Operating profit.............................         27.5           39.9           50.0           57.0           34.9
Interest expense.............................          8.4           12.0           10.7            5.9           12.5
                                                    ------         ------         ------         ------    -------------
Income before income taxes...................         19.1           27.9           39.3           51.1           22.4
Income taxes.................................          7.3           10.5           14.8           19.2            8.8
Extraordinary item(3)........................           --             --             --           (1.1  )          --
                                                    ------         ------         ------         ------    -------------
Net income...................................       $ 11.8         $ 17.4         $ 24.5         $ 30.8        $  13.6
                                                    ------         ------         ------         ------    -------------
                                                    ------         ------         ------         ------    -------------
OTHER DATA:
EBITDAR(4)...................................       $108.7         $138.9         $155.4         $170.2        $ 206.2
Rental expense(5)............................         67.2           80.8           84.2           91.5          118.5
EBITDA(6)....................................         41.5           58.1           71.2           78.7           87.7
Capital expenditures.........................       $ 11.7         $ 34.7         $ 13.2         $ 36.6        $  75.1
Percentage increase in comparable store
  sales(7)...................................          1.0%           3.0%           7.5%           3.8%           3.5%
Store square footage (000's), at end of
  period(8)..................................       11,423         11,522         11,613         12,119         15,270
Sales per square foot(9).....................        $  77          $  74          $  81          $  82        $    86
Number of stores, end of period:
  Traditional stores(10).....................          964            935            913            896          1,034
  Superstores................................           --              1              1              7             24

                                                                                            JANUARY 30, 1999
                                                                                      ----------------------------
                                                                                                          AS
                                                                                         ACTUAL      ADJUSTED(11)
                                                                                      -------------  -------------
                                                                                             (IN MILLIONS)
BALANCE SHEET DATA:
Cash and temporary cash investments.................................................    $    20.4      $    20.4
Total assets........................................................................        701.4          706.2
Long-term debt......................................................................        182.5          187.3
Shareholders' equity................................................................        259.0          259.0

                                                     FOOTNOTES ON FOLLOWING PAGE

------------------------

 (1) The following represents a break-out of our net sales between our traditional stores and our superstores (unaudited):

                                              JANUARY 28,    JANUARY 27,    FEBRUARY 1,    JANUARY 31,   JANUARY 30,
                                                 1995           1996           1997           1998          1999
                                             -------------  -------------  -------------  -------------  -----------
                                                                          (IN MILLIONS)
Net sales:
  Traditional stores.......................    $   677.3      $   833.2      $   923.2      $   953.5     $ 1,154.6
  Superstores..............................           --            1.4            5.8           21.5          88.3
                                                  ------         ------         ------         ------    -----------
Total net sales............................    $   677.3      $   834.6      $   929.0      $   975.0     $ 1,242.9
                                                  ------         ------         ------         ------    -----------
                                                  ------         ------         ------         ------    -----------

 (2) We recorded a non-recurring charge of $25.1 million ($15.3 million on an after-tax basis) related to the House of Fabrics acquisition in fiscal 1999. This charge consisted of write-downs of previously owned assets affected by the House of Fabrics acquisition to estimated net realizable value, the cost of operating duplicate corporate facilities during the six-month transition period following the House of Fabrics acquisition, and costs associated with the re-merchandising of the acquired stores. The total cash costs included in the non-recurring charge were approximately $15.9 million. We completed the planned integration events associated with the acquisition by the end of the third quarter of fiscal 1999.

 (3) We recorded an extraordinary item in fiscal 1998 for the early redemption of convertible subordinated debentures outstanding. The extraordinary item, net of taxes, consisted of the redemption premium, unamortized debenture issuance costs and other related expenses.

 (4) EBITDAR represents net income before taking into consideration interest expense, income tax expense, depreciation and amortization expense, non-recurring charges and rental expense. EBITDAR is not a measurement of financial performance under generally accepted accounting principles. Accordingly, you should not regard this figure as an alternative to net income or as an indicator of our operating performance. We believe that EBITDAR is widely used by analysts, investors and other interested parties in our industry but is not necessarily comparable with similarly titled measures for other companies.

 (5) Rental expense includes base rent, percentage rent, common area maintenance, real estate taxes, merchant association dues, landlord property insurance and sublease rental income.

 (6) EBITDA represents net income before taking into consideration interest expense, income tax expense, depreciation and amortization expense, and non-recurring charges. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not represent cash flow from operations. Accordingly, you should not regard this figure as an alternative to net income or as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and other interested parties in our industry but is not necessarily comparable with similarly titled measures for other companies.

 (7) New stores are included in the calculation of comparable store sales on the one-year anniversary of the store opening.

 (8) Total store square footage includes selling floor space and inventory storage areas.

 (9) For fiscal 1999, average sales per square foot were $84 and $120, for traditional stores and superstores, respectively. We based sales per square foot on the total store square footage, which includes selling floor space and inventory storage areas. To accommodate openings and closings of store locations throughout the year, we calculated sales per square foot using an average square foot amount for the year, rather than the fiscal year end square foot amount.

                                           FOOTNOTES CONTINUED ON FOLLOWING PAGE

 (10) In April 1998, we completed the acquisition of House of Fabrics which had annual net sales of approximately $240.0 million and operated 261 fabric and craft stores in 27 states. Following the acquisition, we closed 60 House of Fabric stores and 30 Jo-Ann Fabrics and Crafts stores in overlapping geographic locations.

 (11) The as adjusted data gives effect to the offering of the outstanding notes, application of the proceeds and borrowings under the new senior credit facility. See "Use of Proceeds."

                                  RISK FACTORS

    In addition to the other information contained in this prospectus, you should consider carefully the following factors before deciding to tender your outstanding notes.

OUR SUBSTANTIAL INDEBTEDNESS COULD RESTRICT OUR OPERATIONS, MAKE US MORE
  VULNERABLE TO ADVERSE ECONOMIC CONDITIONS AND MAKE IT MORE DIFFICULT FOR US TO MAKE PAYMENTS ON THE EXCHANGE NOTES

    We have had and will continue to have a significant amount of indebtedness. The following chart presents important credit statistics regarding our company after giving effect to the offering of the outstanding notes, the application of the net proceeds from that offering and borrowings under the new senior credit facility.

                                                                                 PRO FORMA
                                                                             JANUARY 30, 1999
                                                                            -------------------
                                                                                (DOLLARS IN
                                                                                 MILLIONS)
Long-term debt............................................................       $   187.3
Debt to capitalization percentage.........................................              42%

    Our substantial indebtedness could have important consequences to you. For example, it could:

    - make it more difficult for us to satisfy our obligations relating to the exchange notes;

    - reduce the availability of our cash flow from operations to fund working capital, capital expenditures, acquisitions and other general corporate requirements because we will have to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness;

    - limit our ability to borrow funds to pay for future working capital, capital expenditures, acquisitions and other general corporate requirements;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - place us at a disadvantage compared to our competitors who have less debt; and

    - make us more vulnerable to negative changes in economic and industry conditions.

    Our ability to make payments on our indebtedness, including the exchange notes, depends upon our ability to generate cash flow in the future. Our ability to generate that cash flow depends upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. To a large extent, each of these factors depends upon economic, financial, competitive and other factors beyond our control. If we cannot generate enough cash from operations to make payments on our indebtedness, we will need to refinance our indebtedness, obtain additional financing, or sell assets. We cannot assure you that our business will generate cash flow or that we will be able to obtain acceptable financing to satisfy our debt obligations, including our payments on the exchange notes.

    The indenture and the new senior credit facility will permit us and the guarantors to incur substantial additional indebtedness. As of January 30, 1999, after giving pro forma effect to the offering of the outstanding notes, the application of the net proceeds of that offering, and borrowings under the new senior credit facility, we would have had $219.9 million of availability under our new senior credit facility. All of those borrowings would be senior to the exchange notes and the guarantees. If we incur new indebtedness, the related risks that we face could intensify. See "Description of the Notes."

WE MAY NOT BE ABLE TO FINANCE FUTURE NEEDS OR ADAPT OUR BUSINESS PLAN TO CHANGES
  BECAUSE OF RESTRICTIONS PLACED ON US BY OUR SENIOR CREDIT FACILITY AND THE INDENTURE

    The indenture governing the exchange notes, and the instruments governing our other indebtedness, including the new senior credit facility, will contain restrictive and financial covenants, which will limit our ability to borrow money, make investments, redeem or make payments on our capital stock, incur liens and take other actions. For a description of the restrictive covenants in the indenture, see "The Exchange Notes." For a description of the covenants in the senior credit facility, see "Description of Certain Indebtedness."

    Our ability to remain in compliance with these covenants and satisfy the financial ratios and tests may be affected by events beyond our control. If we fail to meet these tests or breach any of the covenants, the lenders under the senior credit facility or the holders of the exchange notes could declare all amounts outstanding under their indebtedness, including accrued interest, to be immediately due and payable. A declaration of acceleration under the senior credit facility would constitute a default under the indenture, and a default under the indenture would constitute a default under the senior credit facility. The operating and financial restrictions may adversely affect and may limit or prohibit our ability to finance future acquisitions, our operations and our capital needs.

HOLDERS OF SENIOR INDEBTEDNESS WILL BE PAID BEFORE HOLDERS OF THE EXCHANGE NOTES
  ARE PAID

    The exchange notes will be subordinated to our senior indebtedness. The guarantees will be subordinated to all guarantor senior indebtedness. As of January 30, 1999, after giving pro forma effect to the offering of the outstanding notes, the application of the net proceeds of that offering and borrowings under the new senior credit facility, we would have had $39.5 million of senior indebtedness and the subsidiary guarantors would have had no guarantor senior indebtedness (other than their guarantees under the new senior credit facility and the exchange notes). If we become bankrupt, liquidate, or dissolve, our assets would be available to pay obligations on the exchange notes only after our senior indebtedness has been paid. Similarly, if one of our subsidiaries becomes bankrupt, liquidates or dissolves, that subsidiary's assets would be available to pay obligations on the guarantee only after payments have been made on its guarantor senior indebtedness. We cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. See "Description of the Notes."

    If a payment default occurs with respect to our designated senior indebtedness, we may make payments on the exchange notes only if we cure the default or the holder of the senior indebtedness waives the default. Moreover, if any non-payment default exists under our designated senior indebtedness, we may not make any cash payments on the exchange notes for a period of up to 179 days in any 365 day period, unless we cure the default, the holder of the senior indebtedness waives the default or rescinds acceleration of the indebtedness, or we repay the indebtedness in full. See "Description of the Notes."

OUR FAILURE TO MANAGE OUR GROWTH WOULD HAVE A NEGATIVE IMPACT ON OUR OPERATIONS

    During the past five years, we have experienced rapid growth in sales, expansion of our product offerings, and acquisitions. In April 1998, we merged with House of Fabrics, a chain of 261 fabric and craft stores. In October 1994, we acquired Cloth World, a chain of 342 fabric stores. A significant part of our strategy is to expand our retailing concepts and to continue our retail expansion plans. We intend to accomplish this expansion by opening new stores and possibly by buying other businesses. The opening of additional stores in new geographic markets could present competitive and merchandising challenges different from those we face in our existing markets. In addition, we may incur high costs related to advertising, administration, and distribution as we enter new markets. Moreover, as we move stores or renew leases in existing markets we may incur higher lease expenses. Also, integrating newly acquired stores can involve diversion of management's attention, strains on our logistics and other systems, difficult personnel issues and other risks.

    The number of new stores we open and the sales and profitability of those stores depends on various factors. These factors include:

    - the availability of working capital;

    - our ability to obtain financing;

    - our ability to penetrate new markets;

    - the availability of desirable locations and the negotiation of acceptable leases for these sites;

    - the availability of management resources;

    - the effectiveness of our national advertising campaign;

    - the hiring and training of skilled personnel; and

    - the maintenance or upgrade of our information processing systems and the integration of those systems at the new stores.

    Our failure to respond effectively to these difficulties related to rapid expansion could prevent us from growing or could have a significant negative impact on our business and prospects.

    Our growth strategy contemplates the development of additional superstores and an increasing percentage of our revenues coming from our superstores. Our superstores combine under one roof a large selection of sewing and fabrics, crafts and home decorative items. It is possible that the superstore concept will not gain market acceptance among our customers and that customers will prefer to purchase goods at stores which specialize in a particular category rather than shop at superstores. Any failure of the superstore concept to gain market acceptance could have a material adverse effect on our business and prospects.

    In addition, an important part of our strategy includes improving our logistics systems in order to enable us to fully integrate acquired and new stores. During the second half of fiscal 1999 and the beginning of fiscal 2000, we have experienced higher costs than in prior periods due principally to higher freight and logistics costs. We are working with a leading consulting firm to design and implement a national logistics network in order to reduce these expenses and provide for a more efficient logistics network. We believe that this network will result in the addition of at least one new distribution center at an estimated cost for construction and equipment of $30.0 million. During the next 18 to 24 months, we expect to operate within our existing distribution center in Hudson, Ohio together with a contract facility in California to handle seasonal product demand. Until we complete the implementation of our new logistics network, we may continue to experience higher costs as a result of these factors. Any failure to fully implement new logistics systems could have a material adverse effect on our business and prospects.

LOSS OF KEY EXECUTIVES AND FAILURE TO ATTRACT QUALIFIED MANAGEMENT COULD LIMIT
  OUR GROWTH AND NEGATIVELY IMPACT OUR OPERATIONS

    Our future success depends in large part on our ability to retain our senior management team. We do not have employment agreements with our senior officers other than in the event of a change in control. We do not maintain key person life insurance with respect to any executive. The loss of the services of one or more of these persons could materially adversely affect our operations and financial condition. In addition, our continued success depends upon our ability to attract and retain qualified management, administrative and sales personnel to support our future growth. Our inability to do so may have a material adverse effect on our business and prospects. See "Management."

IF CUSTOMER INTEREST IN THE FABRIC AND CRAFT INDUSTRY DECLINES, OUR REVENUES MAY
  DECLINE

    The success of our operations depends on our customers' purchasing our fabric and craft products. Craft products in particular are not necessities. These products compete with numerous other leisure activities and other forms of entertainment. If our customers' interest in the fabric and craft industry declines, that decline would likely result in the reduction of our revenues and have a negative impact on our business and prospects. In addition, changes in demographic and societal trends, including decreases in the number of people interested in sewing, could have a material adverse effect on our business and prospects.

WEAK SALES DURING THE SECOND HALF OF THE YEAR WILL NEGATIVELY IMPACT OUR
  OPERATING RESULTS

    Our quarterly results of operations may fluctuate significantly as the result of:

    - retail consumers' purchasing patterns;

    - the timing of the opening of, and the amount of net sales contributed by, new stores;

    - the timing of costs associated with the selection, leasing, construction and opening of new stores;

    - the impact of extreme hot or cold weather conditions; and

    - seasonal factors, product introductions and changes in product mix.

    Our business is seasonal. Sales and earnings are relatively lower during the first and second fiscal quarters than in the third and fourth fiscal quarters. Our best quarter in terms of sales and profitability historically has been the fourth quarter. In fiscal 1999, the fourth quarter, which includes the Christmas selling season, accounted for approximately 34% of our sales and approximately 65% of our operating income, excluding the non-recurring charge. In addition, excluding the effects of new store openings, our inventories and related short-term financing needs have been seasonal. The greatest requirements occur during our second and third fiscal quarters as we increase our inventory in preparation for our peak selling season. Weak sales during the second half of the year will negatively impact our operating results by reducing our cash flow, leaving us with excess inventory. In addition, weak sales may make it more difficult for us to finance our capital requirements. See Note 10 to our consolidated financial statements included elsewhere in this prospectus.

OUR DEPENDENCE ON FOREIGN SUPPLIERS MAKES US VULNERABLE TO POSSIBLE DELAYS IN
  RECEIPT OF MERCHANDISE AND TO THE RISKS INVOLVED IN FOREIGN OPERATIONS

    In fiscal 1999, we purchased approximately 15% of our products directly from manufacturers located in foreign countries. We currently use suppliers located in Hong Kong, China and Taiwan. In addition, many of our domestic suppliers purchase a portion of their products from foreign suppliers. Because a large percentage of our products are manufactured or sourced abroad, we are required to order these products further in advance than would be the case if products were manufactured domestically. If we underestimate consumer demand, we may not be able to fill orders on a timely basis. If we overestimate consumer demand, we may be required to hold goods in inventory for a long period of time. We do not have long-term contracts with any manufacturers, and none of our suppliers manufacture products for us exclusively.

    Foreign manufacturing also makes us vulnerable to a number of other risks, including work stoppages, transportation delays and interruptions, political instability, economic disruptions, the imposition of tariffs and import and export controls, changes in governmental policies and other events. If any of these events occur, it could result in a material adverse effect on our business, financial condition, results of operations and prospects. In addition, reductions in the value of the U.S. dollar could ultimately increase the prices that we pay for our products. During fiscal 1999, we experienced an increase in the cost of containers as a result of economic difficulties in Asia. Future increases in container costs could have a material adverse effect on our results of operations.

BECAUSE OF OUR DEPENDENCE ON FOREIGN SUPPLIERS, INCREASED RESTRICTIONS ON
  IMPORTS MAY NEGATIVELY IMPACT OUR OPERATIONS

    Due to our dependence on foreign suppliers, we are susceptible to risks associated with importing products into the United States. Substantially all of our import operations are subject to the terms of bilateral textile agreements between the United States and a number of foreign countries. These agreements impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the United States to impose at any time restrictions on the importation of categories of merchandise that, under the terms of the agreements, are not subject to specified limits.

    Our imported products are also subject to United States customs duties. These duties are a significant portion of our cost of sales. The United States and countries in which our products are manufactured may at times impose new quotas, duties, tariffs or other restrictions or negatively adjust presently prevailing quotas, duties or tariffs. Any new or increased quotas, duties, tariffs, or other similar restrictions could have a significant negative effect on our business, financial condition, results of operations, and prospects.

COMPETITION COULD NEGATIVELY IMPACT OUR OPERATIONS DUE TO PRICE REDUCTIONS AND
  LOSS OF MARKET SHARE

    Competition is intense in the retail fabric and craft industry. This competition could result in the reduction of our prices and our loss of market share. We must remain competitive in the areas of quality, price, selection, and convenience. The location and atmosphere of retail stores are an additional competitive factor in our retail business.

    Our primary competition is comprised of specialty fabric and craft retailers, fabric retailers and craft retailers. Our competitors include Michaels Stores, Inc., a chain which operates approximately 585 retail craft and framing stores in 47 states, Hancock Fabrics, Inc., a chain which operates approximately 462 retail fabric stores in 39 states, and A.C. Moore, a chain which operates approximately 37 retail craft stores in the Philadelphia and New York markets. We also compete with mass merchants that dedicate a portion of their selling space to a limited selection of fabrics, craft supplies, and seasonal and holiday merchandise. Some of our competitors have stores nationwide. Several operate regional chains. Numerous others are local merchants. Some of our competitors, particularly the mass merchants, are larger and have greater financial resources than we do. Our sales are also impacted by store liquidations of our competitors. In addition, we ultimately compete with alternate sources of entertainment and leisure for our customers. Alternate methods of selling fabrics and crafts on the Internet could become competitors in the future. See "Business--Competition."

THE FAILURE OF PARTIES WITH WHOM WE DO BUSINESS TO ADDRESS THEIR YEAR 2000
  ISSUES COULD PREVENT US FROM ADEQUATELY STOCKING OUR STORES

    The Year 2000 issue refers to computer programs being written using two digits rather than four to define an applicable year. A company's hardware, information technology systems or computer programs that have a two digit field to define the year may recognize a date using "00" as the year 1900 rather than the year 2000. This faulty recognition could result in a system failure, disruption of operations, or inaccurate information or calculations.

    Possible consequences to us of Year 2000 issues include, but are not limited to, temporary disruption of our normal business operations, loss of communications links with store locations, loss of electric power, inability to process transactions, problems with ordering and receiving merchandise and problems with banks and other financial institutions. We believe that our worst case scenario involves the inability of electric utility companies to service our various stores due to Year 2000 problems. If the electric utility companies cannot provide power to a significant number of our stores, our business and operations could be materially disrupted. For a more detailed discussion of this risk and the status of our Year 2000 program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

FEDERAL AND STATE STATUTES ALLOW COURTS TO FURTHER SUBORDINATE OR VOID THE
  GUARANTEES

    Fraudulent conveyance laws have been enacted for the protection of creditors. Under these fraudulent conveyance laws, a court could further subordinate the subsidiary guarantees to our present and future indebtedness or take other detrimental actions, including voiding the subsidiary guarantees. The court could take that action if it found that at the time any subsidiary issued its guarantee, (a) it issued the guarantee with the intent of hindering, delaying or defrauding any current or future creditor or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of other creditors, or (b) it received less than reasonably equivalent value or fair consideration for issuing its guarantee and:

    - was insolvent or made insolvent because of the related transaction;

    - was engaged in a business or transaction for which its assets constituted unreasonably small capital;

    - intended to incur, or believed that we would incur, debts beyond its ability to pay as they matured; or

    - was a defendant in an action for money damages or had a judgment for money damages docketed against it, which was unsatisfied.

    The court could subordinate or invalidate the guarantee relating to the exchange notes if it found that the above conditions applied to the guarantor. Any payment by the guarantor under the guarantee could be voided and required to be repaid to the guarantor or to a fund for the benefit of the creditors of the guarantor.

    The measures of insolvency for purposes of these fraudulent transfer laws vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

    - the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they become due.

    Among other things, a legal challenge of a subsidiary's guarantee of the exchange notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary as a result of our issuance of the exchange notes. To the extent a subsidiary's guarantee of the exchange notes is voided as a result of being deemed a fraudulent conveyance or held unenforceable for any other reason, the exchange note holders would cease to have any claim in respect of that guarantee. The exchange note holders would be creditors solely of the company and any guarantor whose guarantee was not voided.

    On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to the debt incurred by the company and the guarantors in connection with the exchange notes, the company and the guarantors will not be insolvent, will have sufficient capital to meet their obligations as they mature and to operate their business effectively, and will not have incurred debts beyond their ability to pay as they mature. We cannot assure you, however, that a court would apply the same or similar standards in making a determination or that a court would agree with our conclusions in this regard.

YOU MAY BE UNABLE TO SELL YOUR EXCHANGE NOTES IF A TRADING MARKET FOR THE
  EXCHANGE NOTES DOES NOT DEVELOP

    The exchange notes will be new securities for which there is currently no established trading market, and none may develop. The initial purchasers have indicated to us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations. However, they are under no obligation to do so. At their discretion, the initial purchasers could discontinue their market-making efforts at any time without notice. Accordingly, we can give you no assurance that an active trading market for the exchange notes will develop or, if a market develops, as to the liquidity of the market.

    We intend to have the exchange notes designated as eligible for trading in the PORTAL market. However, we do not intend to apply for listing of the exchange notes on any securities exchange or for quotation on any automated dealer quotation system.

    The liquidity of any market for the exchange notes will depend on the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. Accordingly, we can give you no assurance as to the development or liquidity of any market for the exchange notes. If an active trading market for the exchange notes does not develop, the market price and liquidity of the exchange notes may be adversely affected.

                                USE OF PROCEEDS

    We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will retire or cancel all of the outstanding notes tendered in the exchange offer.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of January 30, 1999 and as adjusted to reflect the completion of the offering of the outstanding notes and the new senior credit facility. See "Use of Proceeds." You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and notes appearing elsewhere in this prospectus and other financial data we have filed with the Securities and Exchange Commission.

                                                                              JANUARY 30, 1999
                                                                           ----------------------
                                                                            ACTUAL    AS ADJUSTED
                                                                           ---------  -----------
                                                                               (IN MILLIONS)
Cash and temporary cash investments......................................  $    20.4   $    20.4
                                                                           ---------  -----------
                                                                           ---------  -----------
Long-term debt:
  Existing senior credit facility........................................  $   182.5   $      --
  New senior credit facility(1)..........................................         --        39.5
  Notes offered hereby, net of discount of 2.2...........................         --       147.8
                                                                           ---------  -----------
    Total long-term debt(2)..............................................  $   182.5   $   187.3
                                                                           ---------  -----------
                                                                           ---------  -----------
Shareholders' equity:
  Common stock...........................................................  $     1.0   $     1.0
  Additional paid-in-capital.............................................       94.4        94.4
  Retained earnings......................................................      185.8       185.8
  Treasury stock and other...............................................      (22.2)      (22.2)
                                                                           ---------  -----------
    Total shareholders' equity...........................................      259.0       259.0
                                                                           ---------  -----------
      Total capitalization...............................................  $   441.5   $   446.3
                                                                           ---------  -----------
                                                                           ---------  -----------

------------------------

(1) As adjusted, we would have had available under the new senior credit facility approximately $219.9 million of additional borrowing capability (which reflects $40.6 million letters of credit outstanding) as of January 30, 1999. See "Description of Certain Indebtedness."

(2) As of January 30, 1999, we had $581.9 million of obligations under operating leases which are not included in the amount shown in the table above. See
    Note 9 of the consolidated financial statements included elsewhere in this prospectus.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table presents our selected historical consolidated financial data for each of the five fiscal years ending January 30, 1999. We derived the selected historical consolidated financial data from audited financial statements. You should read this financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes appearing elsewhere in this prospectus and other financial data that we have filed with the Securities and Exchange Commission.

                                                                          FISCAL YEARS ENDED
                                                -----------------------------------------------------------------------
                                                 JANUARY 28,    JANUARY 27,    FEBRUARY 1,    JANUARY 31,   JANUARY 30,
                                                    1995           1996           1997           1998          1999
                                                -------------  -------------  -------------  -------------  -----------
                                                        (DOLLARS IN MILLIONS, EXCEPT FOR SALES PER SQUARE FOOT)
INCOME STATEMENT DATA:
Net sales(1)..................................       $677.3         $834.6         $929.0         $975.0      $1,242.9
Cost of sales.................................        378.6          456.6          516.9          533.2         678.5
                                                     ------         ------         ------         ------    -----------
Gross profit..................................        298.7          378.0          412.1          441.8         564.4
Selling, general and administrative
  expenses....................................        257.2          319.9          340.9          363.1         476.7
Depreciation and amortization.................         14.0           18.2           21.2           21.7          27.7
Non-recurring charge(2).......................           --             --             --             --          25.1
                                                     ------         ------         ------         ------    -----------
Operating profit..............................         27.5           39.9           50.0           57.0          34.9
Interest expense..............................          8.4           12.0           10.7            5.9          12.5
                                                     ------         ------         ------         ------    -----------
Income before income taxes....................         19.1           27.9           39.3           51.1          22.4
Income taxes..................................          7.3           10.5           14.8           19.2           8.8
Extraordinary item(3).........................           --             --             --           (1.1  )         --
                                                     ------         ------         ------         ------    -----------
Net income....................................       $ 11.8         $ 17.4         $ 24.5         $ 30.8       $  13.6
                                                     ------         ------         ------         ------    -----------
                                                     ------         ------         ------         ------    -----------
DATA PER COMMON SHARE:
Net income, before extraordinary item
  Basic.......................................  $      0.64    $      0.95    $      1.37    $      1.74    $     0.72
  Diluted.....................................         0.63           0.90           1.26           1.60          0.69
OTHER DATA:
EBITDAR(4)....................................       $108.7         $138.9         $155.4         $170.2       $ 206.2
Rental expense(5).............................         67.2           80.8           84.2           91.5         118.5
EBITDA(6).....................................         41.5           58.1           71.2           78.7          87.7
Capital expenditures..........................       $ 11.7         $ 34.7         $ 13.2         $ 36.6       $  75.1
Ratio of earnings to fixed charges(7).........          1.7  x         1.8  x         2.2  x         2.7  x        1.5 x
Percentage increase in comparable store
  sales(8)....................................          1.0%           3.0%           7.5%           3.8%          3.5%
Store square footage (000's), at end of
  period(9)...................................       11,423         11,522         11,613         12,119        15,270
Sales per square foot(10).....................        $  77          $  74          $  81          $  82       $    86
Number of stores, end of period:
  Traditional stores(11)......................          964            935            913            896         1,034
  Superstores.................................           --              1              1              7            24

BALANCE SHEET DATA (AT END OF PERIOD):
Cash and temporary cash
  investments.................................       $ 21.9         $ 11.6         $ 12.6         $ 14.8       $  20.4
Total assets..................................        427.3          479.6          429.2          447.8         701.4
Long-term debt................................        127.0          155.5           72.1           24.7         182.5
Shareholders' equity..........................       $161.7         $181.0         $199.4         $240.9       $ 259.0

                                           FOOTNOTES CONTINUED ON FOLLOWING PAGE

------------------------------

 (1) The following represents a break-out of our net sales between our traditional stores and our superstores (unaudited):

                                 JANUARY 28,    JANUARY 27,    FEBRUARY 1,    JANUARY 31,   JANUARY 30,
                                    1995           1996           1997           1998          1999
                                -------------  -------------  -------------  -------------  -----------
                                                             (IN MILLIONS)
Net sales:
  Traditional stores..........    $   677.3      $   833.2      $   923.2      $   953.5     $ 1,154.6
  Superstores.................       --                1.4            5.8           21.5          88.3
                                     ------         ------         ------         ------    -----------
Total net sales...............    $   677.3      $   834.6      $   929.0      $   975.0     $ 1,242.9
                                     ------         ------         ------         ------    -----------
                                     ------         ------         ------         ------    -----------

 (2) We recorded a non-recurring charge of $25.1 million ($15.3 million on an after-tax basis) related to the House of Fabrics acquisition in fiscal 1999. This charge consisted of write-downs of previously owned assets affected by the House of Fabrics acquisition to estimated net realizable value, the cost of operating duplicate corporate facilities during the six-month transition period following the House of Fabrics acquisition, and costs associated with the remerchandising of the acquired stores. The total cash costs included in the non-recurring charge were approximately $15.9 million. We completed the planned integration events associated with the acquisition by the end of the third quarter of fiscal 1999.

 (3) We recorded an extraordinary item in fiscal 1998 for the early redemption of convertible subordinated debentures outstanding. The extraordinary item, net of taxes, consisted of the redemption premium, unamortized debenture issuance costs and other related expenses.

 (4) EBITDAR represents net income before taking into consideration interest expense, income tax expense, depreciation and amortization expense, non-recurring charges and rental expense. EBITDAR is not a measurement of financial performance under generally accepted accounting principles. Accordingly, you should not regard this figure as an alternative to net income or as an indicator of our operating performance. We believe that EBITDAR is widely used by analysts, investors and other interested parties in our industry but is not necessarily comparable with similarly titled measures for other companies.

 (5) Rental expense includes base rent, percentage rent, common area maintenance, real estate taxes, merchant association dues, landlord property insurance and sublease rental income.

 (6) EBITDA represents net income before taking into consideration interest expense, income tax expense, depreciation and amortization expense, and non-recurring charges. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not represent cash flow from operations. Accordingly, you should not regard this figure as an alternative to net income or as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and other interested parties in our industry but is not necessarily comparable with similarly titled measures for other companies.

 (7) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the portion of occupancy expense deemed representative of interest.

 (8) New stores are included in the calculation of comparable store sales on the one-year anniversary of the store opening.

 (9) Total store square footage includes selling floor space and inventory storage areas.

 (10) For fiscal 1999, average sales per square foot were $84 and $120, for traditional stores and superstores, respectively. We based sales per square foot on the total store square footage, which includes selling floor space and inventory storage areas. To accommodate openings and closings of store locations throughout the year, we calculated sales per square foot using an average square foot amount for the year, rather than the fiscal year end square foot amount.

 (11) In April 1998, we completed the acquisition of House of Fabrics which had annual net sales of approximately $240.0 million and operated 261 fabric and craft stores in 27 states. Following the acquisition, we closed 60 House of Fabric stores and 30 Jo-Ann Fabrics and Crafts stores in overlapping geographic locations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING INCLUDES A DISCUSSION OF OUR MOST RECENTLY COMPLETED FISCAL YEARS. WE URGE YOU TO REVIEW OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MAY 1, 1999 FOR MORE CURRENT INFORMATION ON JO-ANN STORES. SEE "INCORPORATION OF DOCUMENTS BY REFERENCE" FOR INSTRUCTIONS ON HOW YOU MAY RECEIVE OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MAY 1, 1999, AND OTHER FILINGS INCORPORATED INTO THIS PROSPECTUS BY REFERENCE, WITHOUT CHARGE.

    We are the largest national category-dominant retailer, based on number of stores, serving the retail fabric and craft industry. The retail fabric and craft industry generated estimated combined revenues of $10.0 billion in 1998. We operate 1,034 Jo-Ann Fabrics and Crafts traditional stores in 49 states and 24 Jo-Ann etc superstores in 12 states as of January 30, 1999. We serve the approximately 70% of U.S. households that engaged in crafts and hobbies during the past year by offering a large variety of competitively priced, high quality apparel, quilting and craft fabrics and sewing-related products, home decorating fabrics, floral, craft and seasonal products, educational classes and custom services.

    We have an approximately 20% market share in the consolidated fabric and sewing-related products segment of the industry and an approximately four percent market share in the highly fragmented craft products segment of the industry.

    Our traditional stores average 13,700 square feet, and we believe many are located in markets that are currently underserved. Over the past five years we have strategically relocated certain traditional stores, increasing average square footage per store by 20% and sales per square foot by 11%. As a result, net sales per traditional store have increased 33% to $1.2 million over this period. In November 1995 we opened our first large format "category killer" superstore which offers a more comprehensive product assortment and higher-margin custom services including framing, home decoration, and furniture and floral design. These superstores average 46,900 square feet and in fiscal 1999 generated approximately five times more revenue and 40% higher sales per square foot than our traditional stores. We believe our superstores, which accounted for approximately seven percent of fiscal 1999 net sales, will be our future growth vehicle.

    On March 9, 1998, we acquired, through a cash tender offer, 77.2% of the outstanding common stock of House of Fabrics, Inc., a retail chain operating 261 fabric and craft stores predominantly on the West Coast. On April 21, 1998, the merger of House of Fabrics with one of our wholly owned subsidiaries was approved at a special meeting of the shareholders of House of Fabrics. Operating results of the House of Fabrics stores continuing in operation have been included in our results of operations since the date of the House of Fabrics acquisition.

    During fiscal 2000, we plan to proceed with the next phase of a three-year project of implementing an enterprise-wide information technology system which began in fiscal 1999. The project is expected to fully integrate financial and operations systems at a cost of approximately $30.0 million, of which $8.8 million has been spent to date.

    During the second half of fiscal 1999 and the beginning of fiscal 2000, we have experienced higher costs than in prior periods due principally to higher freight and logistics costs. We are working with a leading consulting firm to design and implement a national logistics network in order to reduce these expenses and provide for a more efficient logistics network. We believe that this network will result in the addition of at least one new distribution center at an estimated cost for construction and equipment of $30.0 million. During the next 18 to 24 months, we expect to operate within our existing distribution center in Hudson, Ohio together with a contract facility in California to handle seasonal product demand. Until we complete the implementation of our new logistics network, we may continue to experience higher costs as a result of these factors.

RESULTS OF OPERATIONS

    The following table sets forth certain financial information from our audited consolidated financial statements of income expressed as a percentage of net sales and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                       PERCENTAGE OF NET SALES
                                                                             -------------------------------------------
                                                                                         FISCAL YEARS ENDED
                                                                             -------------------------------------------
                                                                              JANUARY 30,    JANUARY 31,    FEBRUARY 1,
                                                                                 1999           1998           1997
                                                                             -------------  -------------  -------------
Net sales..................................................................        100.0%         100.0%         100.0%

Cost of sales..............................................................         54.6           54.7           55.6
                                                                                   -----          -----          -----
Gross profit...............................................................         45.4           45.3           44.4
Selling, general and administrative expenses...............................         38.4           37.2           36.7
Depreciation and amortization..............................................          2.2            2.2            2.3
                                                                                   -----          -----          -----
Operating profit before non-recurring charge...............................          4.8            5.9            5.4
Non-recurring charge.......................................................          2.0             --             --
                                                                                   -----          -----          -----
Operating profit...........................................................          2.8            5.9            5.4
Interest expense...........................................................          1.0            0.6            1.1
                                                                                   -----          -----          -----
Income before income taxes and extraordinary item..........................          1.8            5.3            4.3
Income taxes...............................................................          0.7            2.0            1.7
                                                                                   -----          -----          -----
Net income before extraordinary item.......................................          1.1            3.3            2.6
Extraordinary item.........................................................           --           (0.1)            --
                                                                                   -----          -----          -----
Net income.................................................................          1.1%           3.2%           2.6%
                                                                                   -----          -----          -----
                                                                                   -----          -----          -----

COMPARISON OF THE 52 WEEKS ENDED JANUARY 30, 1999 AND JANUARY 31, 1998

    NET SALES. Net sales for fiscal 1999 were $1,242.9 million compared to $975.0 million in fiscal 1998, an increase of $267.9 million, or 27.5%, compared to fiscal 1998. Of this increase, $188.8 million was attributable to the acquired House of Fabrics stores. Excluding the impact of the House of Fabrics stores, sales increased 8.1%, or $79.1 million, compared to fiscal 1998. The majority of this sales growth (excluding House of Fabrics) was generated by the increase in the number of superstores, our 46,000 square foot format. Twenty-four superstores were in operation at January 30, 1999 compared to seven superstores at January 31, 1998. Comparable store sales increased 3.5% for fiscal 1999 over fiscal 1998 and comparable store sales increased 3.8% for fiscal 1998 over fiscal 1997.

    GROSS PROFIT. Gross profit for fiscal 1999 was $564.4 million compared to $441.8 million in fiscal 1998, an increase of $122.6 million, or 27.8%, compared to fiscal 1998. As a percentage of net sales, fiscal 1999 gross profit was 45.4%, an increase of 0.1 percentage points from fiscal 1998. The gross profit percentage improvement resulted from a continued improvement in shrink as pricing to consumers and product costs were relatively constant between years. In addition, higher freight costs, due to the increased level of inventory handled during the year and a higher proportion of stores operating on the West Coast, were partially offset by increased vendor support in the form of quantity discounts.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, excluding non-recurring charges, were $476.7 million in fiscal 1999 compared to $363.1 million in fiscal 1998, an increase of $113.6 million, or 31.3%, over fiscal 1998. Selling, general and administrative expenses as a percentage of net sales were 38.4% in fiscal 1999 compared to 37.2% in fiscal 1998, an increase of 1.2 percentage points from fiscal 1998. The increase, as a percentage of sales, consisted primarily of increases in distribution expenses due to the higher level of inventory handled, store opening expenses and Year 2000 compliance expenses.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for fiscal 1999 was $27.7 million compared to $21.7 million in fiscal 1998, an increase of $6.0 million, or 27.6%, compared to fiscal 1998. Of this increase, $4.2 million was due to the House of Fabrics acquisition and the balance was attributable to higher capital expenditure levels in the most recent and prior year.

    NON-RECURRING CHARGE. During fiscal 1999, we incurred a non-recurring charge of $25.1 million pretax ($15.3 million on an after-tax basis) related to the House of Fabrics acquisition. This charge consisted of write-downs of previously owned assets affected by the House of Fabrics acquisition to estimated net realizable value, the cost of operating duplicate corporate facilities during the six-month transition period following the House of Fabrics acquisition, and costs associated with the remerchandising of the acquired stores. The total cash costs included in the non-recurring charge were approximately $15.9 million. The planned integration events associated with the acquisition were completed by the end of the third quarter of fiscal 1999.

    OPERATING PROFIT. Operating profit for fiscal 1999 was $34.9 million, compared to $57.0 million in fiscal 1998, a decrease of $22.1 million, or 38.8%, compared to fiscal 1998. Excluding the non-recurring charge incurred in fiscal 1999, operating profit would have been $60.0 million in fiscal 1999, an increase of $3.0 million over fiscal 1998.

    INTEREST EXPENSE. Interest expense for fiscal 1999 was $12.5 million compared to $5.9 million in fiscal 1998, an increase of $6.6 million compared to fiscal 1998. The increase was due to higher debt levels resulting from the House of Fabrics acquisition and increased inventory levels.

    INCOME TAXES. Income taxes during fiscal 1999 were $8.8 million compared to $19.2 million in fiscal 1998, a decrease of $10.4 million compared to fiscal 1998. The effective income tax rate was 39.0% for fiscal 1999 compared to 37.5% for fiscal 1998. The effective tax rate increased due to higher state income tax expense as a result of fully utilizing state tax net operating loss carry forwards during fiscal 1999 and the impact of nondeductible amortization of goodwill from the House of Fabrics acquisition.

    NET INCOME. Net income during fiscal 1999 was $13.6 million compared to $30.8 million in fiscal 1998, a decrease of $17.2 million, or 55.8%, compared to fiscal 1998. Excluding the non-recurring charge in fiscal 1999, net income would have been $28.9 million in fiscal 1999, a decrease of $1.9 million or 6.2% compared to fiscal 1998.

COMPARISON OF THE 52 WEEKS ENDED JANUARY 31, 1998 AND THE 53 WEEKS ENDED
  FEBRUARY 1, 1997

    NET SALES. Net sales for fiscal 1998 were $975.0 million compared to $929.0 million in fiscal 1997, an increase of $46.0 million, or 5.0%, compared to fiscal 1997. The sales increase was $62.6 million, or 6.9%, after adjusting fiscal 1997 to 52 weeks. Comparable store sales increased 3.8% in fiscal 1998 over fiscal 1997, and comparable store sales increased by 7.5% in fiscal 1997 compared to fiscal 1996.

    GROSS PROFIT. Gross profit for fiscal 1998 was $441.8 million compared to $412.1 million in fiscal 1997, an increase of $29.7 million, or 7.2%, compared to fiscal 1997. As a percent of net sales, gross profit for fiscal 1998 was 45.3%, an increase of 0.9 percentage points from fiscal 1997. The gross profit margin percent improvement resulted primarily from reduced markdowns on seasonal merchandise and improvements in store inventory shrink due to a focus on inventory control disciplines, including enhanced shrinkage controls.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $363.1 million in fiscal 1998 compared to $340.9 million in fiscal 1997, an increase of $22.2 million, or

6.5%, compared to fiscal 1997. Selling, general and administrative expenses were 37.2% of net sales for fiscal 1998, an increase of 0.5 percentage points from fiscal 1997. The increase, as a percentage of sales, consisted primarily of increases in advertising, distribution and store occupancy expenses.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $21.7 million in fiscal 1998 compared to $21.2 million in fiscal 1997, an increase of $0.5 million.

    OPERATING PROFIT. Operating profit was $57.0 million in fiscal 1998 compared to $50.0 million in fiscal 1997, an increase of $7.0 million, or 14.0%, compared to fiscal 1997.

    INTEREST EXPENSE. Interest expense was $5.9 million in fiscal 1998 compared to $10.6 million in fiscal 1997, a decrease of $4.7 million, or 44.3%. Interest expense for fiscal 1998 decreased due to a $47.4 million reduction in debt levels from the beginning of the year, coupled with an $83.4 million reduction in debt in the year earlier period. These debt reductions were achieved primarily through cash flows from operations and reductions in working capital.

    INCOME TAXES. Income taxes were $19.2 million in fiscal 1998 compared to $14.8 million in fiscal 1997, an increase of $4.4 million compared to fiscal 1997. The effective income tax rate was 37.5% for fiscal 1998 and fiscal 1997.

    EXTRAORDINARY ITEM. During the second quarter of fiscal 1998, we incurred an extraordinary loss of $1.1 million, or $0.06 per share, related to the early redemption of our 6 1/4% Convertible Subordinated Debentures due 2002. The redemption was funded through the use of our senior credit facility.

    NET INCOME. Net income was $30.8 million in fiscal 1998 compared to $24.6 million in fiscal 1997, an increase of $6.2 million, or 25.2%, compared to fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

FISCAL 1999 CASH FLOWS

    Cash, including temporary cash investments, increased $5.6 million during fiscal 1999 to $20.4 million as of January 30, 1999.

    Net cash used for operating activities was $15.3 million in fiscal 1999, compared to net cash provided by operating activities of $78.1 million in fiscal 1998. Cash generated by operations in fiscal 1999, before working capital items, totaled $61.2 million, an improvement of $6.7 million compared to the $54.5 million generated during fiscal 1998. Working capital consumed $76.5 million of cash. Inventories, net of payables support, increased $81.4 million due to the opening of 17 additional superstores, the remerchandising of the acquired House of Fabrics stores with a denser mix of inventory per square foot, and higher levels of inventory in the distribution service center.

    Net cash used for investing activities for fiscal 1999 totaled $94.3 million compared to $37.1 million in fiscal 1998. The primary investment activities in fiscal 1999 were the acquisition of House of Fabrics and capital expenditures. We completed our acquisition of the outstanding stock of House of Fabrics during the first quarter of fiscal 1999 for a total purchase price of $23.5 million. In addition to the cost of the outstanding stock, we assumed approximately $73.6 million in debt and other long-term liabilities, including a $22.5 million income tax contingency discussed in Note 2 to the consolidated financial statements appearing elsewhere in this prospectus. We made a payment to the Internal Revenue Service of $16.1 million in February 1999, representing $12.3 million of the $22.5 million income tax liability and $3.8 million of accrued interest, in connection with this income tax contingency. We are currently in discussions with the Internal Revenue Service regarding this contingency. Capital expenditures were $75.1 million during fiscal 1999 and are discussed further under the caption "--Capital Expenditures."

    Net cash provided by financing activities during fiscal 1999 was $115.2 million, of which $111.3 million represented an increase in borrowings under our senior credit facility and $4.4 million represented the proceeds and tax benefit from the exercise of stock options.

    In December 1998, our board of directors authorized the repurchase of up to an additional 2.0 million shares of our common stock. This authorization, when coupled with prior authorizations by the board of directors, allows for the repurchase of up to approximately 3.1 million shares at January 30, 1999. During fiscal years 1999 and 1998, we purchased a total of 83,499 shares at an aggregate price of $1.5 million under these authorizations. We have purchased an additional 647,860 shares in fiscal 2000 at an aggregate price of $8.6 million through April 9, 1999.

FISCAL 1998 CASH FLOWS

    Cash, including temporary cash investments, increased $2.2 million during fiscal 1998 to $14.8 million as of January 31, 1998.

    Net cash provided by operating activities was $78.1 million in fiscal 1998 compared to $103.9 million in fiscal 1997. Cash generated by operations, before working capital items, totaled $54.5 million, an improvement of $8.9 million from the $45.6 million generated during fiscal 1997. Working capital generated $23.6 million of cash, due to inventory levels being held constant with an improvement in trade payables support.

    Net cash used for investing activities in fiscal 1998 totaled $37.1 million, substantially all of which related to capital expenditures, as discussed further under the caption "--Capital Expenditures."

    Net cash used for financing activities was $38.8 million. Borrowings of $87.3 million during fiscal 1998 were offset by repayments of $77.7 million of long-term debt and the redemption for $57.0 million of our convertible debentures. We also received $8.4 million from the exercise and tax benefit of stock options.

CAPITAL EXPENDITURES

    During fiscal 1999, we reinvested $75.1 million into our business, of which $52.6 million represented investment in new stores and upgrades through relocation or remodel of our existing store base, including $16.0 million to remodel the acquired House of Fabrics stores. During fiscal 1999, we opened 31 stores, including 17 superstores, and relocated 19 traditional stores.

    We spent $4.9 million in fiscal 1999 on capital projects for our distribution service center to, among other initiatives, install a fabric selection module and a split case selection module to improve picking efficiency. A second fabric selection module is scheduled to be installed in the 52 weeks ended January 29, 2000.

    We spent $15.3 million in fiscal 1999 on capitalizable systems technology, of which $8.8 million related to the first year of a three-year project to replace substantially all of our existing legacy systems with a fully integrated enterprise-wide system, utilizing software supplied by SAP AG. The total cost of this project is estimated to be $30.0 million and will replace all of our financial, merchandising and human resource systems. The financial systems were installed and became operational in the fourth quarter of fiscal 1999.

    During fiscal 1998, we reinvested $36.6 million into our business, of which $24.0 million represented our investment in new and relocated stores. During fiscal 1998, we opened 24 stores, including six superstores, and relocated or expanded 42 traditional stores. We spent $4.5 million in fiscal 1998 on our distribution service center to install conveyor equipment and construct additional shipping docks. The balance of our capital expenditures in fiscal 1998 were primarily for capitalizable systems technology enhancements.

    During fiscal 2000, we intend to open up to 30 new stores, including 18 superstores, relocate 25 traditional stores, and remodel an additional 15 traditional stores. We also intend to continue our enterprise-wide system implementation program. Our total capital expenditures are expected to approximate $70.0 million in fiscal 2000. We also plan to spend approximately $30.0 million in future fiscal years for construction and equipment in connection with the addition of at least one new distribution center ($5.0 million of which will be spent in fiscal 2000). We have no material commitments in connection with these planned capital expenditures. Funds for these expenditures are expected to be provided from borrowings under our senior credit facility and cash generated internally.

SOURCES OF LIQUIDITY

    We have three principal sources of liquidity:

    - cash from operations;

    - cash and temporary cash investments; and

    - our senior credit facility.

    Our existing senior credit facility is an unsecured revolving facility maturing on January 31, 2003 and provides for total credit commitments, including letters of credit and related acceptances, of $250.0 million, plus an additional $30.0 million of outside bank lines. As of January 30, 1999, we had cash borrowings of $182.5 million under the senior credit facility and outside bank lines. In addition, we had $40.6 million in letters of credit and related acceptances outstanding under the senior credit facility at January 30, 1999. As of April 29, 1999, we had $233.9 million of debt outstanding under the senior credit facility (not including $45.0 million of letters of credit). The senior credit facility includes a number of financial, operating and restrictive covenants. We are currently in compliance with all such covenants.

    We are currently in the process of negotiating a new five-year senior unsecured revolving credit facility that will increase the total credit commitment, including letters of credit and related acceptances, to $300.0 million, plus an additional $30.0 million of outside bank lines. The new senior credit facility will provide us with greater financial flexibility because it will permit this offering and, subject to the satisfaction of some of its financial covenants, also will permit us to incur additional senior and subordinated debt. We believe that our new senior credit facility, coupled with cash on hand and from operations and the net proceeds of this offering, will be sufficient to cover our working capital, capital expenditure and debt service requirement needs for the foreseeable future. The closing of the sale of the notes is conditioned upon our closing the new senior credit facility in the aggregate amount of at least $250.0 million. See "Description of Certain Indebtedness."

SEASONALITY AND INFLATION

    Our business exhibits seasonality which is typical for most retail companies, with much stronger sales in the second half of the year than the first half of the year. Net earnings are highest during the months of September through December when sales volumes provide significant operating leverage. Capital requirements needed to finance our operations fluctuate during the year and reach their highest levels during the second and third fiscal quarters as we increase our inventory in preparation for our peak selling season.

    We believe that inflation has not had a significant effect on the growth of net sales or on net income over the past three years.

YEAR 2000

    The "Year 2000 issue" refers to the inability of computers and related software to correctly interpret and process Year 2000 dated transactions. The software problem results from a memory-saving practice of using two digits instead of four to denote years in a program. Computer systems that are not Year 2000 compliant may not be able to be relied upon to process data accurately for transactions dated after the year 1999.

    We have developed and are executing plans to address possible exposures related to the impact on our computer systems of the Year 2000 issue. Our planned modification of our existing systems was complete as of January 30, 1999, and testing and certification of these completed modifications is in process and is expected to be completed by August 31, 1999. Expenditures for modifying existing software to address Year 2000 issues are estimated to total $2.5 to $3.0 million, of which $2.1 million has been spent to date, $1.6 million in fiscal 1999 and $0.5 million in fiscal 1998. All expenditures are being expensed as incurred. We expect that we will be able to test and certify the affected systems that we have modified in time to avoid any material disruption to operations; however, unforeseen developments or delays could cause this expectation to change.

    We are also engaged in a significantly larger project of implementing an enterprise-wide system which began in fiscal 1999 and will continue over the next several years at a total cost of approximately $30.0 million. The project is expected to fully integrate financial and operations systems, creating increased reliability and usefulness of our data. Our financial systems became operational under this enterprise-wide system implementation in the fourth quarter of fiscal 1999 and are Year 2000 compliant. The merchandise and human resource operating systems are expected to become operational in fiscal 2000 and 2001. However, as discussed above, we are not relying on this implementation to address Year 2000 issues related to our existing operational systems.

    We are also in the process of developing contingency plans that focus on reducing any disruption that might be created by product suppliers with whom we do business being Year 2000 noncompliant. We have communicated with our key suppliers to identify the nature and potential impact of issues presented by the Year 2000 on the businesses of such suppliers. We are not presently aware of any product supplier-related issue presented by the Year 2000 that is likely to have a material impact on us. None of our suppliers in fiscal 1999 provided more than 2% of our products. In the first half of fiscal 2000, we will evaluate any supplier-related issues and other external risks and we will develop contingency plans as necessary. There can be no assurances that the systems or products of third parties on which we rely will be converted on a timely basis or that a failure by a third party, or a conversion that is incompatible with our systems, would not have a material adverse effect on our results of operations, financial condition or business.

    We anticipate minimal business disruption will occur as a result of Year 2000 issues. However, possible consequences include, but are not limited to, temporary disruption of our normal business operations, loss of communications links with store locations, loss of electric power, inability to process transactions, problems with ordering and receiving merchandise and problems with banks and other financial institutions. We believe that our worst case scenario involves the inability of electric utility companies to service our various stores due to Year 2000 problems. If the electric utility companies cannot provide power to a significant number of our stores, our business and operations could be materially disrupted.

DERIVATIVE FINANCIAL INSTRUMENTS AND MARKET RISK

    We are exposed to the impact of:

    - interest rate changes on our outstanding borrowings under the senior credit facility; and

    - foreign currency fluctuations on merchandise that is sourced internationally.

    In the normal course of business, we employ established policies and procedures to manage our exposure to changes in interest rates. Our objective in managing the exposure to interest rate changes is to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve our objective, we utilize interest rate swaps to manage net exposure to interest rate changes related to our debt structure. On March 15, 1998, we entered into a five-year interest rate swap agreement to hedge our interest rate exposure. The notional amount of this interest rate swap is $75.0 million, with a fixed London Interbank Offered Rate of 5.98%, reducing to $50.0 million on March 15, 2001 for the remaining term of the agreement.

    Foreign currency exchange rate fluctuations, we believe, do not contain significant market risk due to the nature of our relationships with our international vendors. All merchandise contracts are denominated in U.S. dollars and are subject to negotiation prior to our commitment for purchases. Approximately 15% of our purchases are sourced internationally and no single vendor makes up more than 10% of this total. As a result, there is not a direct correlation of merchandise prices relative to fluctuations in the exchange rate.

RECENT ACCOUNTING PRONOUNCEMENTS

    COMPREHENSIVE INCOME. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting on Comprehensive Income." This statement became effective in our first quarter of fiscal 1999. This statement establishes standards for reporting and display of comprehensive income and its components. We currently have no items that qualify as comprehensive income under the definitions of this statement and the presentation of previously reported results is not affected.

    SEGMENT REPORTING. In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," was issued. Based on the information utilized by our operating decision makers to manage the business, we currently have no segments which require disclosure under the quantitative thresholds defined by the statement.

    DERIVATIVES. In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. We must adopt the statement in fiscal 2000. Under provisions of this statement, we will be required to record all derivatives on the balance sheet at fair value and establish special accounting rules for the different types of hedges. Implementation of this standard is not expected to have a material impact on our financial position or results of operations.

                                    BUSINESS

    We are the largest national category-dominant retailer serving the retail fabric and craft industry, which generated estimated combined revenues of $10.0 billion in 1998. We were founded as a single retail store in 1943. As of January 30, 1999, we operated 1,034 Jo-Ann Fabrics and Crafts traditional stores in 49 states and 24 Jo-Ann etc superstores in 12 states. We serve the approximately 70% of U.S. households that engaged in crafts and hobbies during the past year by offering a large variety of competitively priced, high quality apparel, quilting and craft fabrics and sewing-related products, home decorating fabrics, floral, craft and seasonal products, educational classes and custom services. We have increased our net sales and EBITDA over the past five years from $677.3 million and $41.5 million, respectively, in fiscal 1995 to $1,242.9 million and $87.7 million, respectively, in fiscal 1999. These increases represent compound annual growth rates of approximately 16% and 21%, respectively. In addition, we have achieved 18 consecutive quarters of positive comparable store sales growth.

    We have an approximately 20% market share in the consolidated fabric and sewing-related products segment and an approximately four percent market share in the highly fragmented craft products segment. Our preferred mailing list includes more than four million customers, and we believe that we have many loyal customers who visit our stores at least every two weeks. In addition, our website (www.joann.com) is accessed approximately 100,000 times per month. We believe that our customers visit our website to obtain information on our products, classes and services and to communicate with other sewing and craft enthusiasts.

    Our traditional stores primarily serve small and middle markets, and our recently developed superstores serve selected markets where traditional store performance and area demographics are favorable. Our traditional stores average 13,700 square feet, and we believe many are located in markets that are currently underserved. Over the past five years we have strategically relocated certain traditional stores, increasing average square footage per store by 20% and sales per square foot by 11%. As a result, net sales per traditional store have increased 33% to $1.2 million over this period. In November 1995 we opened our first large format "category killer" superstore which offers a more comprehensive product assortment and higher-margin custom services including framing, home decoration, and furniture and floral design. These superstores average 46,900 square feet and in fiscal 1999 generated approximately five times more revenue and 40% higher sales per square foot than our traditional stores. We believe our superstores, which accounted for approximately seven percent of fiscal 1999 net sales, will be our future growth vehicle.

    Historically, we have grown and increased market share principally through existing store growth, new store openings and strategic acquisitions. In April 1998, we acquired House of Fabrics, a chain of 261 fabric and craft stores located primarily on the West Coast. By September 1998, we successfully integrated, remerchandised and rebranded the former House of Fabrics stores. These stores had been significantly under-inventoried as a result of the previous owner's financial constraints. In addition to eliminating duplicate overhead, we expect to re-establish these stores' former sales base by increasing product selection and availability.

COMPETITIVE STRENGTHS

    We believe that we have the following competitive advantages in our industry:

    - LEADING MARKET SHARE. We are the largest national category-dominant retailer in the estimated $10.0 billion fabric and craft industry based on number of stores and have a well-established national brand name. We estimate that we enjoy an approximately 20% market share in the approximately $4.0 billion consolidated fabric and sewing-related products segment and an approximately four percent market share in the approximately $6.0 billion highly fragmented craft products segment. We have only one national competitor in each of these segments, and the balance of our competitors are regional and local operators.

    - ABILITY TO BENEFIT FROM SOCIETAL TRENDS. We believe that societal trends toward lifestyle improvement, family-oriented activities and the recent proliferation of home decorating, gardening and crafting programming on television have served to promote interest in the retail fabric and craft industry. As the largest national category-dominant retailer serving this industry, we believe that we are well positioned to serve the approximately 70% of all U.S. households that completed at least one craft or hobby project during the past year. We believe influential figures including Martha Stewart and Rosie O'Donnell increase consumer awareness of sewing and crafting through their highly rated television programs. We are a sponsor of THE CAROL DUVALL SHOW on The Home and Garden Television network, INTERIOR MOTIVES on the Discovery Channel and AMERICA SEWS on PBS.

    - LOYAL CUSTOMER BASE SUPPORTED BY EXCEPTIONAL CUSTOMER SERVICE. Our mission is to serve and inspire creativity. We provide a solution-oriented shopping experience with employees who are trained to assist customers in creating and completing creative projects. Many of our store level employees are sewing and/or craft enthusiasts, which enables them to provide exceptional customer service. We believe our focus on service contributes to a high proportion of repeat business from our customers, and that we have many loyal customers who visit our stores at least every two weeks. More than 50% of our advertising budget is allocated to our direct mail program targeting three to four million of our preferred customers.

    - DIVERSE SELECTION OF HIGH QUALITY PRODUCTS. We believe our superstores are uniquely designed to create a destination location for our customers and offer a complete selection of fabric, craft and home decorating supplies and services. Our traditional stores offer a comprehensive and fashionable selection of fabric and a competitive, convenient assortment of crafts. During fiscal 1999, sewing, craft and seasonal, and home decorating and floral products represented 58%, 26%, and 16% of our net sales, respectively. We believe our merchandise is of superior quality, represents good value to our customers, and provides us with a diverse revenue base.

    - FAVORABLE REAL ESTATE SELECTION AND MANAGEMENT. We believe that our store locations are integral to our success. We have built a five-member real estate management team that collectively has more than 160 years of experience in real estate site selection and lease negotiation. As a result of our 56-year operating history and more than 15 million square feet of stores under lease, we have developed long-term relationships with real estate developers nationwide and are generally able to negotiate advantageous lease terms. Additionally, we often obtain favorable store sites because developers recognize that our stores draw customers to shopping centers and there is less competition for real estate within our retailing segment. As a result, our traditional store leases typically provide for five-year terms, renewable at our option, rather than the ten-year industry standard, and often allow us to cancel them before the end of their initial terms. For example, in the recently completed House of Fabrics acquisition, we have already negotiated rent settlements for 70 of the 90 overlap locations that we closed.

    - EXPERIENCED MANAGEMENT TEAM. Our eight-member senior management team collectively has more than 160 years of retail industry experience and more than 70 years of fabric and craft industry experience. In addition, our three general merchandise managers collectively have more than 50 years of fabric and craft industry buying experience.

BUSINESS STRATEGY

    Our business strategy is to emphasize and build on our significant competitive strengths to increase net sales and EBITDA. The key components of this strategy include:

    - MAINTAIN HIGHLY ATTRACTIVE STORE ECONOMICS. Our return on new store investment has been rapid, with both new traditional stores and superstores generating breakeven cash flows after approximately 2.5 years (3.5 years including inventory investment). We conduct an internal rate of return analysis on all new and relocation store projects based on their projected ten-year after-tax cash flow, including distribution and corporate overhead costs. We generally approve new and relocation store projects that provide a minimum 15% internal rate of return.

    - CONTINUE SUPERSTORE OPENINGS. We believe our superstores are the best vehicle to bring our product to market in major metropolitan areas. Our superstores are staffed with expert personnel and carry comprehensive product selections that create a destination-oriented shopping experience and draw customers from a broader geographic area than our traditional stores. We expect to add superstores in selected markets where current traditional store performance and area demographics are favorable. On average, we plan to close one to two traditional stores for each superstore we open in an existing market. We expect this to increase our total store square footage but not necessarily our total store count. At the end of fiscal 1999, we operated 24 superstores and during fiscal 2000 we plan to open 18 new superstores.

    - REPOSITION AND ADD TRADITIONAL STORES. Our traditional stores will continue to be our vehicle for bringing creativity to small and middle markets, many of which we believe are currently underserved. We will continue to actively manage this portion of our store base, relocating and opening new traditional stores as market conditions and leasing opportunities dictate. Over the past five years, this repositioning has increased average square footage by more than 20% and sales per square foot by 11%. As a result, sales per traditional store have increased 33% to $1.2 million.

    - INCREASE SALES PER SQUARE FOOT IN TRADITIONAL STORES. We believe that by increasing the breadth of our merchandise assortments, we can increase sales per square foot in our traditional stores. In fiscal 1999, we completely remerchandised the 201 retained House of Fabrics stores, developing product assortments based on their assessed potential. The result was an increase in average net sales per House of Fabrics store from 85% of our average net sales per traditional store at the time of acquisition to more than 100% in the 28 weeks after the grand reopening of these stores under the Jo-Ann name. We plan to selectively remodel 15 traditional stores during fiscal 2000 to increase inventory density, expand product assortment and improve sales productivity.

    - IMPLEMENT INTEGRATED MANAGEMENT INFORMATION SYSTEMS. We are currently implementing a fully integrated management information system designed by SAP AG at a cost of approximately $30.0 million, of which $8.8 million has been spent to date. We are implementing the system software in three major phases, with financial systems already installed and operational, retail systems scheduled for installation during fiscal 2000 and human resource systems scheduled for installation during fiscal 2001. This project is designed to improve inventory management and gross margins by providing automatic merchandise replenishment to each store based on historical demand. This project is also designed to merge all of our financial and operational systems and link our business processes on a single software platform.

    - IMPROVE MARGINS THROUGH ENHANCED LOGISTICS NETWORK. We are working with a leading consulting firm to design and implement a national logistics network. This network, when completed, is expected to include at least one additional permanent distribution center, at an estimated cost for construction and equipment of $30.0 million, and create a more efficient operating cost structure. During the next 18 to 24 months, we expect to utilize our existing distribution center in Hudson, Ohio, along with a contract facility in California to handle seasonal product demand.

PRODUCT SELECTION

    Each of our stores offers a broad selection of traditional sewing, craft and seasonal, and home decorating and floral merchandise.

    The following table shows our sales by principal product lines as a percentage of total net sales:

                                                                        FISCAL YEARS ENDED
                                                         -------------------------------------------------
                                                           JANUARY 30,      JANUARY 31,      FEBRUARY 1,
                                                              1999             1998             1997
                                                         ---------------  ---------------  ---------------
Principal product line:
  Traditional sewing...................................            58%              62%              65%
  Craft and seasonal...................................            26               24               22
  Home decorating and floral...........................            16               14               13
                                                                  ---              ---              ---
      Total............................................           100%             100%             100%
                                                                  ---              ---              ---
                                                                  ---              ---              ---

    Our traditional stores have historically carried a full selection of sewing merchandise and a convenient assortment of craft, seasonal, home decorating and floral products. Our superstores offer a competitive assortment of merchandise in all of our principal product lines and have a more diversified sales mix. During fiscal 1999, 36% of superstore net sales were derived from traditional sewing, 33% from crafts and seasonal and 31% from home decorating and floral.

TRADITIONAL SEWING

    We believe that we provide the most extensive offering of apparel, quilting and craft fabrics and sewing-related products available to our customers. We offer the following traditional sewing selection:

    - apparel fabrics, used primarily in the construction of garments, including a wide variety of solid and printed cottons, linens, wools, fleece and outerwear;

    - an upscale selection of fabrics, including satins, metallics, evening wear, bridal and special occasion;

    - craft fabrics, used primarily in the construction of quilts, craft and holiday projects, including calico, quilting, solids, holiday fabric and juvenile designs;

    - printed fabrics, including juvenile prints, seasonal designs for spring, summer, fall and winter, and logo-related prints such as team emblems of the National Football League;

    - proprietary print designs which are unique to our stores; and

    - notions, which represent all items incidental to sewing-related projects other than fabric, including cutting implements, threads, zippers, trims, tapes, pins, elastics, buttons and ribbons.

    We also sell patterns and a limited number of sewing machines. Our high volume stores offer a wider selection of sewing machines through leased departments with third parties from whom we receive sublease income.

CRAFTS AND SEASONAL

    Our superstores offer a full line of craft products, while our traditional stores offer a convenient assortment. We carry both perennial and seasonal products in a wide variety of categories. We offer the following craft selection:

    - general craft materials, including items used for stenciling, doll making, jewelry making, woodworking, wall decor, rubber stamps, memory books and plaster;

    - brand name fine art materials, including items such as pastels, water colors, oil paints, acrylics, easels, brushes, paper and canvas;

    - hobby items, including wooden and plastic model kits and related supplies, and paint-by-number kits;

    - home accessories, including baskets, candles and potpourri; and

    - needlecraft items, including hand-knitting yarns, needles, canvas, needlepoint, embroidery and cross-stitching, knitting, crochet and other stitchery supplies.

    In addition to the basic categories described above, our stores regularly feature seasonal products, which complement our core merchandising strategy. Our seasonal offering spans all product lines and includes decorations, gifts and supplies that focus on holidays including Easter, Halloween and Christmas, as well as seasonal categories such as patio/garden. We own several private label seasonal brands including the "Cottontale Collection," "Spooky Hollow" and "Santa's Workbench."

    During the Christmas selling season, a significant portion of floor and shelf space is devoted to seasonal crafts, decorating and gift-making merchandise. Due to the project-oriented nature of these items, our peak selling season extends longer than that of other retailers and generally runs from October through December. Accordingly, a fully developed seasonal merchandising program, including inventory, merchandise layout and instructional ideas, is implemented in every store during our third quarter of each fiscal year. This program includes increasing inventory levels so that each store is fully stocked during our peak selling season.

HOME DECORATING AND FLORAL

    We offer an extensive selection of fabrics used in home decorating projects such as window treatments and furniture and bed coverings. In addition, our superstores offer custom window treatments and a full service framing department stocked with picture framing materials, including ready-made and custom frames, mat boards, glass, backing materials and related supplies, framed art and photo albums.

    Our floral products line includes silk flowers, dried flowers, artificial plants sold separately or in ready-made and custom floral arrangements. We also carry a broad selection of accessories required for floral arranging and wreath making.

CUSTOMER SERVICE

    We believe that customer service is an important aspect of our merchandising strategy. Each store is staffed with knowledgeable employees and uses displays in an effort to stimulate and promote new project ideas.

    We believe that our extensive instructional programs conducted in our superstores are the best in the industry, and serve to add new customers and build customer loyalty. We view these programs as educational tools for our customers and investments in our employees. Each of our superstores offers more than 1,500 classes per year to approximately 4,000 customers. In addition, our website (www.joann.com), which is accessed approximately 100,000 times per month, offers information on our products, classes and services and provides a forum for craft enthusiasts to interact.

MARKETING

    We have recently rebranded all of our stores under the Jo-Ann name and have begun a national advertising campaign. Our proprietary mailing list of more than four million preferred customers allows us to efficiently reach our target market. Through our national advertising campaign and proprietary mailing list, we believe that we are able to create high impact, low cost marketing campaigns. We focus our advertising on direct mail circulars and to a lesser extent on newspaper advertising. We have found that mailing full-color circulars to frequent customers is our most effective advertising program. Each circular features numerous products offered at competitive prices and emphasizes the wide selection of merchandise available in the stores.

PURCHASING

    We have numerous competitive domestic and international sources of supply available for each category of merchandise that we sell. During fiscal 1999, approximately 85% of our purchases were sourced domestically and 15% were sourced internationally. Although we have no long-term purchase commitments with any of our suppliers, we strive to maintain continuity with them. All purchases are centralized through our corporate office, allowing store managers and sales associates to focus on customer sales and service and enabling us to negotiate volume discounts, control product mix and ensure quality. Currently, none of our suppliers represents more than two percent of our purchasing volume and the top ten suppliers represent less than 17% of our total purchasing volume. We currently utilize more than 1,200 suppliers, with the top 200 representing more than 80% of our purchasing volume.

LOGISTICS

    We operate one owned distribution center in Hudson, Ohio, which ships products to all of our stores on a weekly basis. Approximately 80% of the merchandise sold in a traditional store and 65% of the merchandise sold in a superstore is handled through this facility with the remainder shipped directly from our vendors. We also utilize a contract warehouse in California to distribute peak seasonal product. As part of our strategic logistics network design project, we expect to build a new permanent distribution center at an estimated cost for construction and equipment of $30.0 million.

    We transport merchandise from our distribution center to our stores utilizing contract carriers. Some merchandise is transported to 28 regional "hubs" and repacked for local delivery. We do not own either the regional hubs or local delivery vehicles.

STORES

    LOCATION. The following table shows our stores by type and state at January 30, 1999:

                           TRADITIONAL   SUPERSTORE   TOTAL
                           -----------   ----------   -----
Alabama..................         4        --             4
Alaska...................         5        --             5
Arizona..................        17           2          19
Arkansas.................         3        --             3
California...............       129        --           129
Colorado.................        17        --            17
Connecticut..............        19           1          20
Delaware.................         3        --             3
Florida..................        57           4          61
Georgia..................        16        --            16
Idaho....................        10        --            10
Illinois.................        49        --            49
Indiana..................        33           1          34
Iowa.....................        12        --            12
Kansas...................        10           1          11
Kentucky.................         7        --             7
Louisiana................         9        --             9
Maine....................         5        --             5
Maryland.................        21           2          23
Massachusetts............        26        --            26
Michigan.................        63           1          64
Minnesota................        24           1          25
Mississippi..............         1        --             1
Missouri.................        14        --            14
Montana..................         7        --             7

                           TRADITIONAL   SUPERSTORE   TOTAL
                           -----------   ----------   -----
Nebraska.................         6        --             6
Nevada...................         6           1           7
New Hampshire............        10        --            10
New Jersey...............        16        --            16
New Mexico...............         6        --             6
New York.................        49           2          51
North Carolina...........         7        --             7
North Dakota.............         4        --             4
Ohio.....................        78           5          83
Oklahoma.................         7        --             7
Oregon...................        26        --            26
Pennsylvania.............        61        --            61
Rhode Island.............         3        --             3
South Carolina...........         2        --             2
South Dakota.............         2        --             2
Tennessee................         4           3           7
Texas....................        73        --            73
Utah.....................        15        --            15
Vermont..................         4        --             4
Virginia.................        24        --            24
Washington...............        38        --            38
West Virginia............         7        --             7
Wisconsin................        23        --            23
Wyoming..................         2        --             2
                              -----         ---       -----
    Total................     1,034          24       1,058
                              -----         ---       -----
                              -----         ---       -----

    The following table reflects the number of stores opened, expanded or relocated, closed and acquired during each of the past five fiscal years:

                                                                             STORES IN
                STORES         EXPANDED OR       STORES        STORES      OPERATION AT
FISCAL YEAR     OPENED          RELOCATED        CLOSED       ACQUIRED       YEAR-END
-----------  -------------  -----------------  -----------  -------------  -------------
1995......            10               28              43           342(1)         964
1996......            14               48              42            --            936
1997......            13               37              35            --            914
1998......            24               42              35            --            903
1999......            31               26              47           171(2)       1,058

------------------------

(1) In October 1994, we acquired Cloth World, a division of Brown Group, Inc., a chain of 342 fabric stores located primarily in the southern half of the United States.

(2) In April 1998, we completed a merger with House of Fabrics, Inc., a chain of 261 fabric and craft stores located primarily on the West Coast. Of the 261 stores acquired, 90 stores were consolidated with existing traditional stores. As a result, 171 net new units were added to the store base.

    During fiscal 2000, we expect to open up to 30 new stores, including 18 superstores, relocate 25 traditional stores, and remodel an additional 15 traditional stores. We have committed to 15 locations for these new stores.

    SITE SELECTION. We believe that our store locations are integral to our success. Sites are selected through a coordinated effort of our real estate and operations management teams. In evaluating the desirability of a potential store site, we consider both market demographics and site-specific criteria. Market demographic criteria that we consider important include total population, number of households, median household income, percentage of home ownership versus rental, and historical and projected population growth over a ten-year period. Site-specific criteria that we consider important include rental terms, our position within the shopping strip location, size of the location, age of the shopping strip location, co-tenants, proximity to highway access, traffic patterns and ease of entry from the major roadways framing the strip location.

    Our expansion strategy is to give priority to adding stores in existing markets in order to create economies of scale associated with advertising, distribution, field supervision, and other regional expenses. We believe that there are attractive opportunities in most of our existing markets and numerous new markets. We also intend to continue to selectively review acquisition opportunities in existing and new markets.

    COSTS OF OPENING STORES. We employ standard operating procedures that allow us to efficiently open new stores and integrate them into our information and distribution systems. We develop a standardized floor plan, inventory layout, and marketing program for each new store we open. We typically open new stores during the period from February through October to maximize sales during our peak Christmas selling season.

    Our new store opening costs depend on the building type, store size and general cost levels in the area. During fiscal 1999, we opened 14 new traditional stores, with an average square footage per store of 15,500 square feet. Our average net opening cost of these traditional stores was approximately $0.3 million per store, which included leasehold improvements, furniture, fixtures and equipment, and pre-opening expenses. The initial inventory investment, net of payables support, associated with each new traditional store during fiscal 1999 was approximately $0.3 million. Also during fiscal 1999, we opened 17 superstores, with an average square footage per store of approximately 46,900 square feet. Our average net opening cost of these superstores was approximately $1.3 million per store, which included leasehold improvements, furniture, fixtures and equipment, and pre-opening expenses. The initial inventory investment, net of payables support, associated with each new superstore in fiscal 1999 was approximately $0.9 million.

    STORE MANAGEMENT. Traditional stores have approximately five full-time employees and ten part-time employees, while superstores typically have approximately 20 full-time employees and 40 part-time employees. Store managers are compensated with a base salary plus a bonus which is tied to quarterly store sales. The average tenure of our store managers is approximately six years.

    Store managers are typically promoted from a group of top performing sales associates, some of whom started as our customers. This continuity serves to solidify long-standing relationships between our stores and our customers. When a traditional store is closed due to the opening of a superstore, we generally retain its employees to staff the new superstore.

    Each store is under the supervision of a district manager who reports to a regional vice president. Our centralized human resource department and field management organization are responsible for recruiting and training new store managers. Our prospective store managers are assigned to one of our existing stores as manager-trainees for several weeks where they receive in-depth on-the-job training. In addition, quarterly training seminars are conducted for existing store managers and two-week orientation and training programs are conducted for new sales associates.

INFORMATION TECHNOLOGY

    We believe we have employed industry leading information technology in our stores. We have had point of sale systems operational in all of our stores and interfaced into our financial and merchandising systems since fiscal 1994. We utilize point of sale registers and scanning devices to record the sale of merchandise at a stock keeping unit (SKU) level at the stores. We also utilize hand-held radio frequency terminals for a variety of store tasks including price look-up, ordering and fabric sales processing. Point of sale register transactions are polled nightly and interfaced with our sales and merchandising systems.

    Information obtained from item-level scanning through our point of sale system enables us to identify important trends to assist in managing inventory by facilitating the elimination of less profitable SKUs, increasing the in-stock level of more popular SKUs, analyzing product margins, and generating data for advertising cost/benefit evaluations. We also believe that our point of sale systems allow us to provide better customer service by increasing the speed and accuracy of register check out, enabling us to more rapidly restock merchandise and efficiently re-price sale items.

    We are currently implementing a fully integrated management information system designed by SAP AG at a cost of approximately $30.0 million, of which $8.8 million has been spent to date. We are implementing the system software in three major phases, with financial systems already installed and operational, retail systems scheduled for installation during fiscal 2000 and human resource systems scheduled for installation during fiscal 2001. This project is designed to improve inventory management and gross margins by providing automatic merchandise replenishment to each store based on historical demand. This project is also designed to merge all of our financial and operational systems and link our business processes on a single software platform.

TRADEMARKS

    We do business under the federally registered trademarks "Jo-Ann Fabrics and Crafts" and "Jo-Ann etc." We believe that these names are significant to our business.

COMPETITION

    We are the largest national category-dominant retailer serving the retail fabric and craft industry. Our stores compete with other specialty fabric and craft retailers and selected mass merchants that dedicate a portion of their selling space to a limited selection of fabrics and craft supply items. We compete on the basis of product assortment, price, convenience and customer service. We believe the combination of our product assortment, customer service emphasis, systems technology and frequent advertising provides us with a competitive advantage.

    The domestic retail fabric and craft industry generated estimated combined revenues of $10.0 billion in 1998. We have an approximately 20% market share in the consolidated fabric and sewing-related products segment and an approximately four percent market share in the highly fragmented craft products segment. We have only one national competitor in each of the fabric segment and craft segment of the industry, with the balance of the competitors being regional and local operators. We believe that there are only a few competitors with fabric or crafts sales exceeding $200.0 million annually, and that we are, based on store count, approximately twice the size of our nearest competitor. We believe that we have several advantages over most of our competitors, including:

    - purchasing power;

    - ability to support an efficient nationwide distribution; and

    - the financial resources to support ongoing capital investments in our infrastructure and new store development annual advertising expenditures.

See "Risk Factors--Competition could negatively impact our operations due to price reductions and loss of market share."

PROPERTIES

    Our corporate office and distribution center are located in an approximately
1.4 million square foot facility, that we own, on approximately 120 acres in Hudson, Ohio. The distribution center occupies approximately 1.1 million square feet and the remainder is used as our corporate office and a superstore. We own approximately 100 acres of land adjacent to our Hudson facility.

    The remaining properties that we occupy are leased retail store facilities that are located primarily in high-traffic shopping centers. All store leases are operating leases, generally for periods of five to ten years with renewal options for up to 20 years. Certain retail store leases contain escalation clauses and in some cases provide for contingent rents based on a percent of sales in excess of defined minimums. During the fiscal year ended January 30, 1999, we incurred $118.5 million of rental expense for store locations.

    As of January 30, 1999, the current terms of our store leases, assuming we exercise all lease renewal options, were as follows:

                                                                NUMBER OF
YEARS LEASE TERMS EXPIRE                                      STORE LEASES
------------------------------------------------------------  -------------
Month-to-month..............................................           34
2000........................................................           48
2001........................................................           38
2002........................................................           30
2003........................................................           45
2004........................................................           38
Thereafter..................................................          822
                                                                    -----
  Total.....................................................        1,055
                                                                    -----
                                                                    -----

EMPLOYEES

    As of January 30, 1999, we had approximately 22,000 full and part-time employees, of which 20,700 worked in our stores, 750 were employed in our distribution service center, and the balance held corporate and administrative positions. The number of part-time employees is substantially increased during the Christmas selling season. We believe our employee turnover is below average for retailers primarily because our stores are staffed with sewing and crafting enthusiasts. In addition, we provide an attractive work environment, employee discounts, flexible hours and competitive compensation packages within the local labor markets. Our ability to offer flexible scheduling is important in attracting and retaining these employees since approximately 75% of our employees work part-time.

    The United Steelworkers of America, Upholstery and Allied Industries Division currently represent employees who work in our distribution service center. We recently negotiated a three-year contract, which expires May 2001. We believe that our relations with our employees and the union are good.

LEGAL PROCEEDINGS

    We are involved in various litigation matters in the ordinary course of our business. We are not currently involved in any litigation which we expect, either individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations.

    On February 18, 1997, we settled enforcement proceedings brought by the Securities and Exchange Commission involving our financial statements for the fiscal year ended February 1, 1992, the use of those statements in connection with the sale in March 1992 of our 6 1/4% convertible subordinated debentures due 2002 (subsequently redeemed in June 1997), our financial statements for the first three quarters of fiscal 1993, and the adequacy of certain disclosures relating to such periods. The principal allegation was that we materially overstated earnings for such periods because of the manner in which we calculated one of our inventory-related reserves, thereby allegedly violating certain federal securities laws, including provisions regarding anti-fraud, reporting, internal controls and books and records. The accounting and disclosure issues that were raised are not related to any current period, and no current accounting policies or financial statements were in question. At the same time as the settlement, the Securities and Exchange Commission filed a civil action against us and our former chief financial officer and former controller in the United States District Court for the District of Columbia. Without admitting or denying the allegations, we consented to the entry of an order enjoining us from violations of the federal securities laws and agreed to pay $3.3 million in settlement of the action against us. The litigation is proceeding against the former officers.

    Alan Rosskamm, our Chief Executive Officer, consented to a separate Securities and Exchange Commission administrative cease and desist order settling certain allegations, without admitting or denying the allegations. The Commission contended that Mr. Rosskamm violated certain federal securities laws as a result of not making adequate inquiry of the financial staff before signing management representation letters given to our auditors in connection with the 1992 debenture offering, and as a result of signing our Form 10-Q for the quarter ended May 2, 1992.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers are as follows:

NAME                                      AGE POSITION
----------------------------------------  --- --------------------------------------------------
Alan Rosskamm(1)........................  49  Chairman of the Board, President and Chief
                                              Executive Officer
Jane Aggers.............................  51  Executive Vice President, Merchandising, Marketing
                                              and Inventory Management
Dave Bolen..............................  47  Executive Vice President, Stores and Business
                                              Development
Brian Carney............................  38  Executive Vice President and Chief Financial
                                              Officer
Les Duncan..............................  51  Senior Vice President and Chief Information
                                              Officer
Betty Rosskamm..........................  71  Senior Vice President, Secretary and Director
Alma Zimmerman..........................  86  Senior Vice President and Director
Scott Cowen(1)(2)(3)....................  52  Director
Ira Gumberg(1)(2).......................  45  Director
Frank Newman(1)(2)(3)...................  50  Director
Gregg Searle(1)(2)(3)...................  50  Director
Debra Walker(1)(2)(3)...................  43  Director

------------------------

(1) Member of the Corporate Governance Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

    ALAN ROSSKAMM has been Chairman of the Board, President and Chief Executive Officer of our company for more than five years and a Director of our company since 1985. He is a member of one of the two founding families of our company and has been employed by us since 1978. Mr. Rosskamm is also a Director of Charming Shoppes Inc., a women's apparel retailer.

    JANE AGGERS has been Executive Vice President, Merchandising, Marketing and Inventory Management of our company for more than five years. She was previously Senior Vice President, General Merchandise Manager of our company. Ms. Aggers has been employed by us since 1977 in positions of increasing responsibility.

    DAVE BOLEN has been Executive Vice President, Stores and Business Development of our company since December 1998. He was Executive Vice President, Business Development since August 1997 and Senior Vice President, General Manager Jo-Ann etc from March 1997 to August 1997. Prior to joining our company, he was Executive Vice President--Operations of Michaels Stores from July 1994 to August 1996, and Executive Vice President, Chief Operating Officer and a Director of Leewards Creative Crafts, from January 1986 to July 1994.

    BRIAN CARNEY has been Executive Vice President and Chief Financial Officer of our company since October 1997. Prior to joining our company, he was Senior Vice President--Finance from May 1996 to August 1997, and Vice President and Controller from June 1992 to May 1996, of Revco D.S., Inc. (previously a public company).

    LES DUNCAN has been Senior Vice President and Chief Information Officer of our company since October 1997. Prior to joining our company, he was Vice President and Chief Information Officer of Express, the largest division of The Limited, Inc., from September 1993 to October 1997.

    BETTY ROSSKAMM has been Senior Vice President and Secretary of our company for more than five years and a Director of our company since 1967. Betty Rosskamm is the mother of Alan Rosskamm.

    ALMA ZIMMERMAN has been Senior Vice President of our company for more than five years and a Director since 1967.

    SCOTT COWEN has been President of Tulane University since July 1998. Previously, he was Dean of the Weatherhead School of Management and A.J. Weatherhead III Professor of Management, Case Western Reserve University, for more than five years. Mr. Cowen has been a Director of our company since 1987 and is also a Director of American Greetings Corporation, Forest City Enterprises, Inc. and Newell Rubbermaid Inc.

    IRA GUMBERG has been Chief Executive Officer and President of J.J. Gumberg Co., a real estate management and development company, for more than five years. He has been a Director of our company since 1992 and is also a Director of Mellon Bank, N.A.

    FRANK NEWMAN has been Chairman of the Board since February 1997 and President and Chief Executive Officer since February 1996 of Eckerd Corporation, a pharmacy retailer. He has been President of Eckerd Corporation since July 1993 and was Chief Operating Officer from July 1993 to February 1996 and a Director of Eckerd Corporation since July 1993. He has been a Director of our company since 1991.

    GREGG SEARLE was President and Chief Operating Officer from November 1996 to September 1998 and Executive Vice President from August 1993 to February 1996 of Diebold, Incorporated. He has been a private investor since September 1998. He has been a Director of our company since 1996.

    DEBRA WALKER has been Vice President and Chief Information Officer of The Goodyear Tire and Rubber Company since March 1997. She was previously Vice President--Retail for The Goodyear Tire and Rubber Company and was responsible for the operation of all of its retail stores from February 1995 to March 1997 and Manager of Dealer Sales from January 1994 to February 1997. She has been a Director of our company since August 1998.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of June 7, 1999, the amount of our common stock beneficially owned by (1) each person or group known to us to be beneficial owners of more than 5% of our Class A or Class B common shares, (2) each of our directors and nominees for directors, (3) our chief executive officer and the four other most highly compensated executive officers, and (4) all of our executive officers and directors as a group. We have obtained the information provided in connection with this table from our records and a review of statements filed with the Securities and Exchange Commission. Unless otherwise indicated, each of the persons listed in the following table has sole voting and investment power with respect to the common shares set forth opposite his or her name. As of June 7, 1999, 9,123,202 Class A common shares were outstanding and 9,192,794 Class B common shares were outstanding. Class A common shares each have one vote per share and Class B common shares do not have voting rights.

                                                          CLASS A COMMON SHARES         CLASS B COMMON SHARES
                                                       ----------------------------  ----------------------------
                                                          NUMBER OF                     NUMBER OF
                                                        COMMON SHARES                 COMMON SHARES
                       NAME OF                          BENEFICIALLY    PERCENT OF    BENEFICIALLY    PERCENT OF
                  BENEFICIAL OWNER                          OWNED          CLASS          OWNED          CLASS
-----------------------------------------------------  ---------------  -----------  ---------------  -----------
5% SHAREHOLDERS:

Alan Rosskamm(1)(2)..................................      1,412,923         15.27%        844,741          9.00%

Betty Rosskamm(1)(3).................................        878,335          9.63%        633,039          6.89%

First Pacific Advisors, Inc.(4)......................        710,300          7.79%            n/a           n/a

FMR Corp(4)(5).......................................        688,250          7.54%            n/a           n/a

Mr. Justin and Mrs. Alma Zimmerman(1)(6).............        680,707          7.46%        571,646          6.22%

The State Teachers Retirement Board of Ohio
  (STRS)(4)..........................................        580,700          6.37%            n/a           n/a

The Capital Group Companies, Inc.(4)(7)..............        525,000          5.76%            n/a           n/a

OTHER DIRECTORS AND EXECUTIVE OFFICERS:

Jane Aggers(1)(8)....................................        144,656          1.57%        200,567          2.15%

Brian Carney(1)(9)...................................         35,000             *          12,500             *

Dave Bolen(1)(10)....................................         32,127             *          49,769             *

Scott Cowen(11)......................................         26,425             *          13,425             *

Frank Newman(12).....................................         22,125             *          16,125             *

Ira Gumberg(13)......................................         13,125             *           1,125             *

Gregg Searle(14).....................................          9,750             *           6,750             *

Les Duncan(15).......................................          5,000             *           8,000             *

Debra Walker(16).....................................             --            --              --            --

John Hermsen (1)(17).................................             --            --              --            --

All Executive Officers and Directors
  as a group (13 persons)(1)(18).....................      2,509,928         26.70%      2,048,105         21.30%

------------------------

*   Less than 1%.

                                                     FOOTNOTES ON FOLLOWING PAGE

 (1) With respect to common shares beneficially owned by such persons under our Employees' Savings and Profit Sharing Plan, the common shares included are as of December 31, 1998, the latest date for which statements are available.

 (2) Mr. Rosskamm's beneficial ownership includes 132,500 Class A common shares and 196,250 Class B common shares subject to stock options granted that are exercisable on or prior to August 6, 1999, 32,500 Class A common shares and 12,500 Class B common shares held as restricted stock under our Executive Incentive Plan, and an aggregate of 182,188 Class A common shares and 211,066 Class B common shares held by his children, spouse, or by Mr. Rosskamm as trustee for the benefit of family members and charities. His beneficial ownership also includes 750,245 Class A common shares and 105,500 Class B common shares held by Rosskamm Family Partners, L.P., and 204,082 Class B common shares held by Rosskamm Family Partners, L.P. II. He has shared voting and dispositive power with regard to Rosskamm Family Partners, L.P. and Rosskamm Family Partners, L.P. II.

 (3) Mrs. Rosskamm's beneficial ownership includes 22,803 Class A common shares and 28,241 Class B common shares held as custodian for the benefit of her grandchildren. Her beneficial ownership also includes 25,000 Class A common shares and 25,000 Class B common shares held by The Rosskamm Family Partnership, with regard to which she has sole voting and dispositive power, 750,245 Class A common shares and 105,500 Class B common shares held by Rosskamm Family Partners, L.P., with regard to which she has shared voting and dispositive power and 204,082 Class B common shares held by Rosskamm Family Partners, L.P. II, with regard to which she also has shared voting and dispositive power. Betty Rosskamm, Justin and Alma Zimmerman, and Jo-Ann Stores have entered into an agreement pursuant to which Ms. Rosskamm has granted a right of first refusal with respect to her shares to Mr. and Mrs. Zimmerman and Jo-Ann Stores, and Mr. and Mrs. Zimmerman have granted a right of first refusal with respect to their shares to Ms. Rosskamm and Jo-Ann Stores.

 (4) The Class A common shares listed are reported on a Schedule 13G filed with the Securities and Exchange Commission with respect to holdings as of December 31, 1998.

 (5) Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., reported beneficial ownership of 545,150 Class A common shares as a result of acting as investment advisor to several investment funds that hold such Class A common shares (the "Funds"). The voting of these 545,150 Class A common shares is directed by each of the Funds' Boards of Trustees. In addition, Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., reported beneficial ownership of 143,100 Class A common shares. FMR Corp. has sole voting and dispositive power with regard to these 143,100 shares.

 (6) Of the 680,707 Class A common shares beneficially owned by the Zimmermans, Mr. Zimmerman disclaims beneficial ownership of 339,513 Class A common shares beneficially owned by his wife and Mrs. Zimmerman disclaims beneficial ownership of 341,194 Class A common shares beneficially owned by her husband. Of the 571,646 Class B common shares beneficially owned by the Zimmermans, Mr. Zimmerman disclaims beneficial ownership of 287,417 Class B common shares beneficially owned by his wife and Mrs. Zimmerman disclaims beneficial ownership of 284,229 Class B common shares beneficially owned by her husband. See footnote (3) above.

 (7) Capital Research and Management Company, a registered investment adviser and an operating subsidiary of The Capital Group Companies, Inc., exercised as of December 31, 1998 investment discretion with respect to 525,000 Class A common shares or 5.76% of outstanding shares of the class, which were owned by various institutional investors. Such subsidiary has no power to direct the vote of the above shares.

                                           FOOTNOTES CONTINUED ON FOLLOWING PAGE

 (8) Ms. Aggers beneficial ownership includes 81,000 Class A common shares and 129,750 Class B common shares subject to stock options granted that are exercisable on or prior to August 6, 1999 and 35,000 Class A common shares and 15,000 Class B common shares held as restricted stock under our Executive Incentive Plan.

 (9) Mr. Carney's beneficial ownership includes 12,500 Class A common shares and 12,500 Class B common shares subject to stock options granted that are exercisable on or prior to August 6, 1999 and 20,000 Class A common shares held as restricted stock under our Executive Incentive Plan.

 (10) Mr. Bolen's beneficial ownership includes 43,125 Class B common shares subject to stock options granted that are exercisable on or prior to August 6, 1999 and 26,000 Class A common shares held as restricted stock under our Executive Incentive Plan.

 (11) Mr. Cowen's beneficial ownership includes 14,125 Class A common shares and 11,125 Class B common shares subject to stock options granted under the Stock Option Plan for Non-Employee Directors that are exercisable on or prior to August 6, 1999.

 (12) Mr. Newman's beneficial ownership includes 22,125 Class A common shares and 16,125 Class B common shares subject to stock options granted under the Stock Option Plan for Non-Employee Directors that are exercisable on or prior to August 6, 1999.

 (13) Mr. Gumberg's beneficial ownership includes 7,125 Class A common shares and 1,125 Class B common shares subject to stock options granted under the Stock Option Plan for Non-Employee Directors that are exercisable on or prior to August 6, 1999.

 (14) Mr. Searle's beneficial ownership includes 6,750 Class A common shares and 6,750 Class B common shares subject to stock options granted under the Stock Option Plan for Non-Employee Directors that are exercisable on or prior to August 6, 1999.

 (15) Mr. Duncan's beneficial ownership includes 5,000 Class B common shares subject to stock options granted that are exercisable on or prior to August 6, 1999 and 5,000 Class A common shares and 3,000 Class B common shares held as restricted stock under our Executive Incentive Plan and 1998 Incentive Compensation Plan.

 (16) Ms. Walker was elected to the Board of Directors on August 28, 1998.

 (17) Mr. Hermsen resigned his position as Executive Vice President--Stores effective January 1, 1999.

 (18) Beneficial ownership for all executive officers and directors as a group includes 276,125 Class A common shares and 421,750 Class B common shares subject to stock options granted under our Stock Option Plans that are exercisable on or prior to August 6, 1999 and 118,500 Class A common shares and 30,500 Class B common shares of restricted stock awarded under our Executive Incentive Plan and 1998 Incentive Compensation Plan. Total excludes 750,245 Class A common shares and 309,582 Class B common shares with shared voting and dispositive powers between Mr. Rosskamm and Mrs. Rosskamm held in certain family partnerships.

                              CERTAIN TRANSACTIONS

    Ira Gumberg, one of our Directors, is President and Chief Executive Officer and a principal shareholder of J.J. Gumberg Co. which manages numerous shopping centers. Eleven of these shopping centers contain stores of our company. We entered into three of the leases after Mr. Gumberg became a Director of our company. We believe these leases are on terms no less favorable to us than could have been obtained from an unrelated party. The aggregate rent and related occupancy charges paid during fiscal 1999, fiscal 1998 and fiscal 1997 on these stores amounted to $1.2 million, $1.2 million and $0.9 million, respectively.

    Betty Rosskamm, Alma and Justin Zimmerman and Jo-Ann Stores have entered into an agreement, dated September 26, 1997, relating to their shares of Jo-Ann Stores Class A and Class B common stock. Under this agreement, Betty Rosskamm and her lineal descendants and permitted holders, and Alma and Justin Zimmerman and their lineal descendants and permitted holders, may each sell up to 200,000 shares of their Class A common stock in any calendar year. They may not sell more than 100,000 of those shares in any 180-day period. Mrs. Rosskamm, and Mr. and Mrs. Zimmerman collectively, may each sell up to 100,000 of their shares of Jo-Ann's Class B common stock in any 60-day period. If either Mrs. Rosskamm or Mr. and Mrs. Zimmerman sell a number of shares of their Class A common stock in excess of the number permitted under the agreement, they must first offer to sell those shares to the other family party to the agreement, and then with the other family's permission, to Jo-Ann Stores. If either Mrs. Rosskamm or Mr. and Mrs. Zimmerman sell a number of shares of their Class B common stock in excess of the number permitted under the agreement, each family must first offer to sell those shares to Jo-Ann Stores.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW SENIOR CREDIT FACILITY

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS AND PROVISIONS OF OUR NEW SENIOR CREDIT FACILITY. THIS SUMMARY IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT DESCRIBED, INCLUDING THE DEFINITIONS OF THE CAPITALIZED TERMS USED IN THIS PROSPECTUS. COPIES OF THE AGREEMENT DESCRIBED ARE AVAILABLE UPON REQUEST. SEE "WHERE YOU CAN FIND MORE INFORMATION ABOUT JO-ANN STORES."

    Upon the closing of the offering of the outstanding notes, we entered into a senior credit facility with a group of institutions named therein, as lenders. The senior credit facility provides for unsecured revolving credit loans in an aggregate amount of up to $300.0 million, including a $100.0 million sublimit for Letters of Credit, and replaces our existing $250.0 million senior credit facility. The new senior credit facility contains a negative pledge on substantially all of our assets and the capital stock of our restricted subsidiaries and is guaranteed by all of our restricted subsidiaries.

    The revolving credit loans will bear interest at floating rates of (a) the Prime Rate, or, at our option (b) a rate equal to the Applicable Eurodollar Margin plus the Adjusted LIBO Rate. The Applicable Eurodollar Margin will begin at 110 basis points per annum, and can increase or decrease based on our future financial performance in relation to certain measurements provided for in the senior credit facility. We will also pay a quarterly facility fee in arrears at a rate determined in accordance with our performance levels and a quarterly letter of credit fee at a rate per annum equal to the Applicable Eurodollar Margin on the Letters of Credit outstanding on the date of payment. We will also pay a fronting fee upon issuance of each Letter of Credit to the individual issuing lender at a rate agreed upon with such lender.

    We may repay the loans at any time without penalty prior to the Maturity Date (except for prepayments of Eurodollar Loans at times other than the end of their respective interest periods, as to which breakage costs may be payable). The senior credit facility has an initial Maturity Date of April 30, 2004, which may be extended for one year periods at our request with the consent of each of the lenders.

    The senior credit facility contains restrictive covenants applicable to us and our subsidiaries, subject to certain exceptions, regarding, among other things, the following matters:

    - changes in business operations;

    - the incurrence of indebtedness;

    - engaging in certain transactions with affiliates;

    - liens;

    - investments;

    - distributions and dispositions of assets;

    - advances or guarantees;

    - maintenance of Minimum Consolidated Net Worth measured quarterly;

    - maintenance of a Senior Leverage Ratio not to exceed specified quarterly levels;

    - maintenance of a Total Leverage Ratio not to exceed specified quarterly levels;

    - maintenance of a minimum Fixed Charge Coverage Ratio;

    - maintenance of a ratio of Consolidated Current Assets to Consolidated Current Liabilities plus Consolidated Total Senior Balance Sheet Debt not exceeding specified quarterly levels; and

    - the reduction of our consolidated total balance sheet senior debt to no more than $85.0 million for at least one 30-day period during every 12-month period (which amount will be increased by $15.0 million at the end of each fiscal year beginning in fiscal 2001).

    The senior credit facility also includes certain events of default, including, but not limited to: failure to pay principal or interest; inaccuracy of representations; covenant defaults (some of which become Events of Default only if 30 days pass without resolution after notice of the default); final judgments against us in the aggregate amount of $1.0 million which remain undischarged, unsatisfied and unstayed for more than 30 days; certain bankruptcy and similar events involving us or certain of our subsidiaries; cancellation, revocation, termination or recission of any of the documents evidencing the terms of the senior credit facility; and the occurrence of certain events with respect to any pension plans.

OTHER LINES OF CREDIT

    We have entered into a $10.0 million short-term facility and a $7.5 million short-term facility, both of which may be used for general corporate purposes.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS AGREEMENT

    In connection with the issuance of the outstanding notes, the company entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires the company to register the exchange notes under the federal securities laws and offer to exchange such notes with the holders of the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. The company is effecting the exchange offer to comply with the registration rights agreement.

    The registration rights agreement requires the company to:

    - file a registration statement for the exchange offer and the exchange notes on or before June 19, 1999;

    - cause the registration statement filed for the exchange offer and the exchange notes to be declared effective by the Commission on or before September 2, 1999; and

    - complete the exchange offer on or before October 2, 1999.

    These requirements under the registration rights agreement will be satisfied when the company completes the exchange offer. However, if the company fails to meet any of these requirements, it must pay additional interest on the outstanding notes until the applicable requirement has been met. The company will be required to pay additional interest at the rate of 0.25% per year for each requirement that it fails to meet. The company must pay an additional 0.25% per year for each 90 days that a requirement has not been met. However, the company will not be required to pay more than 1.0% per year in additional interest on the outstanding notes. Immediately following the completion of a requirement, any additional interest with respect to that particular requirement will cease to accrue.

    Under the registration rights agreement, the company's obligations to register the outstanding notes and the exchange notes will terminate upon the completion of the exchange offer. However, the company will be required to file a "shelf" registration statement for a continuous offering by the holders of the outstanding notes if:

    - because of any change in law or position of the Commission, the company cannot effect the exchange offer;

    - the registration statement filed for the exchange offer and the exchange notes is not declared effective by the Commission on or before September 2, 1999;

    - the exchange offer is not completed on or before October 2, 1999;

    - any of the initial purchasers of the outstanding notes so requests; or

    - any holder of outstanding notes that is not permitted to participate in the exchange offer or does not receive fully tradeable notes in the exchange offer so requests.

    If the company is required to file a "shelf" registration statement, it will be required to use its best efforts to keep such registration statement effective for the shorter of two years or the period ending when all of the notes covered by the "shelf" registration statement have been sold. Other than as described above, no holder will have the right to require the company to file a "shelf" registration statement or otherwise register such holder's notes under the federal securities laws.

    This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement for the exchange offer and the exchange notes.

TRANSFERABILITY OF THE EXCHANGE NOTES

    Based on the position of the Commission stated in a series of no-action letters, the company believes that the exchange notes may be resold by you, or any other person receiving such notes, without compliance with the registration and prospectus delivery requirements of the federal securities laws, if:

    - you, or the person or entity receiving such notes, are acquiring the exchange notes in the ordinary course of business;

    - neither you nor any such person or entity is engaging in or intends to engage in a distribution of the exchange notes;

    - neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

    - neither you nor any such person or entity is an "affiliate" of the company, within the meaning of the federal securities laws; and

    - you are not acting on behalf of any person or entity who could not truthfully make these statements.

    To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true. Any noteholder who tenders in the exchange offer to participate in a distribution of the exchange notes cannot rely on this interpretation by the Commission. Such persons must comply with the registration and prospectus delivery requirements of the federal securities laws to resell any of the exchange notes.

    Any holder of the outstanding notes who is our affiliate and who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

    - will not be able to rely on the interpretation of the Commission set forth in the no-action letters described above;

    - will not be able to tender notes in the exchange offer; and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless the sale or transfer is made pursuant to an exemption from those requirements.

    Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities may not rely on this interpretation by the Commission. Such broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act and must therefore deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Such broker-dealers must acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with any such resale. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

    Any broker-dealer that holds any outstanding notes that it acquired directly from the company in the initial offering and not as a result of market-making or other trading activities cannot rely on this interpretation by the Commission and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act. However, since the initial purchasers that purchased all of the outstanding notes directly from the company immediately resold all of the outstanding notes purchased by them, no such broker-dealer exists.

EFFECT OF NOT TENDERING

    After the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered into the exchange offer will have no further registration rights, except for the limited registration rights described above under the heading "--Registration Rights Agreement." Accordingly, upon the completion of the exchange offer, the liquidity of the market for the outstanding notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER; ACCEPTANCE OF TENDERED NOTES


    The company will accept any of its outstanding notes validly tendered and not validly withdrawn before 12:00 a.m. Midnight EDT, on August 19, 1999, subject to the conditions of the exchange offer. The company will issue $1,000 principal amount of the exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Noteholders may tender some or all of their notes pursuant to the exchange offer. However, noteholders may only tender outstanding notes in $1,000 increments.


    The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes and will be issued under the same indenture.

    As of the date of this prospectus, outstanding notes representing $150.0 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository Trust Company. This prospectus and the letter of transmittal are being sent to DTC and to others believed to have beneficial interests in the outstanding notes. The company intends to conduct the exchange offer in accordance with the applicable requirements of the federal securities laws.

    The company will be deemed to have accepted validly tendered notes when it notifies the exchange agent of its acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from the company. If any tendered notes are not accepted for exchange because of an invalid tender or otherwise, the exchange agent will return the applicable certificates without expense to the tendering noteholder promptly after the expiration of the exchange offer.

    Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees as part of the exchange offer. Tendering noteholders will also not be required to pay transfer taxes in the exchange offer. The company will pay all charges and expenses in connection with the exchange offer. However, the company will not pay any taxes incurred in connection with a noteholder's request to have exchange notes or nonexchanged notes issued in the name of a person other than the registered holder. See "--Transfer Taxes" in this section below.

EXPIRATION DATE; EXTENSIONS; AMENDMENT


    The exchange offer will expire at 12:00 a.m. Midnight EDT, on August 19, 1999, unless the company extends the exchange offer. To extend the exchange offer, the company will notify the exchange agent and each registered holder of any extension before 9:00 a.m., eastern daylight saving time, on the next business day after the previously scheduled expiration date. The company reserves the right to extend the exchange offer. The company also reserves the right to delay accepting any tendered notes or, if any of the conditions described below under the heading "--Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer. The company will give oral or written notice of such delay, extension or termination to the exchange agent. The company also reserves the right to amend the terms of the exchange offer in any manner.

PROCEDURES FOR TENDERING

    Only holders of outstanding notes may tender such notes into the exchange offer. To tender notes into the exchange offer, you must use one of the following methods.

    - Complete the letter of transmittal provided with this prospectus, obtain all required signature guarantees, and deliver the letter of transmittal to the exchange agent before the expiration of the exchange offer.

    - IF YOU HOLD YOUR NOTES THROUGH DTC, YOU MAY ACCEPT THE EXCHANGE OFFER THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM, AS DESCRIBED BELOW UNDER THE HEADING "--BOOK-ENTRY TRANSFER."

    - Follow the book-entry transfer procedures described below under the heading "--Book-Entry Transfer."

    - Follow the guaranteed delivery procedures described below under the heading "--Guaranteed Delivery Procedures."

    All tenders not withdrawn before the expiration of the exchange offer will constitute an agreement between the noteholder and the company in accordance with the terms described in this prospectus and the letter of transmittal.

    The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the noteholder. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. YOU SHOULD NOT SEND ANY NOTE, LETTER OF TRANSMITTAL OR OTHER REQUIRED DOCUMENT TO THE COMPANY.

    If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should:

    - contact the registered holder promptly and instruct the registered holder to tender on your behalf; or

    - if you wish to tender on your own behalf, before completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Please note, however, that the transfer of registered ownership may take considerable time.

    The exchange of notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or nonexchanged notes to the tendering noteholder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the nonexchanged notes to an account maintained with DTC.

GUARANTEE OF SIGNATURES

    Noteholders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered:

    - by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal; or

    - for the account of an "eligible guarantor institution."

Signature guarantees must be made by an "eligible guarantor institution," which generally includes: banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations.

SIGNATURE ON THE LETTER OF TRANSMITTAL; BOND POWERS AND ENDORSEMENTS

    If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder's name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an "eligible guarantor institution."

    If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

DETERMINATION OF VALID TENDERS; THE COMPANY'S RIGHTS UNDER THE EXCHANGE OFFER

    All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by the company, which determination will be final and binding on all parties. The company reserves the right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of counsel for the company, be unlawful. The company also reserves the right to waive any defects, irregularities or conditions of tender for any tendered note. The company's interpretation of the terms of the exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering noteholder within such time as the company determines.

    Although the company intends to notify noteholders of defects or irregularities in tenders of outstanding notes, the company will not be liable for any failure to give such notification. Noteholders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering noteholder, after the expiration of the exchange offer, any outstanding notes that are not properly tendered and as to which the defects have not been cured or waived.

    In addition, the company reserves the right to terminate the exchange offer or purchase any outstanding notes that are not tendered into the exchange offer. The company's termination rights are described below under the heading "--Conditions to the Exchange Offer." The company may, to the extent permitted by law, purchase some or all of the outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such offers or purchases could differ from the terms of the exchange offer.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account for the outstanding notes at DTC within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of tendered notes by causing DTC to transfer such notes into the exchange agent's account in accordance with DTC's book-entry transfer procedures. However, even if delivery of outstanding notes is effected through book-entry transfer at DTC, noteholders must compete a letter of transmittal and transmit it to the exchange agent before the expiration of the exchange offer, unless:

    - the exchange offer is accepted through DTC's Automated Tender Offer Program described in the next paragraph; or

    - the guaranteed delivery procedures described in the next section are complied with.

    To accept the exchange offer through DTC's Automated Tender Offer Program, participants in DTC must send electronic instruction to DTC through DTC's communication system in lieu of sending a signed letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through the Automated Tender Offer Program, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

    If your notes are currently unavailable or insufficient time exists for you to tender your notes or complete the procedure for book-entry transfer, you may tender your notes by taking each of the following steps.

    - You must effect your tender through an "eligible guarantor institution," which is defined above under the heading "--Procedures for Tendering."

    - The exchange agent must receive from the "eligible guarantor institution," before the expiration of the exchange offer, a properly completed letter of transmittal and notice of guaranteed delivery by telegram, telex, facsimile transmission, mail or hand delivery.

    - The notice of guaranteed delivery, which has been provided with this prospectus, must:

     - include the name and address of the holder of the outstanding notes and the amount of notes tendered;

     - state that the tender is being made by the notice of guaranteed delivery; and

     - guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all tendered notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be sent by the "eligible guarantor institution" to the exchange agent.

    - Certificates for all tendered notes or a book-entry confirmation, and any other documents required by the letter of transmittal, must be received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS


    Noteholders may withdraw tendered notes at any time before 12:00 a.m. Midnight EDT, on August 19, 1999. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent before the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC's Automated Tender Offer Program. Any notice of withdrawal must:

    - specify the name of the person having tendered the notes to be withdrawn;

    - identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes;

    - be signed by the noteholder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to transfer such notes into the name of the person withdrawing the tender; and

    - specify the name in which any such notes are to be registered, if different from that of the registered holder.

    All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by the company, whose determination will be final and binding on all parties. Any withdrawn notes will be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the noteholder promptly after withdrawal of the notes. Noteholders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading "--Procedures for Tendering."

CONDITIONS TO THE EXCHANGE OFFER

    The company will not be required to complete the exchange offer and may terminate or amend it if, at any time before the acceptance or exchange of notes:

    - the company determines that the exchange offer violates any applicable law or interpretation of the Commission; or

    - any action has been commenced or threatened in any court or before any governmental agency with respect to the exchange offer which, in the company's judgment, would reasonably be expected to impair the company's ability to consummate the exchange offer.

These conditions are for the sole benefit of the company and may be asserted or waived by the company at any time in its sole discretion. The company's failure to exercise any of these rights at any time will not be deemed a waiver of such rights. These rights will be ongoing and may be asserted by the company at any time.

    In addition, the company will not complete the exchange offer if any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes. In any such event, the company must make every reasonable effort to obtain the withdrawal of any stop order at the earliest possible moment.

TRANSFER TAXES

    Noteholders who tender outstanding notes will be obligated to pay any transfer taxes in connection with their tender. However, holders who instruct the company to (a) register exchange notes in the name of a person other than the registered holder or (b) request that outstanding notes not tendered or accepted for exchange be returned to a person other than the registered holder will be responsible for the payment of any transfer tax arising from such transfer.

THE EXCHANGE AGENT

    Harris Trust and Savings Bank is serving as the exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address or telephone number listed below.

                         Harris Trust and Savings Bank
                             311 West Monroe Street
                                  12(th) Floor
                            Chicago, Illinois 60606

                                  By Facsimile: (312) 416-7380
                                  Confirm by Telephone: (312) 765-8012

    Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

                            DESCRIPTION OF THE NOTES

    The exchange notes will be issued under the Indenture. The Company entered into the Indenture on May 5, 1999 with the Guarantors and Harris Trust and Savings Bank, as Trustee. The terms of the exchange notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939.

    The company will issue the exchange notes in fully registered form only, without coupons, in $1,000 increments. The trustee under the indenture will act as the paying agent and registrar for the exchange notes. Noteholders may present notes for registration of transfer at the offices of the registrar, which initially will be the trustee's corporate trust office. No service charge will be made for any registration of transfer of the exchange notes. However, the company may require payment of a sum sufficient to cover any transfer tax or other similar charge payable in connection with any such transfer.

    The exchange notes and any of the outstanding notes that are not tendered into the exchange offer will be treated as a single class of securities under the indenture. Accordingly, references in this section of the prospectus to "Notes" include the exchange notes and any of the outstanding notes that are not tendered into the exchange offer, unless otherwise indicated. The following description is a summary of the material provisions of the Indenture. It does not restate the indenture in its entirety. Section references in parentheticals refer to specific sections of the indenture. We will make available a copy of the form of indenture to holders of the outstanding or exchange notes upon request to the Company. For definitions of capitalized terms used in the following summary, see "--Certain Definitions."

MATURITY, PRINCIPAL AND INTEREST

    The Notes will mature on May 1, 2007, will be limited to $150,000,000 aggregate principal amount, and will be unsecured senior subordinated obligations of the Company. Each Note will bear interest at the rate described on the cover page from May 5, 1999 or from the most recent interest payment date on which interest has been paid, payable semiannually in arrears on May 1 and November 1 in each year, commencing November 1, 1999.

    The Company will pay interest to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the April 15 or October 15 immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. (Sections 202, 301 and 309)

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee). Payment of interest also may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. (Sections 301, 305 and 1002)

    The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Sections 302 and 305)

    Settlement for the Notes will be made in same day funds. All payments of principal and interest will be made by the Company in same day funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the "Depositary" or "DTC") until maturity, and secondary market trading activity for the Notes will therefore settle in same day funds.

GUARANTEES

    Payment of the Notes is guaranteed by the Guarantors jointly and severally, fully and unconditionally, on a senior subordinated basis. The Guarantors are comprised of all of the direct and indirect Wholly Owned Restricted Subsidiaries of the Company. In addition, if any Restricted Subsidiary of the Company becomes a guarantor or obligor in respect of any other Indebtedness of the Company or any of the Restricted Subsidiaries, the Company shall cause such Restricted Subsidiary to enter into a supplemental indenture pursuant to which such Restricted Subsidiary shall agree to guarantee the Company's obligations under the Notes.

    If the Company defaults in payment of the principal of, premium, if any, or interest on the Notes, each of the Guarantors will be unconditionally, jointly and severally obligated to duly and punctually pay the principal of, premium, if any, and interest on the Notes.

    The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

    Notwithstanding the foregoing, in certain circumstances a Guarantee of a Guarantor may be released pursuant to the provisions of subsection (c) under "--Certain Covenants--LIMITATION ON ISSUANCES OF GUARANTEES OF AND PLEDGES FOR INDEBTEDNESS." The Company also may, at any time, cause a Restricted Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary on the basis provided in the Indenture.

OPTIONAL REDEMPTION

    After May 1, 2003, the Company may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days' prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning May 1 of the years indicated below:

                                                                         REDEMPTION
YEAR                                                                        PRICE
-----------------------------------------------------------------------  -----------
2003...................................................................     105.188%
2004...................................................................     102.594%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

    In addition, at any time prior to May 1, 2002, the Company, at its option, may use the net proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price equal to 110.375% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date). At least 65% of the initial aggregate principal amount of Notes must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Company must mail a notice of redemption no later than 30 days after the closing of the related Public Equity Offering and must complete such redemption within 60 days of the closing of the Public Equity Offering.

    If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable. Notes redeemed in part must be redeemed only in integral multiples of $1,000. Redemption pursuant to the provisions relating to a Public Equity Offering must be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary). (Sections 203, 1101, 1105 and 1107)

SINKING FUND

    The Notes will not be entitled to the benefit of any sinking fund.

PURCHASE OF NOTES UPON A CHANGE OF CONTROL

    If a Change of Control occurs, each holder of Notes will have the right to require that the Company purchase all or any part (in integral multiples of $1,000) of such holder's Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Company will offer to purchase all of the Notes, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date") (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

    Within 30 days of any Change of Control or, at the Company's option, prior to such Change of Control but after it is publicly announced, the Company must notify the Trustee and give written notice of the Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register. The notice must state, among other things:

    - that a Change of Control has occurred and the date of such event;

    - the circumstances and relevant facts regarding such Change of Control, including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control;

    - the purchase price and the purchase date which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act;

    - that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

    - other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer. (Section 1015)

    If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under "--Events of Default."

    Under the Credit Facility, if a change of control occurs all Indebtedness under the Credit Facility will be subject to mandatory prepayment in full. A "change of control" under the Credit Facility will occur if, among other things, any Person or group, other than current officers and directors of the

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Company, acquires more than 33% on a fully diluted basis of the economic or voting interest in the Company's Capital Stock.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.

    The existence of a holder's right to require the Company to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

    The provisions of the Indenture will not afford holders of the Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

    The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

RANKING

    The payment of the principal of, premium, if any, and interest on, the Notes will rank junior to and be subordinated, as described in the Indenture, in right of payment, to the prior payment in full of all Senior Indebtedness. The Notes will be senior subordinated indebtedness of the Company ranking equal to all other existing and future senior subordinated indebtedness of the Company and senior to all existing and future Subordinated Indebtedness of the Company.

    Upon the occurrence of any default in the payment of any Designated Senior Indebtedness beyond any applicable grace period and after the receipt by the Trustee from a representative of holders of any Designated Senior Indebtedness (collectively, a "Senior Representative") of written notice of such default, no payment (other than payments previously made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of the Company of any kind or character (excluding certain permitted equity interests or subordinated securities) may be made on account of the principal of, premium, if any, or interest on, the Notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of, the Notes unless and until such default shall have been cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

    Upon the occurrence and during the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately (a "Non-payment Default") and after the receipt by the Trustee and the Company from a Senior Representative of written notice of such Non-Payment Default, no payment (other than payments previously made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of the Company of any kind or character (excluding certain permitted equity interests or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, the Notes or on account of the purchase, redemption, defeasance or other acquisition of, or in respect of, the Notes for the period specified below (the "Payment Blockage Period").

    The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee and the Company from a Senior Representative and shall end on the earliest of

    (1) the 179th day after such commencement,

    (2) the date on which such Non-payment Default (and all other Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) is cured, waived or ceases to exist or on which such Designated Senior Indebtedness is discharged or paid in full or

    (3) the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Company or the Trustee from the Senior Representative initiating such Payment Blockage Period.

    When the Payment Blockage Period ends, the Company will promptly resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company or the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Period"). Any number of notices of Non-payment Defaults may be given during the Initial Period. However, during any period of 365 consecutive days only one Payment Blockage Period, during which payment of principal of, or interest on, the Notes may not be made, may commence and the duration of such period may not exceed 179 days and there must be a 186 consecutive day period in any 365 day period during which no Payment Blockage Period is in effect. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period. (Section 1303)

    If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

    The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company or its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company (except in connection with the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety upon the terms and conditions described under "Consolidation, Merger, Sale of Assets"), all Senior Indebtedness must be paid in full before any payment or distribution (excluding distributions of certain permitted equity interests or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Notes (other than payments

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previously made pursuant to the provisions described under "--Defeasance or
Covenant Defeasance of Indenture"). (Section 1302)

    By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full and the Company may be unable to meet its obligations fully with respect to the Notes.

    The Indenture will limit, but not prohibit, the incurrence by the Company and its Subsidiaries of additional Indebtedness, and the Indenture will prohibit the incurrence by the Company of Indebtedness that is subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes.

    Each Guarantee of a Guarantor will be an unsecured senior subordinated obligation of such Guarantor, ranking senior in right of payment to, all other existing and future Indebtedness of such Guarantor that is expressly subordinated to Senior Guarantor Indebtedness. The Indebtedness evidenced by the Guarantees will be subordinated to Senior Guarantor Indebtedness to substantially the same extent as the Notes are subordinated to Senior Indebtedness. During any period when payment on the Notes is blocked by Designated Senior Indebtedness, payment on the Guarantees will be similarly blocked.

    As of January 30, 1999, on a PRO FORMA basis after giving effect to the sale of the Notes and the application of the estimated net proceeds of the offering of the Notes, the aggregate amount of Senior Indebtedness outstanding would have been approximately $39.5 million, the Guarantors would have had no Senior Guarantor Indebtedness outstanding (other than their Guarantees under the Credit Facility and the Notes) and no Subordinated Indebtedness or Pari Passu Indebtedness would have been outstanding. See "Risk Factors--Our substantial indebtedness could restrict our operations, make us more vulnerable to adverse economic conditions and make it more difficult for us to make payments on the exchange notes" and "Capitalization."

    "SENIOR INDEBTEDNESS" means the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) on any Indebtedness of the Company (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

    Notwithstanding the foregoing, "Senior Indebtedness" shall not include

    (1) Indebtedness evidenced by the Notes,

    (2) Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company,

    (3) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to the Company,

    (4) Indebtedness which is represented by Redeemable Capital Stock,

    (5) any liability for foreign, federal, state, local or other taxes owed or owing by the Company to the extent such liability constitutes Indebtedness,

    (6) Indebtedness of the Company to a Subsidiary or any other Affiliate of the Company or any of such Affiliate's Subsidiaries,

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    (7) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by the Company, and amounts owed by the Company for compensation to employees or services rendered to the Company,

    (8) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture and

    (9) Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness.

    "DESIGNATED SENIOR INDEBTEDNESS" means (1) all Senior Indebtedness under the Credit Facility and (2) any other Senior Indebtedness which at the time of determination has an aggregate principal amount outstanding of at least $25 million and which is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness" by the Company.

    "SENIOR GUARANTOR INDEBTEDNESS" means the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) on any Indebtedness of any Guarantor (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to any Guarantee.

    Notwithstanding the foregoing, "Senior Guarantor Indebtedness" shall not include

    (1) Indebtedness evidenced by the Guarantees,

    (2) Indebtedness that is subordinated or junior in right of payment to any Indebtedness of any Guarantor,

    (3) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to any Guarantor,

    (4) Indebtedness which is represented by Redeemable Capital Stock,

    (5) any liability for foreign, federal, state, local or other taxes owed or owing by any Guarantor to the extent such liability constitutes Indebtedness,

    (6) Indebtedness of any Guarantor to a Subsidiary or any other Affiliate of the Company or any of such Affiliate's Subsidiaries,

    (7) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by such Guarantor, and amounts owed by such Guarantor for compensation to employees or services rendered to such Guarantor,

    (8) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture and

    (9) Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness.

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CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), unless such Indebtedness is incurred by the Company or any Guarantor or constitutes Acquired Indebtedness of a Restricted Subsidiary and, in each case, the Company's Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.0:1.

    Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, the "Permitted Indebtedness"):

     (1) Indebtedness of the Company (and guarantees thereof by Restricted Subsidiaries) under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $300 million (including up to $30 million of other credit lines) under any revolving credit facility thereunder or in respect of letters of credit thereunder minus the amount by which any commitments thereunder are permanently reduced and minus the aggregate amount of Net Cash Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to the "RESTRICTION ON ASSET SALES" covenant;

     (2) Indebtedness of the Company pursuant to the Notes and Indebtedness of any Guarantor pursuant to a Guarantee of the Notes;

     (3) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Indenture, listed on a schedule thereto and not otherwise referred to in this definition of "Permitted Indebtedness;"

     (4) Indebtedness of the Company owing to a Restricted Subsidiary;

        - PROVIDED that any Indebtedness of the Company owing to a Restricted Subsidiary that is not a Guarantor is made pursuant to an intercompany note in the form attached to the Indenture and is unsecured and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes;

        - PROVIDED, FURTHER, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company or other obligor not permitted by this clause (4);

     (5) Indebtedness of a Wholly Owned Restricted Subsidiary owing to the Company or another Wholly Owned Restricted Subsidiary;

        - PROVIDED that any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture;

        - PROVIDED, FURTHER, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (5), and (b) any transaction pursuant to which any Wholly Owned Restricted Subsidiary, which has Indebtedness owing to the Company or

                                       61
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          any other Wholly Owned Restricted Subsidiary, ceases to be a Wholly
          Owned Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Wholly Owned Restricted Subsidiary that is not permitted by this clause (5);

     (6) guarantees of any Restricted Subsidiary made in accordance with the provisions of "--LIMITATION ON ISSUANCES OF GUARANTEES OF AND PLEDGES FOR INDEBTEDNESS;"

     (7) obligations of the Company or any Guarantor entered into in the ordinary course of business

       (a) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding,

       (b) under any Currency Hedging Agreements, relating to (1) Indebtedness of the Company or any Restricted Subsidiary and/or (2) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder or

       (c) under any Commodity Price Protection Agreements which do not increase the amount of Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

     (8) Indebtedness of the Company or any Guarantor represented by Capital Lease Obligations or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company, in an aggregate principal amount pursuant to this clause (8) not to exceed 10% of Consolidated Net Tangible Assets of the Company outstanding at any time; PROVIDED that the principal amount of any Indebtedness permitted under this clause
         (8) did not in each case at the time of incurrence exceed the Fair Market Value, as determined by the Company in good faith, of the acquired or constructed asset or improvement so financed;

     (9) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (2) and (3) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the borrower under such refinancing is the Company or, if not the Company, the same as the borrower of the Indebtedness being refinanced and the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing plus the lesser of (a) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (b) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and (1) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (2) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

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    (10) Indebtedness of the Company or any Guarantor in addition to that described in clauses (1) through (9) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $10 million outstanding at any one time in the aggregate.

    For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types. (Section 1008)

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

    (1) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

    (2) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Restricted Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

    (3) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;

    (4) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Restricted Subsidiaries or (b) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary); or

    (5) make any Investment in any Person (other than any Permitted Investments)

(any of the foregoing actions described in clauses (1) through (5) above, other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless:

    (1) immediately before and immediately after giving effect to such proposed Restricted Payment on a PRO FORMA basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries;

    (2) immediately before and immediately after giving effect to such Restricted Payment on a PRO FORMA basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "--LIMITATION ON INDEBTEDNESS;" and

    (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture and all Designation Amounts does not exceed the sum of:

       (A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on May 2, 1999 and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, for each fiscal quarter of the Company beginning with the third quarter of the Company's fiscal year ending January 29, 2000, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

       (B) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company either (1) as capital contributions in the form of common equity to the Company or (2) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

       (C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

       (D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after the date of the Indenture, the aggregate of Net Cash Proceeds from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Redeemable Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

       (E) (a) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the date of the Indenture, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes, and

           (b) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Company's interest in such Subsidiary provided that such amount shall not in any case exceed the amount of the Restricted Payment deemed made at the time the Subsidiary was designated as an Unrestricted Subsidiary; and

       (F) $10 million.

    (b) Notwithstanding the foregoing, and in the case of clauses (2) through
(5) below, so long as no Default or Event of Default is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (1) through (4) being referred to as a "Permitted Payment"):

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this section and such payment shall have been deemed to have been paid on such date of

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
       declaration and shall not have been deemed a "Permitted Payment" for purposes of the calculation required by paragraph (a) of this section;

    (2) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; PROVIDED that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this section;

    (3) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this section; and

    (4) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the substantially concurrent issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness

       (a) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing;

       (b) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes;

       (c) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and

       (d) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced. (Section 1009)

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless such transaction or series of related transactions is entered into in good faith and in writing and

    (1) such transaction or series of related transactions is on terms that are not substantially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm's-length dealings with an unrelated third party,

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
    (2) with respect to any transaction or series of related transactions involving aggregate value in excess of $5 million, such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the board of directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, and

    (3) with respect to any transaction or series of related transactions involving aggregate value in excess of $10 million, the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view;

PROVIDED, HOWEVER, that this provision shall not apply to (1) employment agreements and employee benefit arrangements with any officer or director of the Company, including under any stock option or stock incentive plans, entered into in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary and (2) transactions pursuant to agreements in effect on the date of the Indenture, including amendments thereto entered into after that date, provided that the terms of any such amendment are not less favorable to the Company or such Restricted Subsidiary than the terms of such agreement prior to such amendment. (Section 1010)

    LIMITATION ON LIENS. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind securing any Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Restricted Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or assign or convey any right to receive any income or profits therefrom, unless the Notes (or a Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien except for Liens

    (A) securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under "--Consolidation, Merger, Sale of Assets" or securing Acquired Indebtedness which in each case was created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) and which Indebtedness is permitted under the provisions of "--LIMITATION ON INDEBTEDNESS" or

    (B) securing any Indebtedness incurred in connection with any refinancing, renewal, substitutions or replacements of any such Indebtedness described in clause (A), so long as the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing by an amount greater than the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing,

PROVIDED, HOWEVER, that in the case of clauses (A) and (B), any such Lien only extends to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by the Company or its Restricted Subsidiaries.

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
    Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by the holders of the Pari Passu Indebtedness or Subordinated Indebtedness described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as the holders of all such Pari Passu Indebtedness or Subordinated Indebtedness also release their Lien on the property or assets of the Company or such Restricted Subsidiary, or upon any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien. (Section 1011)

    LIMITATION ON SALE OF ASSETS. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale is received in cash and (2) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the board of directors of the Company and evidenced in a board resolution).

    (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness or Senior Guarantor Indebtedness then outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of such Senior Indebtedness or Senior Guarantor Indebtedness, or if no such Senior Indebtedness or Senior Guarantor Indebtedness is then outstanding, then the Company or a Restricted Subsidiary may within 360 days of the Asset Sale invest the Net Cash Proceeds in properties and other assets that (as determined by the board of directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Restricted Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto. The amount of such Net Cash Proceeds not used or invested within 360 days of the Asset Sale as set forth in this paragraph constitutes "Excess Proceeds."

    (c) When the aggregate amount of Excess Proceeds exceeds $10 million or more, the Company will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

    (A) the Company will make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and

    (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness (or accreted value in the case of Indebtedness issued with original issue discount), the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; PROVIDED that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount (or accreted value) of such Pari Passu

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
       Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.

The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

    (d) If the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

    (e) In the event that the Company is required to make an Offer but is restricted from making an Offer pursuant to clause (c) above under the terms of any of its outstanding Senior Indebtedness, then the Company need not make such an Offer pursuant to clause (c) above and shall not be deemed to be in default in the performance of such covenant by virtue of not making such an Offer, provided that in any such event (1) the Company shall use all or a portion of the Net Cash Proceeds of any Asset Sale to repay permanently any Senior Indebtedness or Senior Guarantor Indebtedness then outstanding as required by the terms thereof or (2) the Company or a Restricted Subsidiary shall within 360 days of the Asset Sale invest the Net Cash Proceeds in properties and other assets that (as determined by the board of directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Restricted Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto.

    (f) The Indenture will provide that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer. (Section 1012)

    LIMITATION ON ISSUANCES OF GUARANTEES OF AND PLEDGES FOR INDEBTEDNESS. (a) The Company will not cause or permit any Restricted Subsidiary, other than a Guarantor, directly or indirectly, to secure the payment of any Senior Indebtedness of the Company and the Company will not, and will not permit any Restricted Subsidiary to, pledge any intercompany notes representing obligations of any Restricted Subsidiary (other than a Guarantor) to secure the payment of any Senior Indebtedness unless in each case such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary, which guarantee shall be on the same terms as the guarantee of the Senior Indebtedness (if a guarantee of Senior Indebtedness is granted by any such Restricted Subsidiary) except that the guarantee of the Notes need not be secured and shall be subordinated to the claims against such Restricted Subsidiary in respect of Senior Indebtedness to the same extent as the Notes are subordinated to Senior Indebtedness of the Company under the Indenture.

    (b) The Company will not cause or permit any Restricted Subsidiary (which is not a Guarantor), directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company or any Restricted Subsidiary unless such Restricted Subsidiary

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
simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes on the same terms as the guarantee of such Indebtedness except that

    (A) such guarantee need not be secured unless required pursuant to "--LIMITATION ON LIENS,"

    (B) if such Indebtedness is by its terms Senior Indebtedness, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be senior to such Restricted Subsidiary's Guarantee of the Notes to the same extent as such Senior Indebtedness is senior to the Notes and

    (C) if such Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes.

    (c) Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon

    (1) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which transaction is in compliance with the terms of the Indenture and such Restricted Subsidiary is released from all guarantees, if any, by it of other Indebtedness of the Company or any Restricted Subsidiaries and

    (2) with respect to any Guarantees created after the date of the Indenture, the release by the holders of the Indebtedness of the Company described in clauses (a) and (b) above of their security interest or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as (A) no other Indebtedness of the Company has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary also release their security interest in or guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness). (Section 1013)

    LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS. The Company will not, and will not permit or cause any Guarantor to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also PARI PASSU with the Notes or the Guarantee of such Guarantor or subordinated in right of payment to the Notes or such Guarantee at least to the same extent as the Notes or such Guarantee are subordinated in right of payment to Senior Indebtedness or Senior Indebtedness of such Guarantor, as the case may be, as set forth in the Indenture. (Section 1014)

    LIMITATION ON SUBSIDIARY CAPITAL STOCK. (a) The Company will not permit any Restricted Subsidiary of the Company to issue, sell or transfer any Capital Stock, except for (1) Capital Stock issued or sold to, held by or transferred to the Company or a Wholly Owned Restricted Subsidiary, and (2) Capital Stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; PROVIDED that such Capital Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C). This clause (a) shall not apply upon the acquisition of all the outstanding Capital Stock of such Restricted Subsidiary in accordance with the terms of the Indenture.

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    (b) The Company will not permit any Person (other than the Company or a
Wholly Owned Restricted Subsidiary) to acquire Capital Stock of any Restricted Subsidiary from the Company or any Restricted Subsidiary, except upon the acquisition of all the outstanding Capital Stock of such Restricted Subsidiary in accordance with the terms of the Indenture. (Section 1016)

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

    (1) pay dividends or make any other distribution on its Capital Stock or any other interest or participation in or measured by its profits,

    (2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary,

    (3) make any Investment in the Company or any other Restricted Subsidiary or

    (4) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

    However, this covenant will not prohibit any encumbrance or restriction (1) pursuant to an agreement in effect on the date of the Indenture and listed on a schedule to the Indenture; (2) with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary; and (3) under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) and (2), or in this clause (3), PROVIDED that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced. (Section 1017)

    LIMITATION ON UNRESTRICTED SUBSIDIARIES. The Company may designate after the Issue Date any Subsidiary (other than a Guarantor) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (b) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "--LIMITATION ON RESTRICTED PAYMENTS" above in an amount (the "Designation Amount") equal to the greater of (1) the net book value of the Company's interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company's interest in such Subsidiary as determined in good faith by the Company's board of directors;

    (c) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--LIMITATION ON INDEBTEDNESS" at the time of such Designation (assuming the effectiveness of such Designation);

    (d) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary;

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    (e) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes; and

    (f) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

    In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "--LIMITATION ON RESTRICTED PAYMENTS" for all purposes of the Indenture equal to the Designation Amount.

    The Indenture will also provide that the Company shall not and shall not cause or permit any Restricted Subsidiary to at any time

    (a) provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than Permitted Investments in Unrestricted Subsidiaries) or

    (b) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.

    The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

    (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

    (c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Indebtedness."

    All Designations and Revocations must be evidenced by a resolution of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions. (Section 1018)

    PROVISION OF FINANCIAL STATEMENTS.  Whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, the Company and any Guarantor will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company and such Guarantor would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) if the Company or such Guarantor were so subject, such documents

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
to be filed with the Commission on or prior to the date (the "Required Filing Date") by which the Company and such Guarantor would have been required so to file such documents if the Company and such Guarantor were so subject.

    The Company and any Guarantor will also in any event (a) within 15 days of each Required Filing Date (1) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and
(2) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company and such Guarantor would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act if the Company and such Guarantor were subject to either of such Sections and
(b) if filing such documents by the Company and such Guarantor with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost.

    If any Guarantor's financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Guarantor's financial statements in any filing or delivery pursuant to the Indenture.

    In addition, so long as any of the Notes remain outstanding, the Company will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act. (Section 1019)

    ADDITIONAL COVENANTS. The Indenture also contains covenants with respect to the following matters: (1) payment of principal, premium and interest; (2) maintenance of an office or agency in The City of New York; (3) arrangements regarding the handling of money held in trust; (4) maintenance of corporate existence; (5) payment of taxes and other claims; (6) maintenance of properties; and (7) maintenance of insurance.

CONSOLIDATION, MERGER, SALE OF ASSETS

    The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons, unless at the time and after giving effect thereto

    (1) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and the Registration Rights Agreement, as the case may be, and the Notes and the Indenture and the Registration Rights Agreement will remain in full force and effect as so

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       supplemented (and any Guarantees will be confirmed as applying to such
       Surviving Entity's obligations);

    (2) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

    (3) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such PRO FORMA calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "--Certain Covenants--LIMITATION ON INDEBTEDNESS;"

    (4) at the time of the transaction each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes;

    (5) at the time of the transaction if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of "--Certain Covenants--LIMITATION ON LIENS" are complied with; and

    (6) at the time of the transaction the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section 801)

    Each Guarantor will not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than the Company or any Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than the Company or any Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Company or any Guarantor), unless at the time and after giving effect thereto

    (1) either (a) the Guarantor will be the continuing corporation or a limited liability company in the case of a consolidation or merger involving the Guarantor or (b) the Person (if other than the Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Guarantor Entity") will be a corporation or a limited liability company duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations

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       of such Guarantor under its Guarantee of the Notes and the Indenture and the Registration Rights Agreement and such Guarantee, Indenture and Registration Rights Agreement will remain in full force and effect;

    (2) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis, no Default or Event of Default will have occurred and be continuing; and

    (3) at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with; PROVIDED, HOWEVER, that this paragraph shall not apply to any Guarantor whose Guarantee of the Notes is unconditionally released and discharged in accordance with paragraph (c) under the provisions of "Certain Covenants--LIMITATION ON ISSUANCES OF GUARANTEES OF AND PLEDGES FOR INDEBTEDNESS." (Section 801)

    In the event of any transaction (other than a lease) described in and complying with the conditions listed in the two immediately preceding paragraphs in which the Company or any Guarantor, as the case may be, is not the Successor Person, the Successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or any Guarantor, as the case may be, would be discharged (other than in a transaction that results in the transfer of assets constituting or accounting for less than 95% of the Consolidated assets (as of the last balance sheet date available to the Company) of the Company or the Consolidated revenue of the Company (as of the last 12-month period for which financial statements are available)) from all obligations and covenants under the Indenture and the Notes or its Guarantee, as the case may be, and the Registration Rights Agreement. (Section 802)

EVENTS OF DEFAULT

    An Event of Default will occur under the Indenture if:

    (1) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days (whether or not prohibited by the subordination provisions of the Indenture);

    (2) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise) (whether or not prohibited by the subordination provisions of the Indenture);

    (3) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1),
       (2) or in clause (b), (c) or (d) of this clause (3)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in "--Consolidation, Merger, Sale of Assets;" (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "--Certain Covenants--LIMITATION ON SALE OF ASSETS;" or (d) the

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       Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "--Purchase of Notes Upon a Change of Control;"

    (4) one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $10 million, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its stated final maturity or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness.

    (5) any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

    (6) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $10 million, either individually or in the aggregate, shall be rendered against the Company, any Guarantor or any Restricted Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

    (7) any holder or holders of at least $10 million in aggregate principal amount of Indebtedness of the Company, any Guarantor or any Restricted Subsidiary after a default under such Indebtedness shall notify the Trustee of the intended sale or disposition of any assets of the Company, any Guarantor or any Restricted Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company, any Guarantor or any Restricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

    (8) there shall have been the entry by a court of competent jurisdiction of
       (a) a decree or order for relief in respect of the Company, any Guarantor or any Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company, any Guarantor or any Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Guarantor or any Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any Guarantor or any Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

    (9) (a) the Company, any Guarantor or any Restricted Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent,

       (b) the Company, any Guarantor or any Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Company, such Guarantor or such Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,

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       (c) the Company, any Guarantor or any Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,

       (d) the Company, any Guarantor or any Restricted Subsidiary (1) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, any Guarantor or such Restricted Subsidiary or of any substantial part of their respective properties, (2) makes an assignment for the benefit of creditors or (3) admits in writing its inability to pay its debts generally as they become due or

       (e) the Company, any Guarantor or any Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph
           (9). (Section 501)

    If an Event of Default (other than as specified in clauses (8) and (9) of the prior paragraph) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (8) or (9) of the prior paragraph occurs and is continuing, then all the Notes shall IPSO FACTO become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

    After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

    (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes then outstanding, (3) the principal of, and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and
       (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes;

    (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

    (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502)

    The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all outstanding Notes waive any past default under the Indenture and its consequences, except a default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each holder of Notes effected) or
(2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without

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the consent of the holders of 66 2/3% in aggregate principal amount of the Notes outstanding or the consent of the holder of each Note affected by such modification or amendment. (Section 513)

    No holder of any of the Notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless such holder has previously given written notice to the Trustee of a Continuing Event of Default and the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (Sections 507, 508)

    The Company is required to notify the Trustee within five business days of the occurrence of any Default. The Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. (Section 1020) The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby. (Section
603)

    The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, but if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

    The Company may, at its option and at any time, elect to have the obligations of the Company, any Guarantor and any other obligor upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company, any such Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for

    (1) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

    (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

    (3) the rights, powers, trusts, duties and immunities of the Trustee and

    (4) the defeasance provisions of the Indenture.

    In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events)

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described under "--Events of Default" will no longer constitute an Event of
Default with respect to the Notes. (Sections 401, 402 and 403)

    In order to exercise either defeasance or covenant defeasance,

    (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or on any date after May 1, 2003 (such date being referred to as the "Defeasance Redemption Date"), if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date);

    (b) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

    (c) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

    (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (8) or (9) under the first paragraph under "--Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit;

    (e) such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest as defined in the Indenture and for purposes of the Trust Indenture Act with respect to any securities of the Company or any Guarantor;

    (f) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Restricted Subsidiary is a party or by which it is bound;

    (g) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;

    (h) the Company will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

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    (i) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

    (j) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

    (k) the Company will have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 404)

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when

    (a) either

       (1) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or

       (2) all Notes not theretofore delivered to the Trustee for cancellation
           (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

    (b) the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

    (c) the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Guarantor; and

    (d) the Company has delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that (1) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which the Company, any Guarantor or any Subsidiary is bound. (Section 1201)

MODIFICATIONS AND AMENDMENTS

    Modifications and amendments of the Indenture may be made by the Company, each Guarantor, if any, and the Trustee with the consent of the holders of at least a majority in aggregate principal

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amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes); PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

    (1) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

    (2) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "--Certain Covenants-- Limitation on Sale of Assets" or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "--Purchase of Notes Upon a Change of Control," including, in each case, amending, changing or modifying any definitions related thereto;

    (3) reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture;

    (4) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby;

    (5) except as otherwise permitted under "--Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or

    (6) amend or modify any of the provisions of the Indenture relating to the subordination of the Notes or any Guarantee in any manner adverse to the holders of the Notes or any Guarantee. (Section 902)

    Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company, any Guarantor, any other obligor under the Notes and the Trustee may modify or amend the Indenture:

    (1) to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture and in the Notes and in any Guarantee in accordance with "--Consolidation, Merger, Sale of Assets;"

    (2) to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee;

    (3) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; PROVIDED that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes;

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    (4) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture
       Act;

    (5) to add a Guarantor under the Indenture;

    (6) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or

    (7) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise. (Section 901)

    Notwithstanding the foregoing, no modification or amendment may, without the consent of the holders of 66 2/3% in aggregate principal amount of the then outstanding Notes, release the obligations of a Guarantor under its Guarantee of the Notes. (Section 902)

    The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 1021)

GOVERNING LAW

    The Indenture, the Notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee. (Sections 608 and 613)

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. (Section 512, 601, 603)

CERTAIN DEFINITIONS

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

    "AFFILIATE" means, with respect to any specified Person: (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person;

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(2) any other Person that owns, directly or indirectly, 5% or more of any class or series of such specified Person's (or any of such Person's direct or indirect parent's) Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or (3) any other Person 5% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "ASSET SALE" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of:

    (1) any Capital Stock of any Restricted Subsidiary;

    (2) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

    (3) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business.

    For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets

    (A) that is governed by the provisions described under "--Consolidation, Merger, Sale of Assets,"

    (B) that is by the Company to any Wholly Owned Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary in accordance with the terms of the Indenture,

    (C) that is of obsolete equipment in the ordinary course of business, or

    (D) the Fair Market Value of which in the aggregate does not exceed $5,000,000 in any transaction or series of related transactions.

    "AVERAGE LIFE TO STATED MATURITY" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

    "BANKRUPTCY LAW" means Title 11, United States Bankruptcy Code of 1978, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

    "CAPITAL LEASE OBLIGATION" of any Person means any obligation of such Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

    "CAPITAL STOCK" of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, other equity interests whether now outstanding or issued after the date of the Indenture, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person that right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

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including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

    "CHANGE OF CONTROL" means the occurrence of any of the following events:

    (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the Company;

    (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office;

    (3) the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where

       (A) the outstanding Voting Stock of the Company is changed into or exchanged for (1) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (2) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under "--Certain Covenants--LIMITATION ON RESTRICTED PAYMENTS" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "--Certain Covenants--LIMITATION ON RESTRICTED PAYMENTS") and

       (B) immediately after such transaction, no "person" or "group," is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the surviving corporation; or

    (4) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Consolidation, Merger, Sale of Assets."

For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

    "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act then the body performing such duties at such time.

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    "COMMODITY PRICE PROTECTION AGREEMENT" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

    "COMPANY" means Jo-Ann Stores, Inc., a corporation incorporated under the laws of Ohio, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" of any Person means, for any period, the ratio of

    (a) the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, Consolidated Interest Expense, Consolidated Income Tax Expense, Consolidated Non-cash Charges and one third of Consolidated Rental Payments for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, less all noncash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to noncash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to

    (b) the sum of Consolidated Interest Expense for such period, plus one third of Consolidated Rental Payments during such period, plus cash and noncash dividends paid on any Redeemable Capital Stock or Preferred Stock of such Person and its Restricted Subsidiaries during such period, in each case after giving PRO FORMA effect (as calculated in accordance with Article 11 of Regulation S-X under the Securities Act of 1933 or any successor provision) to

    (1) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

    (2) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

    (3) in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period; and

    (4) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;

    PROVIDED that

    (1) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a PRO FORMA basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating

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       rate of interest, shall be computed by applying at the option of such
       Person either the fixed or floating rate and

    (2) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a PRO FORMA basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

    "CONSOLIDATED INCOME TAX EXPENSE" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" of any Person means, without duplication, for any period, the sum of

    (a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation,

       (1) amortization of debt discount,

       (2) the net costs associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Protection Agreements (including amortization of discounts),

       (3) the interest portion of any deferred payment obligation,

       (4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and

       (5) accrued interest, plus

    (b) (1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period and

       (2) all capitalized interest of such Person and its Restricted Subsidiaries plus

    (c) the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary to the extent not included under clause (a)(4) above, whether or not paid by such Person or its Restricted Subsidiaries.

    "CONSOLIDATED NET INCOME (LOSS)" of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

    (1) all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto),

    (2) the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries,

    (3) net income (or loss) of any Person combined with such Person or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,

    (4) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

    (5) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business,

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    (6) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

    (7) any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the date of the Indenture, or

    (8) any net gain arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such Person.

    "CONSOLIDATED NET TANGIBLE ASSETS" of any Person means, as of any date of determination, the total assets, less goodwill and other intangibles and less deferred tax assets, in each case as shown on the balance sheet of the Company and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NON-CASH CHARGES" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Restricted Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

    "CONSOLIDATED RENTAL PAYMENTS" of any Person means, for any period, the aggregate rental obligations of such Person and its Restricted Subsidiaries on a Consolidated basis, as determined in accordance with GAAP, payable in respect of such period under leases of real or personal property, not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Restricted Subsidiaries or in the notes thereto, excluding, however, in any such calculation, (a) that portion of Consolidated Interest Expense of such Person representing payments by such Person or any of its consolidated Restricted Subsidiaries in respect of Capital Lease Obligations (net of payments to such Person or any of its consolidated Subsidiaries under subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining Consolidated Interest Expense) and (b) the aggregate amount of amortization of obligations of such Person and its consolidated Restricted Subsidiaries in respect of such Capital Lease Obligations for such period (net of payments to such Person or any of its consolidated Restricted Subsidiaries under subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining such amortization amount).

    "CONSOLIDATION" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

    "CREDIT FACILITY" means the Credit Agreement, dated as of the closing date, among the Company, the lending institutions named therein and the Issuing Bank and Administrative Agent, as such agreement, in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing) (including the addition of one or more lenders to an existing facility or the replacement of one or more lenders in a new facility).

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    "CURRENCY HEDGING AGREEMENTS" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DISINTERESTED DIRECTOR" means, with respect to any transaction or series of related transactions, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors.

    "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

    "GUARANTEE" means the guarantee by any Guarantor of the Company's Indenture Obligations.

    "GUARANTEED DEBT" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement

    (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

    (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

    (3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

    (4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

    (5) otherwise to assure a creditor against loss;

PROVIDED that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

    "GUARANTOR" means any Subsidiary which is a guarantor of the Notes, including any Person that is required after the date of the Indenture to execute a guarantee of the Notes pursuant to the "Limitation on Liens" covenant or the "Limitation on Issuance of Guarantees of and Pledges for Indebtedness" covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

    "INDEBTEDNESS" means, with respect to any Person, without duplication,

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    (1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

    (2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

    (3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

    (4) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person,

    (5) all Capital Lease Obligations of such Person,

    (6) all Indebtedness referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

    (7) all Guaranteed Debt of such Person,

    (8) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

    (9) Preferred Stock of any Restricted Subsidiary of the Company or any Guarantor and

    (10) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (1) through (9) above.

For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

    "INDENTURE OBLIGATIONS" means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the respective terms thereof.

    "INTEREST RATE AGREEMENTS" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

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    "INVESTMENT" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

    "ISSUE DATE" means the original issue date of the Notes under the Indenture.

    "LIEN" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

    "MATURITY" means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

    "NET CASH PROCEEDS" means

    (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of

       (1) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

       (2) provisions for all taxes payable as a result of such Asset Sale,

       (3) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

       (4) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

       (5) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and

    (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under "--Certain Covenants--LIMITATION ON RESTRICTED PAYMENTS," the proceeds of such issuance or sale in the form of cash or Temporary Cash

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       Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "PARI PASSU INDEBTEDNESS" means (a) any Indebtedness of the Company that is equal in right of payment to the Notes and (b) with respect to any Guarantee, Indebtedness which ranks equal in right of payment to such Guarantee.

    "PERMITTED INVESTMENT" means

    (1) Investments in any Wholly Owned Restricted Subsidiary or any Person which, as a result of such Investment, (a) becomes a Wholly Owned Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Wholly Owned Restricted Subsidiary;

    (2) Indebtedness of the Company or a Restricted Subsidiary described under clauses (4), (5) and (6) of the definition of "Permitted Indebtedness;"

    (3) Investments in any of the Notes;

    (4) Temporary Cash Investments;

    (5) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "--Certain
       Covenants--LIMITATION ON SALE OF ASSETS" to the extent such Investments are non-cash proceeds as permitted under such covenant;

    (6) Investments in existence on the date of the Indenture; and

    (7) other Investments which in the aggregate outstanding at any one time do not total more than $20 million.

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Company's Board of Directors) at the time of Investment.

    "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PREFERRED STOCK" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

    "PUBLIC EQUITY OFFERING" means an underwritten public offering of common stock (other than Redeemable Capital Stock) of the Company with gross proceeds to the Company of at least $35 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

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
    "PURCHASE MONEY OBLIGATION" means any Indebtedness secured by a Lien on assets related to the business of the Company and any additions and accessions thereto, which are purchased by the Company at any time after the Notes are issued; PROVIDED that

    (1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Purchase Money Security Agreement") shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom,

    (2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and

    (3) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

    "QUALIFIED CAPITAL STOCK" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

    "REDEEMABLE CAPITAL STOCK" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of or sale of assets by the Company in circumstances where the holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that has not been designated by the board of directors of the Company by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "--Certain Covenants-- LIMITATION ON UNRESTRICTED SUBSIDIARIES."

    "SECURITIES ACT" means the Securities Act of 1933, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

    "STATED MATURITY" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company or a Guarantor subordinated in right of payment to the Notes or a Guarantee, as the case may be.

    "SUBSIDIARY" of a Person means

    (1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or

    (2) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or

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
    (3) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

    "TEMPORARY CASH INVESTMENTS" means

    (1) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the full faith and credit of the United States of America,

    (2) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P") or any successor rating agency,

    (3) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and

    (4) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500 million; PROVIDED that the short term debt of such commercial bank has a rating, at the time of investment, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P.

    "TRUST INDENTURE ACT" means the Trust Indenture Act of 1939, or any successor statute.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Unrestricted Subsidiaries."

    "UNRESTRICTED SUBSIDIARY INDEBTEDNESS" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

    (1) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and

    (2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; provided that notwithstanding the foregoing any Unrestricted Subsidiary may guarantee the Notes.

    "VOTING STOCK" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Restricted Subsidiary.

BOOK-ENTRY DELIVERY AND FORM

    DEPOSIT OF THE NOTES WITH DTC. The company will issue the exchange notes in the form of one or more registered notes in global form without coupons. The company will deposit each global note with, or on behalf of, the Depository Trust Company, and the global notes will be registered in the name of a nominee of DTC.

    DTC has advised the company that it is a:

    - limited purpose trust company organized under New York law;

    - member of the Federal Reserve System;

    - "clearing corporation" under the Uniform Commercial Code; and

    - "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book entry changes to the accounts of its participants. DTC's system therefore eliminates the need for physical movement of certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant have indirect access to DTC's system.

    Upon deposit of the global notes, DTC will credit on its internal system the principal amount of the exchange notes to the accounts of participants with an interest in the global notes. Records maintained by DTC, participants and indirect participants will show the ownership of the exchange notes. Transfers of the exchange notes will be affected only through those records. Some state laws require some persons to take physical delivery in definitive form of securities that they own. In addition, some states provide that security interests in negotiable instruments can only be perfected by delivery of the certificates representing the instruments. As a result, the ability of persons in such states to transfer the exchange notes or to pledge the exchange notes as collateral will be limited to this extent.

    DTC AS REGISTERED OWNER OF THE NOTES; EXERCISE OF RIGHTS BY THE
NOTEHOLDERS. So long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole owner of the notes represented by such global notes. Except as provided below or in the next section, owners of beneficial interests in a global note will not be:

    - entitled to have notes represented by such global note registered in their names;

    - entitled to receive physical delivery of certificated securities; or

    - considered the owners of the offered notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee.

As a result, the ability of a person having a beneficial interest in any of the notes to pledge such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest may be affected by the lack of a physical certificate evidencing such interest.

    To exercise any right of a noteholder under the indenture, each holder of a beneficial interest in a global note must rely on the procedures of DTC. If such noteholder is not a participant or an indirect participant of DTC, the noteholder must rely on the procedures of the participant through which the noteholder owns its interest. The company understands that under existing industry practice:

    - if the company requests any action of the noteholders, DTC and DTC's participants would act upon the instructions of the noteholders; and

    - if a noteholder desires to take any action that DTC is entitled to take, as the holder of the global note, DTC would authorize DTC's participants to take such action and the participants would authorize the noteholders owning through such participants to take such action.

Neither the company nor the trustee under the indenture will have any responsibility or liability for any aspect of the records relating to, or payments made on, the exchange notes by DTC.

    PAYMENTS MADE THROUGH DTC. The trustee under the indenture will make all payments on any exchange notes represented by a global note to DTC or its nominee, as the holder of the global notes. Under the indenture, the company and the trustee may treat the holder of the global notes as the owner of such notes for the purpose of receiving payment on the notes. As a result, neither the company nor the trustee will have any responsibility to make payments to the beneficial owners of the exchange notes, or to credit the accounts of DTC participants with such payments. Payments by DTC's participants and indirect participants to the beneficial owners of the exchange notes will be governed by customary practice and will be the responsibility of the participants and indirect participants.

CERTIFICATED SECURITIES

    Securities in registered definitive form, without coupons, will be issued to each beneficial owner of notes represented by the global notes if:

    - DTC is no longer willing or able to act as the depository for the notes and the company is unable to locate a qualified successor within 90 days; or

    - the company elects to cause the issuance of notes in definitive form under the indenture.

In addition, any person having a beneficial interest in a global note may, upon request to the trustee, exchange such beneficial interest for securities in registered definitive form. In such case, the trustee is required to register such notes in the name of the requesting person or his/her nominee and deliver the notes to such persons.

    Neither the company nor the trustee will be liable for any delay by DTC or any of DTC's participants or indirect participants in identifying the beneficial owners of the exchange notes. The company and the trustee will be protected in relying upon instructions from DTC for all purposes, including with respect to the registration and delivery of notes to be issued and the principal amounts of any such notes.

                            FEDERAL TAX CONSEQUENCES

    The following is a summary of all material federal income tax consequences of the exchange of the outstanding notes for the exchange notes and the federal income tax consequences (and, in the case of non-U.S. holders, certain federal estate tax consequences) of the acquisition, ownership and disposition of the exchange notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations, and administrative and judicial interpretations of the Internal Revenue Code, all as now in effect and all of which are subject to change or possible differing interpretations. Consequently, the Internal Revenue Service may disagree with certain aspects of the discussion below. The statutory provisions, Treasury Regulations, and interpretations on which this discussion is based are subject to change, and such a change could apply retroactively. No ruling on any of the issues discussed below will be sought from the Internal Revenue Service.

    THIS SUMMARY DOES NOT DISCUSS ALL OF THE ASPECTS OF FEDERAL INCOME AND ESTATE TAXATION WHICH MAY BE RELEVANT TO INVESTORS IN LIGHT OF THEIR PARTICULAR INVESTMENT OR OTHER CIRCUMSTANCES. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS ANY STATE OR LOCAL INCOME OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES. THE DISCUSSION BELOW DEALS ONLY WITH INVESTORS WHO WILL HOLD EXCHANGE NOTES AS CAPITAL ASSETS (GENERALLY, PROPERTY HELD FOR INVESTMENT) AND DOES NOT ADDRESS SUBSEQUENT PURCHASERS OF THE EXCHANGE NOTES OR HOLDERS OF EXCHANGE NOTES THAT MAY BE SUBJECT TO SPECIAL RULES (INCLUDING, WITHOUT LIMITATION, CERTAIN U.S. EXPATRIATES, FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES OR CURRENCIES, TRADERS IN SECURITIES, PERSONS THAT ACQUIRE THE NOTES FOR A PRICE OTHER THAN THEIR ISSUE PRICE, AND PERSONS THAT HOLD THE NOTES AS PART OF A STRADDLE, HEDGE, CONVERSION OR OTHER INTEGRATED TRANSACTION). PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE EXCHANGE NOTES THAT MAY BE APPLICABLE TO THEM.

EXCHANGE OFFER

    The exchange of an outstanding note for an exchange note pursuant to the exchange offer will not constitute a "significant modification" of the outstanding note for federal income tax purposes. Accordingly, the exchange will be disregarded and the exchange note received will be treated as a continuation of the outstanding note in the hands of each holder of an exchange note. As a result, there will be no federal income tax consequences to a holder who exchanges an outstanding note for an exchange note pursuant to the exchange offer. Each such holder will have the same adjusted tax basis and holding period in the exchange note as such holder had in the outstanding note immediately before the exchange.

FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

    For purposes of the following discussion, a U.S. holder is a beneficial owner of a note that is, for U.S. federal income tax purposes,

        (1) an individual citizen or resident of the United States;

        (2) a corporation or partnership (unless the Internal Revenue Service provides otherwise by Treasury Regulation) created or organized in or under the laws of the United States or any of its political subdivisions;

        (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

        (4) a trust if, in general, the trust is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Internal Revenue Code.

    INTEREST. In general, interest on a note will be included in the gross income of a U.S. holder as ordinary interest income at the time it is received or accrued in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes.

ORIGINAL ISSUE DISCOUNT

    OVERVIEW OF ORIGINAL ISSUE DISCOUNT. Notes issued at a price less than their stated principal amount, i.e., discount notes, will be issued with "original issue discount" within the meaning of Section 1273(a) of the Internal Revenue Code. Such original issue discount will equal the difference between the "stated redemption price at maturity" (generally, its principal amount) and its issue price. The issue price of discount notes that are issued for cash will be the first price at which a substantial amount of the discount notes in such issue are sold to the public (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). Original issue discount is treated as ordinary interest income, and holders of notes with original issue discount must include the amount of original issue discount in income on an accrual basis in advance of the receipt of the cash to which it relates. Any amounts included in income as original issue discount with respect to a discount note will increase a holder's adjusted tax basis in the discount note.

    COMPUTATION OF ORIGINAL ISSUE DISCOUNT. The amount of original issue discount on a note equals the excess, if any, of the note's stated redemption price at maturity over its issue price. Under the Treasury Regulations for original issue discount, a debt instrument's stated redemption price at maturity is the sum of all payments provided by the instrument other than "qualified stated interest", i.e., deemed principal payments. Qualified stated interest, in general, is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at (1) a single fixed rate or (2) a variable rate that meets certain requirements in the Treasury Regulations for original issue discount. Thus, in the case of any note providing for such stated interest, the stated redemption price at maturity generally will equal the total amount of all deemed principal payments due on that note.

    DE MINIMIS RULE. Under a de minimis rule, a note will be considered to have no original issue discount if the amount of the original issue discount is less than 0.25% of the note's stated redemption price at maturity multiplied by the number of complete years to maturity. A holder will include de minimis original issue discount in income on a pro rata basis as stated principal payments on the note are received or, if earlier, upon disposition of the note, unless the holder makes the election described below in "--ALL ORIGINAL ISSUE DISCOUNT ELECTION." Any amount of de minimis original issue discount that has not been included in income prior to sale, exchange or retirement of a note generally will be treated as capital gain.

    EXAMPLE. The outstanding notes were issued in the May 1999 private placement with a de minimis amount of original issue discount. An outstanding note with a stated redemption price at maturity of $100,000 was issued for $98,500 in the private placement. Unless the U.S. holder makes the election described below in "--ALL ORIGINAL ISSUE DISCOUNT ELECTION," the U.S. holder will include a portion of the de minimis original discount amount of $1,500 ($100,000--$98,500) in income on a pro rata basis as each stated principal payment on the exchange note is received or, if earlier, upon disposition of the exchange note. If, for example, the U.S. holder were to receive a stated principal payment of $10,000 during a taxable year as the result of an optional redemption, the U.S. holder would include $150 in income for that taxable year as shown by the following computation:

Stated Principal Amount Received                         $  10,000
                                                  =                     =            10%
-------------------------------------------                -------
Total Stated Principal Amount of Exchange
Note                                                     $ 100,000

De Minimis Original Discount Amount                      $   1,500
                                                             X 10%
                                                         ---------
Portion of De Minimis Original
Issue Discount Amount Included in Income                 $     150
                                                         ---------
                                                         ---------

    COMPUTATIONS OF DAILY PORTIONS OF ORIGINAL ISSUE DISCOUNT. The amount of original issue discount includible in income by a holder of a discount note is the sum of the daily portions of original issue discount with respect to such discount note for each day during the taxable year or portion of taxable year in which the holder holds such discount note. The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period. Accrual periods with respect to a note may be any length selected by the holder and may vary in length over the term of the note as long as no accrual period is longer than one year and each scheduled payment of interest or principal on the note occurs either on the final or first day of an accrual period.

    The amount of original issue discount allocable to an accrual period equals the excess of

    (1) the product of the discount note's adjusted issue price at the beginning of the accrual period and such note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over

    (2) the sum of the payments of qualified stated interest on the note allocable to the accrual period.

    The "adjusted issue price" of a discount note at the beginning of any accrual period is (a) the sum of the issue price of such note and the accrued original issue discount for each prior accrual period less (b) any prior payments on the note that were not qualified stated interest payments.

    OPTIONAL REDEMPTION. The exchange notes are subject to optional redemption by the issuer before maturity. Under the Treasury Regulations for original issue discount, an issuer will be presumed to exercise its option to redeem for purposes of computing the accrual of original issued discount if, and only if, by using the optional redemption date as the maturity date and the optional redemption price as the stated redemption price at maturity, the yield to maturity of the notes is lower than it would be if the notes were not redeemed early. If an issuer is presumed to exercise its option to redeem the notes, original issue discount on such notes will be calculated as if the redemption date were the maturity date and the optional redemption price were the stated redemption price at maturity. In cases (such as with the outstanding notes) in which all of the notes are issued at par or at a discount, an issuer will not be presumed to exercise its option to redeem the notes because a redemption by the issuer would not lower the yield to maturity of the notes. If, however, notes were issued at a premium, an issuer may be able to lower the yield to maturity of the notes by exercising its redemption option.

    ALL ORIGINAL ISSUE DISCOUNT ELECTION. The Treasury Regulations for original issue discount provide that a holder may make an election to include in gross income all stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount that accrues on the note, and unstated interest under the constant yield method used to account for original issue discount. To make such an election, the holder of the note must attach a statement to its timely filed federal income tax return for the taxable year in which the holder acquired the note. The statement must identify the instrument to which the election applies. An election is irrevocable unless the holder obtains the consent of the Internal Revenue Service.

    IN VIEW OF THE COMPLEXITIES AS TO THE MANNER OF INCLUSION IN INCOME OF ORIGINAL ISSUE DISCOUNT ON THE NOTES, IT IS SUGGESTED THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE APPROPRIATE AMOUNT AND METHOD OF INCLUSION IN INCOME OF ORIGINAL ISSUE DISCOUNT ON THE NOTES FOR FEDERAL INCOME TAX PURPOSES.

    DISPOSITIONS. Upon the sale, exchange, retirement, redemption or other taxable disposition of an exchange note, a U.S. holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (excluding any amount received that is attributable to accrued but unpaid interest) and the U.S. holder's adjusted tax basis in the exchange note. A U.S. holder's adjusted tax basis in an exchange note generally will equal the U.S. holder's cost of the exchange note. Gain or loss recognized by a U.S. holder on the taxable disposition of an exchange note generally will be capital gain or loss. The capital gain or loss will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 20%. Subject to certain limited exceptions, capital losses cannot be used to offset ordinary income.

    BACKUP WITHHOLDING. In general, "backup withholding" at a rate of 31% may apply to payments of principal and interest made on an exchange note, and to payment of the proceeds of a sale or exchange of an exchange note before maturity, that are made to a non-corporate U.S. holder if the holder fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a U.S. holder's federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

    For purposes of the following discussion, a non-U.S. holder is a beneficial owner of an exchange note that is not, for federal income tax purposes, a U.S. holder. An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to federal tax as if they were citizens.

    Under present federal income and estate tax law and subject to the discussion of backup withholding below:

    (a) payments of principal, premium (if any) and interest on an exchange note by us or any of our agents to any non-U.S. holder will not be subject to withholding of federal income tax, provided that in the case of interest

        (1) the non-U.S. holder does not directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote,

        (2) the non-U.S. holder is not (x) a controlled foreign corporation that is related to us through sufficient stock ownership, or (y) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code, and

        (3) either (A) the beneficial owner of the note certifies to us or our agent, under penalties of perjury, that it is not a "United States person" under the meaning of the Internal Revenue Code and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note on behalf of the beneficial owner certifies to us or our agent under penalties of perjury that it, or the financial institution between it and the beneficial owner, has received from the beneficial owner a statement, under penalties of perjury, that it is not a "United States person" and provides the payor with a copy of this statement;

    (b) a non-U.S. holder will not be subject to federal income tax on any gain or income realized on the sale, exchange, redemption, retirement at maturity or other disposition of an exchange note (provided that, in the case of proceeds representing accrued interest, the conditions described in paragraph (a) above are met) unless

        (1) the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year and some other conditions are met, or

        (2) the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder, or if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder; and

    (c) a note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of the individual's death if, at the time of the individual's death,

        (1) the individual did not directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote, and

        (2) the income on the note would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

    EFFECTIVELY CONNECTED INTEREST INCOME. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of this trade or business (or, if an income tax treaty applies, and the non-U.S. holder maintains a U.S. "permanent establishment" to which the interest is generally attributable), the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraph (a) (provided that the holder furnishes a properly executed Internal Revenue Service Form W-8ECI or successor form on or before any payment date to claim the exemption), may be subject to federal income tax on such interest on a net basis in the same manner as if it were a U.S. holder.

    BRANCH PROFITS TAX. In addition, a foreign corporation that is a non-U.S. holder of a note may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to some adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

    NEW WITHHOLDING TAX REGULATIONS. In 1997, Treasury Regulations were issued generally effective for payments made after December 31, 2000 that provide alternative methods for satisfying the certification requirement described in paragraph (a)(3) above and will require

    - a non-U.S. holder that provides an Internal Revenue Service Form W-8ECI or successor form (as discussed above) also to provide its U.S. taxpayer identification number and

    - a non-U.S. holder claiming the benefit of an income tax treaty also to provide its U.S. taxpayer identification number.

These Treasury Regulations generally also will require, in the case of a note held by a foreign partnership, that (x) the certification described in paragraph
(a)(3) above be provided by the partners and (y) the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any of our agents (in their capacities as agents) to a non-U.S. holder of an exchange note if the holder has provided the required certification that it is not a United States person as set forth in paragraph
(a) above, provided that neither we nor our agent has actual knowledge that the exchange holder is a United States person. We or our agent may, however, report payments of interest on the exchange notes.

    Payments of the proceeds from a disposition by a non-U.S. holder of an exchange note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply to those payments if the broker is

    (1) a United States person,

    (2) a controlled foreign corporation for federal income tax purposes,

    (3) a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or

    (4) with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Payments of the proceeds from a disposition by a non-U.S. holder of a note made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its U.S. taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder would be allowed as a refund or a credit against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended, may be used by a broker-dealer in connection with such resales.

    The company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale. Such resales may be made at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Such resales may also be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer on the purchases of any such exchange notes.

    Any broker-dealer that resells the exchange notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and must therefore deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on any such resale of exchange notes and any commissions or concessions received by any such broker-dealer may be deemed to be underwriting compensation under the Securities Act. Such broker-dealers must acknowledge, by signing the letter of transmittal, that they will deliver a letter of transmittal stating that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    Any broker-dealer that holds any outstanding notes that it acquired directly from the company in the initial offering and not as a result of market-making or other trading activities cannot rely on this interpretation by the Commission and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act. However, since the initial purchasers that purchased all of the outstanding notes directly from the company immediately resold all of the outstanding notes purchased by them, no such broker-dealer exists.

                                 LEGAL MATTERS


    The validity of the exchange notes will be passed upon for us by Thompson Hine & Flory LLP, Cleveland, Ohio. Certain partners of Thompson Hine & Flory LLP own a total of 2,850 shares of class A common stock of Jo-Ann Stores, Inc. and 2,850 shares of class B common stock of Jo-Ann Stores, Inc.


                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements of Jo-Ann Stores, Inc. as of January 30, 1999, and for the three fiscal years then ended, appearing in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

            WHERE YOU CAN FIND MORE INFORMATION ABOUT JO-ANN STORES

    We are subject to the periodic reporting requirements of the Securities and Exchange Commission and file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The phone number of the Commission's public reference facilities is 1-800-SEC-0330. Such information may also be obtained on the Internet at the Commission's web site located at http://www.sec.gov. In addition, our common stock is traded on the New York Stock Exchange and as a result periodic reports and proxy statements can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

    Pursuant to the indenture, we have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Commission (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if our company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our company's certified independent accountants, (2) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports and (3) any other information, documents and other reports which we would be required to file with the Commission if we were subject to
Section 13 or 15(d) of the Exchange Act. In addition, whether or not required by the rules and regulations of the Commission, we will also agree to file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                              JO-ANN STORES, INC.

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Public Accountants...................................................................     F-2

Consolidated Balance Sheets as of January 30, 1999 and January 31, 1998....................................     F-3

Consolidated Statements of Income for each of the three fiscal years in the period ended January 30,
1999.......................................................................................................     F-4

Consolidated Statements of Cash Flows for each of the three fiscal years in the period ended January 30,
1999.......................................................................................................     F-5

Consolidated Statements of Shareholders' Equity for each of the three fiscal years in the period ended
January 30, 1999...........................................................................................     F-6

Notes to Consolidated Financial Statements.................................................................     F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Jo-Ann Stores, Inc.

    We have audited the accompanying consolidated balance sheets of Jo-Ann Stores, Inc. (an Ohio corporation) and subsidiaries as of January 30, 1999 and January 31, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended January 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jo-Ann Stores, Inc. and subsidiaries as of January 30, 1999 and January 31, 1998 and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 30, 1999 in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Cleveland, Ohio,
April 14, 1999.

                          CONSOLIDATED BALANCE SHEETS

                              JO-ANN STORES, INC.

                                                                                                         JANUARY 30,    JANUARY 31,
                                                                                                            1999           1998
                                                                                                        -------------  -------------
                                                                                                           (MILLIONS OF DOLLARS,
                                                                                                         EXCEPT SHARE AND PER SHARE
                                                                                                                   DATA)
ASSETS
Current assets:
  Cash and temporary cash investments.................................................................    $    20.4      $    14.8
  Inventories.........................................................................................        420.2          294.7
  Deferred income taxes...............................................................................         24.8             --
  Prepaid expenses and other current assets...........................................................         24.7           12.6
                                                                                                             ------         ------
Total current assets..................................................................................        490.1          322.1

Property and equipment, at cost:
  Land................................................................................................          2.2            1.7
  Buildings...........................................................................................         24.7           22.8
  Furniture, fixtures and equipment...................................................................        172.7          121.7
  Leasehold improvements..............................................................................         57.3           46.8
  Construction in progress............................................................................         13.2            2.6
                                                                                                             ------         ------
                                                                                                              270.1          195.6
  Less accumulated depreciation and amortization......................................................        106.1           85.6
                                                                                                             ------         ------
                                                                                                              164.0          110.0

Goodwill, net.........................................................................................         37.2             --
Other assets..........................................................................................         10.1           15.7
                                                                                                             ------         ------
Total assets..........................................................................................    $   701.4      $   447.8
                                                                                                             ------         ------
                                                                                                             ------         ------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................................................    $   150.4      $   120.6
  Accrued expenses....................................................................................         58.4           32.5
  Accrued income taxes................................................................................          0.4           10.4
  Deferred income taxes...............................................................................           --            1.3
                                                                                                             ------         ------
Total current liabilities.............................................................................        209.2          164.8
Long-term debt........................................................................................        182.5           24.7
Deferred income taxes.................................................................................         25.2           14.2
Other long-term liabilities...........................................................................         25.5            3.2

Shareholders' equity:
  Common stock:
    Class A, par value $0.05 per share; issued and outstanding 9,530,330 and 9,463,915,
      respectively....................................................................................          0.5            0.5
    Class B, par value $0.05 per share; issued and outstanding 9,481,244 and 9,302,746,
      respectively....................................................................................          0.5            0.5
  Additional paid-in capital..........................................................................         94.4           88.9
  Unamortized restricted stock awards.................................................................         (2.9)          (3.1)
  Retained earnings...................................................................................        185.8          172.2
                                                                                                             ------         ------
                                                                                                              278.3          259.0
  Treasury stock, at cost.............................................................................        (19.3)         (18.1)
                                                                                                             ------         ------
Total shareholders' equity............................................................................        259.0          240.9
                                                                                                             ------         ------
Total liabilities and shareholders' equity............................................................    $   701.4      $   447.8
                                                                                                             ------         ------
                                                                                                             ------         ------

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONSOLIDATED STATEMENTS OF INCOME

                              JO-ANN STORES, INC.

                                                                                    FISCAL YEARS ENDED
                                                                           -------------------------------------
                                                                           JANUARY 30,  JANUARY 31,  FEBRUARY 1,
                                                                              1999         1998         1997
                                                                           -----------  -----------  -----------
                                                                             (MILLIONS OF DOLLARS, EXCEPT PER
                                                                                        SHARE DATA)
Net sales................................................................   $ 1,242.9    $   975.0    $   929.0
Cost of sales............................................................       678.5        533.2        516.9
Selling, general and administrative expenses.............................       476.7        363.1        340.9
Depreciation and amortization............................................        27.7         21.7         21.2
Non-recurring charge.....................................................        25.1           --           --
                                                                           -----------  -----------  -----------
Operating profit.........................................................        34.9         57.0         50.0
Interest expense.........................................................        12.5          5.9         10.6
                                                                           -----------  -----------  -----------
Income before income taxes and extraordinary item........................        22.4         51.1         39.4
Income tax provision.....................................................         8.8         19.2         14.8
                                                                           -----------  -----------  -----------
Net income before extraordinary item.....................................        13.6         31.9         24.6
Extraordinary item, loss related to early retirement of debt,
net of tax benefit of $0.7 million.......................................          --         (1.1)          --
                                                                           -----------  -----------  -----------
Net income...............................................................   $    13.6    $    30.8    $    24.6
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
Net income per common share--basic:
  Net income before extraordinary item...................................   $    0.72    $    1.74    $    1.37
  Extraordinary item.....................................................          --        (0.06)          --
                                                                           -----------  -----------  -----------
Net income per common share..............................................   $    0.72    $    1.68    $    1.37
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
Net income per common share--diluted:
  Net income before extraordinary item...................................   $    0.69    $    1.60    $    1.26
  Extraordinary item.....................................................          --        (0.06)          --
                                                                           -----------  -----------  -----------
Net income per common share..............................................   $    0.69    $    1.54    $    1.26
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              JO-ANN STORES, INC.

                                                                       FISCAL YEARS ENDED
                                                              -------------------------------------
                                                              JANUARY 30,  JANUARY 31,  FEBRUARY 1,
                                                                 1999         1998         1997
                                                              -----------  -----------  -----------
                                                                      (MILLIONS OF DOLLARS)
Net cash flows from operating activities:
  Net income................................................   $    13.6    $    30.8    $    24.6
  Adjustments to reconcile net income to net cash (used for)
    provided by operating activities:
    Depreciation and amortization...........................        27.7         21.7         21.2
    Non-cash portion of non-recurring charge................         9.2           --           --
    Deferred income taxes...................................         8.5           --         (1.3)
    Loss on disposal of fixed assets........................         2.2          0.9          1.1
    Extraordinary loss on debt prepayment...................          --          1.1           --
  Changes in operating assets and liabilities:
    (Increase) decrease in inventories......................       (96.0)         1.4         41.9
    (Increase) decrease in prepaid expenses and other
      current assets........................................        19.2         (3.0)         2.3
    Increase (decrease) in accounts payable.................        14.6         21.2         (5.0)
    Increase (decrease) in accrued expenses.................        (4.3)         3.6          8.8
    Increase (decrease) in accrued income taxes.............       (10.0)         0.4         10.3
                                                              -----------       -----   -----------
Net cash (used for) provided by operating activities........       (15.3)        78.1        103.9
Net cash flows from investing activities:
  Capital expenditures......................................       (75.1)       (36.6)       (13.2)
  House of Fabrics acquisition, net of cash acquired........       (23.5)          --           --
  Other, net................................................         4.3         (0.5)        (1.1)
                                                              -----------       -----   -----------
Net cash used for investing activities......................       (94.3)       (37.1)       (14.3)
Net cash flows from financing activities:
  Proceeds from long-term debt..............................       159.8         87.3         13.1
  Repayment of long-term debt...............................       (48.5)       (77.7)       (96.5)
  Redemption of debentures..................................          --        (57.0)          --
  Proceeds and tax benefit from exercise of stock options...         4.4          8.4          2.2
  Issuance of treasury shares...............................         1.0          0.8           --
  Purchase of common stock..................................        (1.5)          --         (9.0)
  Other, net................................................          --         (0.6)         1.6
                                                              -----------       -----   -----------
Net cash provided by (used for) financing activities........       115.2        (38.8)       (88.6)
Net increase in cash........................................         5.6          2.2          1.0
Cash and temporary cash investments at beginning of year....        14.8         12.6         11.6
                                                              -----------       -----   -----------
  Cash and temporary cash investments at end of year........   $    20.4    $    14.8    $    12.6
                                                              -----------       -----   -----------
                                                              -----------       -----   -----------
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest................................................   $    12.5    $     7.5    $    11.1
    Income taxes............................................   $    14.6    $    15.6    $     5.7
  Acquisition of House of Fabrics, Inc.:
    Fair value of assets acquired, net of cash..............   $  (138.1)
    Fair value of liabilities assumed.......................       116.8
                                                              -----------
  Net cash payment to date..................................       (21.3)
  Amount payable for shares not yet tendered................        (2.2)
                                                              -----------
  Total.....................................................   $   (23.5)
                                                              -----------
                                                              -----------

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                              JO-ANN STORES, INC.

                                    CLASS A      CLASS B    ADDITIONAL    UNAMORTIZED                                 TOTAL
                                    COMMON       COMMON       PAID-IN     RESTRICTED     RETAINED     TREASURY    SHAREHOLDERS'
                                     STOCK        STOCK       CAPITAL    STOCK AWARDS    EARNINGS       STOCK        EQUITY
                                  -----------  -----------  -----------  -------------  -----------  -----------  -------------
                                                                      (MILLIONS OF DOLLARS)

Balance, January 27, 1996.......   $     0.5    $     0.5    $    74.2     $    (1.7)    $   116.8    $    (9.4)    $   180.9
  Net income....................          --           --           --            --          24.6           --          24.6
  Exercise of stock options.....          --           --          1.8            --            --           --           1.8
  Tax benefit on options
    exercised...................          --           --          0.4            --            --           --           0.4
  Issuance of restricted stock
    awards......................          --           --          0.4          (0.4)           --           --            --
  Cancellation of restricted
    stock awards................          --           --         (0.2)          0.1            --           --          (0.1)
  Amortization of restricted
    stock awards................          --           --           --           0.8            --           --           0.8
  Purchase of common stock......          --           --           --            --            --         (9.0)         (9.0)
                                         ---          ---        -----         -----    -----------  -----------       ------

Balance, February 1, 1997.......         0.5          0.5         76.6          (1.2)        141.4        (18.4)        199.4
  Net income....................          --           --           --            --          30.8           --          30.8
  Exercise of stock options.....          --           --          5.2            --            --           --           5.2
  Tax benefit on options
    exercised...................          --           --          3.2            --            --           --           3.2
  Issuance of restricted stock
    awards......................          --           --          2.8          (2.8)           --           --            --
  Cancellation of restricted
    stock awards................          --           --         (0.4)          0.3            --           --          (0.1)
  Amortization of restricted
    stock awards................          --           --           --           0.6            --           --           0.6
  Issuance of treasury shares...          --           --          0.5            --            --          0.3           0.8
  Issuance of common stock upon
    conversion of debentures....          --           --          1.0            --            --           --           1.0
                                         ---          ---        -----         -----    -----------  -----------       ------

Balance, January 31, 1998.......         0.5          0.5         88.9          (3.1)        172.2        (18.1)        240.9
  Net income....................          --           --           --            --          13.6           --          13.6
  Exercise of stock options.....          --           --          2.7            --            --           --           2.7
  Tax benefit on options
    exercised...................          --           --          1.7            --            --           --           1.7
  Issuance of restricted stock
    awards......................          --           --          1.3          (1.3)           --           --            --
  Cancellation of restricted
    stock awards................          --           --         (0.9)          0.4            --           --          (0.5)
  Amortization of restricted
    stock awards................          --           --           --           1.1            --           --           1.1
  Purchase of common stock......          --           --           --            --            --         (1.5)         (1.5)
  Issuance of treasury shares...          --           --          0.7            --            --          0.3           1.0
                                         ---          ---        -----         -----    -----------  -----------       ------

  Balance, January 30, 1999.....   $     0.5    $     0.5    $    94.4     $    (2.9)    $   185.8    $   (19.3)    $   259.0
                                         ---          ---        -----         -----    -----------  -----------       ------
                                         ---          ---        -----         -----    -----------  -----------       ------

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              JO-ANN STORES, INC.

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    Jo-Ann Stores, Inc. (the "Company"), an Ohio corporation, is a fabric and craft retailer with 1,058 retail stores in 49 states at January 30, 1999. The 1,034 traditional and 24 superstores feature a broad line of apparel, quilting and craft fabrics and sewing-related products, home decorating fabrics, floral, craft and seasonal products. Effective September 1, 1998, the Company changed its name to Jo-Ann Stores, Inc. from Fabri-Centers of America, Inc.

    The significant accounting policies applied in preparing the accompanying consolidated financial statements of the Company are summarized below:

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts in the fiscal 1998 and fiscal 1997 financial statements have been reclassified in order to conform with the current year presentation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Since actual results may differ from those estimates, the Company revises its estimates and assumptions as new information becomes available.

FISCAL YEAR

    The Company's fiscal year ends on the Saturday closest to January 31. The fiscal year refers to the year in which the period ends (e.g., fiscal 1999 ended January 30, 1999). Fiscal years generally consist of 52 weeks, with the exception of fiscal 1997 which contains 53 weeks.

CASH AND TEMPORARY CASH INVESTMENTS

    Temporary cash investments are all highly liquid investments with original maturities of three months or less.

INVENTORIES

    Inventories are stated at the lower of cost or market. Substantially all inventories were valued using the last-in, first-out ("LIFO") method. The value of inventories stated on the LIFO method at January 30, 1999 and January 31, 1998 are not materially different from their current cost.

PROPERTY AND EQUIPMENT

    Depreciation and amortization is provided principally by the straight-line method. The major classes of assets and ranges of estimated useful lives are: buildings from 10 to 40 years; furniture, fixtures and equipment from 2 to 10 years; and leasehold improvements for 10 years or the remainder of the lease, whichever is shorter.

                              JO-ANN STORES, INC.

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Depreciation and amortization expense amounted to $25.4 million, $19.9 million and $18.9 million in fiscal 1999, 1998 and 1997, respectively. Maintenance and repair expenditures are charged to expense as incurred and improvements and major renewals are capitalized.

SOFTWARE DEVELOPMENT

    The AICPA issued its Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP No. 98-1") which requires companies to capitalize payroll and other internal costs as well as any external costs related to software development. The Company adopted SOP No. 98-1 in fiscal 1998, and the impact of adoption was not material. The Company capitalized $12.3 million and $2.8 million in fiscal 1999 and fiscal 1998, respectively, for internal use software. The capitalized amounts are included in property and equipment and are being amortized on a straight-line basis over periods ranging from 2 to 5 years at the time the software becomes operational.

GOODWILL

    Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets acquired from House of Fabrics, Inc. Goodwill is amortized on a straight-line basis over 40 years. This amortization is a non-deductible expense for tax purposes. The Company periodically reviews the recoverability of goodwill. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flows on an undiscounted basis. In management's opinion, no material impairment exists on January 30, 1999. Amortization expense was $0.9 million for fiscal 1999.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' net book value. There were no long-lived assets that required recognition of an impairment loss at January 30, 1999 or January 31, 1998.

FINANCIAL INSTRUMENTS

    All financial instruments are considered to have a fair value which approximates carrying value at January 30, 1999 and January 31, 1998, unless otherwise specified. The Company has entered into interest rate swap agreements to hedge against interest rate risk. The interest differentials from these swaps are recorded as interest expense as incurred.

STORE OPENING EXPENSES

    Store opening expenses are charged to operations as incurred.

ADVERTISING COSTS

    The Company expenses production costs of advertising the first time the advertising takes place. Advertising expense was $32.5 million, $24.4 million and $20.3 million for fiscal 1999, 1998 and 1997, respectively.

                              JO-ANN STORES, INC.

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting on Comprehensive Income." This statement became effective for the Company in the first quarter of fiscal 1999. This statement establishes standards for reporting and display of comprehensive income and its components. The Company currently has no items that qualify as comprehensive income under the definitions of this statement, and the presentation of previously reported results is not affected.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

    In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," was issued. Based on the information utilized by the Company's operating decision makers to manage the business, the Company currently has no segments which require disclosure under the quantitative thresholds defined by the statement.

    In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. The statement must be adopted by the Company in fiscal 2000. Under provisions of this statement, the Company will be required to record all derivatives on the balance sheet at fair value and establish special accounting rules for the different types of hedges. Implementation of this standard is not expected to have a material impact on the Company's financial position or results of operations.

NOTE 2--ACQUISITION OF HOUSE OF FABRICS, INC.

    On March 9, 1998, the Company acquired, through a cash tender offer, 77.2 percent of the outstanding common stock of House of Fabrics, Inc. ("HOF") for $4.25 per share (the "Acquisition"). On April 21, 1998, the merger of HOF with a wholly owned subsidiary of the Company was approved at a special meeting of the shareholders of HOF. As a result, HOF became a wholly owned subsidiary of the Company, and all shares of HOF common stock not already owned by the Company were canceled and converted into the right to receive $4.25 in cash. The total value of the transaction was approximately $97.1 million, including the assumption of debt and other long-term liabilities aggregating $73.6 million. The funds used to acquire HOF were provided by borrowings under the Credit Facility.

    HOF had annual revenues of approximately $240.0 million and operated 261 fabric and craft stores in 27 states at the time of the Acquisition. Of the 261 stores acquired, management identified 60 HOF stores and 30 Jo-Ann Fabrics and Crafts stores for closing, due to the geographic overlap that existed between the two companies. Certain HOF stores, identified for closing, were liquidated with the assistance of an outside firm, and the Company actively settled leases with landlords. The operations of the liquidated HOF stores have been excluded from the Company's reported results of operations since the date of the Acquisition. Operating results of the continuing HOF stores have been included in our results of operations since the date of the Acquisition.

    The Acquisition was recorded as a purchase business combination using Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, the carrying values of HOF's net assets, including the establishment of reserves for severance and costs associated with the HOF store closings, have been adjusted to their estimated fair values. The excess of the purchase price paid over the net

                              JO-ANN STORES, INC.

NOTE 2--ACQUISITION OF HOUSE OF FABRICS, INC. (CONTINUED) identifiable assets and liabilities totaled $38.1 million and is reported as goodwill, which is being amortized on a straight-line basis over a 40-year life.

    In accordance with Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)," the Company recorded a non-recurring charge of $25.1 million during the first three quarters of 1999 for direct and other merger-related costs pertaining to the Acquisition.

    Following is a summary of the significant components of the non-recurring charge (millions of dollars):

                                                                      CASH       NON-CASH       TOTAL
                                                                    ---------  -------------  ---------
Write-downs of previously owned assets............................  $      --    $     9.2    $     9.2
Costs of operating duplicate corporate facilities.................        5.4           --          5.4
Store remerchandising costs.......................................        5.1           --          5.1
Rental costs on closed stores and other costs.....................        5.4           --          5.4
                                                                    ---------          ---    ---------
                                                                    $    15.9    $     9.2    $    25.1
                                                                    ---------          ---    ---------
                                                                    ---------          ---    ---------

    The integration events were completed by the end of the third quarter of fiscal 1999. At the end of fiscal 1999, the Company had a remaining accrual of $1.3 million for future rental obligations on the closed stores.

    Other long-term liabilities include a $22.5 million income tax contingency assumed in the Acquisition. Prior to the Acquisition, HOF received refunds totaling $22.5 million pursuant to carrybacks of certain net operating losses on claims filed for refund with the Internal Revenue Service ("IRS") on Forms 1139. The claims for refund have been examined by the IRS, and a deficiency notice has been issued. HOF had appealed the deficiency assessment. To the extent that the Company prevails, in whole or in part, with respect to the appeal, goodwill and cash payments to the IRS will be reduced.

    Summarized below are the unaudited pro forma combined results of operations for fiscal 1998 of the Company and HOF as if the Acquisition had occurred as of the beginning of fiscal 1998:

                                                                    PRO FORMA
                                                                    COMBINED
                                                                   (UNAUDITED)
                                                                   -----------
                                                                    (MILLIONS
                                                                   OF DOLLARS,
                                                                   EXCEPT PER
                                                                   SHARE DATA)
Net sales........................................................   $ 1,209.2
Net income before extraordinary item.............................        25.2
Net income.......................................................        24.1
Net income per common share before extraordinary item:
  Basic..........................................................   $    1.37
  Diluted........................................................        1.27
Net income per common share:
  Basic..........................................................   $    1.31
  Diluted........................................................        1.21

                              JO-ANN STORES, INC.

NOTE 2--ACQUISITION OF HOUSE OF FABRICS, INC. (CONTINUED)
    The pro forma financial information presented is for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Acquisition been consummated at the beginning of the period presented. In addition, the information is not intended to be a projection of future results and does not reflect synergies that may be achieved from combined operations. The pro forma results presented do not include any impact on net income of the non-recurring charge to integrate HOF.

NOTE 3--INCOME TAXES

    The significant components of the income tax provision are as follows:

FISCAL YEARS ENDED                                         1999       1998       1997
-------------------------------------------------------  ---------  ---------  ---------
                                                              (MILLIONS OF DOLLARS)
Current:
  Federal..............................................  $    (1.2) $    16.9  $    14.6
  State and local......................................        1.4        2.3        1.5
                                                         ---------  ---------  ---------
                                                               0.2       19.2       16.1
Deferred...............................................        8.6         --       (1.3)
                                                         ---------  ---------  ---------
Income tax provision...................................  $     8.8  $    19.2  $    14.8
                                                         ---------  ---------  ---------
                                                         ---------  ---------  ---------

    The reconciliation of income tax at the statutory rate to the income tax provision is as follows:

FISCAL YEARS ENDED                                         1999       1998       1997
-------------------------------------------------------  ---------  ---------  ---------
                                                              (MILLIONS OF DOLLARS)
Federal income tax at the statutory rate...............  $     7.8  $    17.9  $    13.8
Effect of:
  State and local taxes................................        0.9        1.5        1.0
  Goodwill and other, net..............................        0.1       (0.2)        --
                                                         ---------  ---------  ---------
Income tax provision...................................  $     8.8  $    19.2  $    14.8
                                                         ---------  ---------  ---------
                                                         ---------  ---------  ---------

                              JO-ANN STORES, INC.

NOTE 3--INCOME TAXES (CONTINUED)

    The significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                               ASSET/(LIABILITY)
                                                                              --------------------
FISCAL YEAR                                                                     1999       1998
----------------------------------------------------------------------------  ---------  ---------
(MILLIONS OF DOLLARS)
Current
Deferred tax assets:
  Acquired tax assets.......................................................  $    11.5  $      --
  Inventory items...........................................................        8.7        2.5
  Employee benefits.........................................................        2.3        1.6
  Lease obligations.........................................................        2.7        1.2
  Other.....................................................................        3.4        0.6
                                                                              ---------  ---------
                                                                                   28.6        5.9
Deferred tax liabilities:
  Basis difference in net assets acquired...................................       (3.1)      (6.5)
  Non-income taxes..........................................................       (0.7)      (0.7)
                                                                              ---------  ---------
                                                                                   (3.8)      (7.2)
                                                                              ---------  ---------
Net current deferred tax asset (liability)..................................  $    24.8  $    (1.3)
                                                                              ---------  ---------
                                                                              ---------  ---------
Non-current
Deferred tax assets:
  Unearned compensation.....................................................  $     0.2  $     0.2
  Other.....................................................................        0.8        0.3
                                                                              ---------  ---------
                                                                                    1.0        0.5
Deferred tax liabilities:
  Depreciation..............................................................      (21.1)     (14.0)
  Basis difference in net assets acquired...................................       (5.0)      (0.6)
  Other.....................................................................       (0.1)      (0.1)
                                                                              ---------  ---------
                                                                                  (26.2)     (14.7)
                                                                              ---------  ---------
Net non-current deferred tax liability......................................  $   (25.2) $   (14.2)
                                                                              ---------  ---------
                                                                              ---------  ---------

    In connection with the purchase of HOF, the Company recorded certain tax assets, of which approximately $11.5 million is still available as of January 30, 1999 to offset future years' tax payments. The Company did not record any valuation allowances against deferred tax assets as of January 30, 1999 or January 31, 1998.

NOTE 4--FINANCING

    The Company has an unsecured $250.0 million five-year revolving credit agreement (the "Credit Facility") that expires January 31, 2003. The Company may borrow up to a maximum of $280.0 million by utilizing funds available under the Credit Facility and other lines of credit. An amendment on March 4, 1998 increased the Credit Facility to $250.0 million from $200.0 million and included a provision allowing the Company to acquire HOF as discussed in Note 2. The Credit Facility was

                              JO-ANN STORES, INC.

NOTE 3--INCOME TAXES (CONTINUED)
amended for the period of September 4, 1998 through November 30, 1998 to allow the Company to increase its borrowing capacity up to a maximum of $315.0 million.

    The Company's weighted average interest rate and weighted average borrowings under the Credit Facility and other bank borrowings were 6.23 percent and $157.1 million during fiscal 1999, 6.00 percent and $49.0 million during fiscal 1998 and 6.33 percent and $83.1 million during fiscal 1997, respectively.

    The weighted average interest rate under the Credit Facility and other bank borrowings was 5.82 percent at January 30, 1999. Interest on borrowings under the Credit Facility is calculated at an applicable margin over prime, federal funds or LIBOR rates, based on the achievement of specified ranges of certain financial covenants. The Company pays a facility fee on the revolving commitment amount which ranges from 10 basis points to 30 basis points based on the achievement of specified ranges of certain financial covenants.

    The Credit Facility contains financial covenants which require the Company to, among other things, maintain a minimum tangible net worth and fixed charge coverage and current funded indebtedness ratios as well as a financial covenant which limits the Company's defined leverage ratio. The Company is in compliance with all financial covenants contained in the Credit Facility.

    On March 15, 1998, the Company entered into a five-year interest rate swap agreement to hedge its interest rate exposure for a portion of the Credit Facility. The notional amount of this interest rate swap agreement is $75.0 million, with a fixed LIBOR rate of 5.98 percent, reducing to $50.0 million on March 15, 2001 for the remaining term of the agreement.

    On June 30, 1997, the Company redeemed all of its outstanding 6 1/4% Convertible Subordinated Debentures ("Debentures") due March 1, 2002 at a price of 101.785 percent of principal. The holders of the Debentures had the option to convert their Debentures into common shares at a conversion price of $24.375 per share, or to accept redemption at the stated premium. Of the $57.0 million of Debentures outstanding, $1.1 million were converted. The remaining $55.9 million of Debentures were redeemed. The Company recorded an extraordinary loss, net of taxes, of $1.1 million, or $0.06 per share, consisting of the redemption premium, unamortized debenture issuance costs and other related expenses.

    The Company is currently in the process of negotiating a new five-year senior credit facility that will increase the total credit commitment, including letters of credit and related acceptances, to $300.0 million, plus an additional $30.0 million of outside bank lines. This will replace the existing Credit Facility.

    In addition, the Company expects to issue $150.0 million aggregate principal amount of senior subordinated notes which will mature in 2009. It is anticipated that these notes will be fully and unconditionally guaranteed by each of the Company's restricted subsidiaries.

                              JO-ANN STORES, INC.

NOTE 3--INCOME TAXES (CONTINUED)
    Summarized consolidating financial information of the Company (excluding its subsidiaries) and the guarantor subsidiaries as of and for the year ended January 30, 1999 is as follows:

                                                                       GUARANTOR
                                                            PARENT    SUBSIDIARIES CONSOLIDATED
                                                           ---------  -----------  ------------
                                                                  (MILLIONS OF DOLLARS)
Net sales................................................  $   703.1   $   539.8    $  1,242.9
Gross profit.............................................      338.9       225.5         564.4
Operating profit.........................................       42.7        (7.8)         34.9
Net income...............................................        7.8         5.8          13.6

Current assets...........................................      223.5       266.6         490.1
Non-current assets.......................................       94.6       116.7         211.3
Intercompany receivable (payable)........................      303.7      (303.7)           --
Current liabilities......................................      188.1        21.1         209.2
Non-current liabilities..................................      197.5        35.7         233.2

NOTE 5--CAPITAL STOCK

    The following table details the common stock ($0.05 stated value) activity for fiscal 1999 and fiscal 1998:

                                                         COMMON SHARES
                                                          OUTSTANDING
                                                        NET OF TREASURY                          SHARES
                                                     ----------------------                        IN
                                                      CLASS A     CLASS B         TOTAL         TREASURY
                                                     ----------  ----------  ----------------  ----------
Balance at February 1, 1997........................   9,021,157   8,899,484        17,920,641   2,279,161
  Exercise of stock options........................     299,134     371,664           670,798          --
  Issuance of restricted stock awards..............     132,500          --           132,500          --
  Cancellation of restricted stock awards..........     (30,000)    (10,000)          (40,000)         --
  Purchase of common stock.........................        (423)       (575)             (998)        998
  Issuance of treasury shares......................      19,485      20,111            39,596     (39,596)
  Issuance of common stock upon conversion of
    debentures.....................................      22,062      22,062            44,124          --
                                                     ----------  ----------  ----------------  ----------
Balance at January 31, 1998........................   9,463,915   9,302,746        18,766,661   2,240,563
  Exercise of stock options........................     131,541     149,864           281,405          --
  Issuance of restricted stock awards..............      11,500      47,500            59,000          --
  Cancellation of restricted stock awards..........     (60,000)     (3,500)          (63,500)         --
  Purchase of common stock.........................     (40,233)    (42,268)          (82,501)     82,501
  Issuance of treasury shares......................      23,607      26,902            50,509     (50,509)
                                                     ----------  ----------  ----------------  ----------
Balance at January 30, 1999........................   9,530,330   9,481,244        19,011,574   2,272,555
                                                     ----------  ----------  ----------------  ----------
                                                     ----------  ----------  ----------------  ----------

    The Company's Class A Common Shares have voting rights while Class B Common Shares have no voting rights. At January 30, 1999 and January 31, 1998, there were 75,000,000 Class A Common Shares and 75,000,000 Class B Common Shares authorized for issuance. At January 30, 1999 and January 31, 1998, there were 5,000,000 shares of serial preferred stock, without par value, authorized for issuance, none of which are outstanding.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              JO-ANN STORES, INC.

NOTE 5--CAPITAL STOCK (CONTINUED)

SHAREHOLDERS' RIGHTS PLAN

    Under the Company's Shareholders' Rights Plan, as amended, one right is issued for each Class A Common Share outstanding. The rights are exercisable only if a person or group buys or announces a tender offer for 20 percent or more of the outstanding Class A Common Shares or the Board of Directors declares a person or group to be an "adverse person," as defined in the Plan. When exercisable, each right initially entitles a holder to purchase one Class A Common Share for $105.75. If at any time after the rights become exercisable, the Company is acquired in a merger or certain other business transactions occur, each right would then enable the holder thereof to purchase one common share of the acquiring company, or under certain circumstances, one Class A Common Share of the Company for $0.50. The rights, which do not have voting privileges, expire in November 2000, but may be redeemed by the Board of Directors prior to that time, under certain circumstances, for $0.005 per right. Until the rights become exercisable, they have no effect on earnings per share.

RIGHT TO ACQUIRE SHARES

    The Company is a party to an agreement with certain members of the two founding families of the Company, whereby the Company has a right of first refusal to acquire, at market prices, common shares disposed of by either of the families. The total number of both Class A and Class B Common Shares owned by the families, subject to this agreement, was approximately 2.8 million as of January 30, 1999.

NOTE 6--EARNINGS PER SHARE

    Basic and diluted earnings per share are calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic earnings per common share are computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share include the effect of the assumed exercise of dilutive stock options under the treasury stock method and the assumed conversion of all of the Company's Debentures on the first day of fiscal 1998 and 1997.

                              JO-ANN STORES, INC.

NOTE 6--EARNINGS PER SHARE (CONTINUED)
    The following table presents information necessary to calculate basic and diluted earnings per common share for the fiscal years presented:

FISCAL YEARS ENDED                                                            1999          1998          1997
------------------------------------------------------------------------  ------------  ------------  ------------
         (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
Basic earnings per common share:
Net income before extraordinary item....................................  $       13.6  $       31.9  $       24.6
Extraordinary item......................................................            --          (1.1)           --
                                                                          ------------  ------------  ------------
Net income..............................................................  $       13.6  $       30.8  $       24.6
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average shares outstanding.....................................    18,964,082    18,393,827    17,930,367
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
DILUTED EARNINGS PER COMMON SHARE:
Net income before extraordinary item....................................  $       13.6  $       31.9  $       24.6
Debenture interest, net of tax..........................................            --           0.9           2.2
                                                                          ------------  ------------  ------------
Net income before extraordinary item and debenture interest.............          13.6          32.8          26.8
Extraordinary item......................................................            --          (1.1)           --
                                                                          ------------  ------------  ------------
Net income before debenture interest....................................  $       13.6  $       31.7  $       26.8
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Weighted average shares outstanding.....................................    18,964,082    18,393,827    17,930,367
Incremental shares from assumed exercise of stock options...............       939,517     1,223,985       947,749
Incremental shares from assumed conversion of debentures................            --       974,068     2,337,764
                                                                          ------------  ------------  ------------
                                                                            19,903,599    20,591,880    21,215,880
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

NOTE 7--STOCK-BASED COMPENSATION PLANS

1998 INCENTIVE COMPENSATION PLAN

    During fiscal 1999, the shareholders approved the 1998 Incentive Compensation Plan (the "1998 Plan"). The 1998 Plan includes a stock options program, a restricted stock program and an employee stock purchase program. The employee stock purchase program meets the requirements of Section 423 of the Internal Revenue Code of 1986. Shares subject to awards under the 1998 Plan may be Class A or Class B shares. The total number of shares subject to awards, other than those granted under the employee stock purchase program, are limited in any fiscal year to (1) four percent of the number of shares outstanding at the beginning of the fiscal year, plus (2) for each of the two prior fiscal years, the excess of four percent of the number of shares outstanding at the beginning of each such fiscal year over the number of shares subject to awards actually granted in each such fiscal year.

    The stock options granted under the 1998 Plan become exercisable to the extent of one-fourth of the optioned shares for each full year of continuous employment following the date of grant and generally expire ten years after the date of the grant. During fiscal 1999, 750,666 shares were available to be issued as awards under the stock option and restricted stock programs. 431,600 non-qualified stock options and 57,500 restricted shares, net of cancellations, were issued during fiscal 1999, with 261,566 shares available to be carried over to fiscal 2000.

    The vesting periods for the restricted shares granted under the 1998 Plan are up to five years with all rights to such restricted stock terminating without any payment of consideration by the Company

                              JO-ANN STORES, INC.

NOTE 7--STOCK-BASED COMPENSATION PLANS (CONTINUED) unless the grantee remains in the continuous employment of the Company throughout the vesting period. Unearned compensation resulting from the issuance of restricted shares is being amortized over the vesting periods, and the unamortized portion has been reflected as a reduction of shareholders' equity. During fiscal 1999, under the 1998 Plan, 11,500 Class A and 47,500 Class B restricted shares were granted at weighted average market values of $21.92 and $22.82, respectively.

    With respect to the employee stock purchase program, the total number of shares subject to stock purchase rights granted in any fiscal year may not exceed 1,000,000 shares. No stock purchase rights were granted during fiscal 1999.

DIRECTORS PLAN

    Under the 1996 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), stock options are automatically granted to each non-employee director upon their election to the board and annually thereafter at prices not less than the fair market value of the common stock at the date of the grant. The options become exercisable to the extent of one-fourth of the optioned shares for each full year of continuous service following the date of grant and generally expire ten years after the date of the grant. There are 71,500 Class A Shares and 71,500 Class B Shares authorized for future option grants under the Directors Plan at January 30, 1999.

OTHER PLANS

    Nonqualified stock options have been granted to certain officers and key employees under the 1998 Plan and the 1990 Employee Stock Option and Stock Appreciation Rights Plan (the "1990 Plan") at prices not less than fair market value of the common stock at the date of grant. The 1990 Plan also permits the granting of stock appreciation rights (SAR's), with respect to all or part of the common stock subject to any option granted under this plan. Vesting and expiration periods are identical to options issued under the 1998 Plan. There are 852,771 Class A Shares authorized for future option and stock appreciation right grants under the 1990 Plan at January 30, 1999.

    Restricted shares of the Company's common stock have been awarded to executive officers, senior management and other key employees under the 1998 Plan and the 1994 Executive Incentive Plan (the "Executive Plan"). At January 30, 1999, 168,500 Class A and 49,000 Class B restricted shares were outstanding under the Executive Plan and 331,500 Class A and 451,000 Class B Common Shares are available for future awards. During fiscal 1998, under the Executive Plan, 132,500 Class A restricted shares were granted at a weighted average market value of $20.96 and during fiscal 1997, 27,000 Class A and 2,000 Class B restricted shares were granted at weighted average market values of $14.09 and $11.75, respectively.

    The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for stock options granted under the 1998 Plan, the 1990 Plan and the Directors Plan (collectively the "Plans") and, accordingly, no compensation cost has been recognized for the Plans. Had compensation cost for the Plans been determined based on the fair value at the grant dates for awards under these Plans consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation,"

                              JO-ANN STORES, INC.

NOTE 7--STOCK-BASED COMPENSATION PLANS (CONTINUED) the Company's net income and earnings per share would have been reduced to the pro forma amounts shown in the table below (millions of dollars, except per share data):

FISCAL YEARS ENDED                                       1999                      1998                      1997
---------------------------------------------  ------------------------  ------------------------  ------------------------
                                               AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                                               -----------  -----------  -----------  -----------  -----------  -----------
Net income...................................   $    13.6    $    12.0    $    30.8    $    29.8    $    24.6    $    23.9
Net income per common share:
  Basic......................................   $    0.72    $    0.63    $    1.68    $    1.62    $    1.37    $    1.33
  Diluted....................................        0.69         0.61         1.54         1.46         1.26         1.24

    The pro forma disclosures presented are not representative of the future effects on net income and net income per share because only awards granted after fiscal 1996 are permitted to be included.

    For purposes of computing the pro forma disclosures above, the fair values of the options granted under the Plans were determined at the date of grant separately for Class A and Class B option grants using the Black-Scholes option pricing model. The significant assumptions used to calculate the fair value of Class A and Class B option grants were: risk-free interest rates ranging from
5.3 to 6.3 percent for Class A and 4.6 to 6.3 percent for Class B, expected volatility ranging from 34.5 to 38.9 percent for Class A and 31.7 to 34.6 percent for Class B, expected lives ranging from 2.9 to 5.8 years for Class A and 3.3 to 6.5 years for Class B and no expected dividends for either class of shares.

                              JO-ANN STORES, INC.

NOTE 7--STOCK-BASED COMPENSATION PLANS (CONTINUED)
    The following is a summary of the Company's stock option activity for the
Plans:

                                              CLASS A OPTIONS         CLASS B OPTIONS
                                           ----------------------  ----------------------
                                                       WEIGHTED                WEIGHTED
                                                        AVERAGE                 AVERAGE     CLASS A
                                           NUMBER OF   EXERCISE    NUMBER OF   EXERCISE    AND CLASS
                                            OPTIONS     PRICES      OPTIONS     PRICES     B OPTIONS
                                           ---------  -----------  ---------  -----------  ---------
Outstanding at January 27, 1996..........  1,348,455   $    9.10   1,712,191   $    9.50   3,060,646
  Granted................................     81,500       14.62     345,100       14.73     426,600
  Exercised..............................   (144,732)       4.34    (140,832)       4.90    (285,564)
  Canceled...............................    (78,744)      10.87    (105,356)      10.92    (184,100)
                                           ---------               ---------               ---------
Outstanding at February 1, 1997..........  1,206,479        9.70   1,811,103       10.66   3,017,582
  Granted................................     58,000       21.43     487,750       20.33     545,750
  Exercised..............................   (299,134)       7.36    (371,664)       7.92    (670,798)
  Canceled...............................    (86,325)      12.65    (181,677)      12.73    (268,002)
                                           ---------               ---------               ---------
Outstanding at January 31, 1998..........    879,020       10.98   1,745,512       13.73   2,624,532
  Granted................................     13,650       25.82     459,500       15.94     473,150
  Exercised..............................   (131,541)       9.28    (149,864)       9.74    (281,405)
  Canceled...............................    (10,550)       9.52     (65,551)      15.18     (76,101)
                                           ---------               ---------               ---------
Outstanding at January 30, 1999..........    750,579   $   11.57   1,989,597   $   14.49   2,740,176
                                           ---------  -----------  ---------  -----------  ---------
                                           ---------  -----------  ---------  -----------  ---------
Exercisable at:
  January 30, 1999.......................    652,554   $   10.52   1,010,720   $   11.90   1,663,274
  January 31, 1998.......................    703,120       10.02     892,862       10.53   1,595,982
  February 1, 1997.......................    914,854        9.40   1,011,400        9.49   1,926,254
Weighted average fair value of options
  granted during fiscal:
  1999...................................  $   10.38               $    6.20
  1998...................................       8.22                    8.05
  1997...................................       5.45                    5.58

                              JO-ANN STORES, INC.

NOTE 7--STOCK-BASED COMPENSATION PLANS (CONTINUED)

    The following table summarizes the status of stock options outstanding and exercisable at January 30, 1999:

                                                                  CLASS A OPTIONS
                CLASS A OPTIONS OUTSTANDING
------------------------------------------------------------        EXERCISABLE
                                                  WEIGHTED    -----------------------
                                     WEIGHTED      AVERAGE                 WEIGHTED
                   RANGE OF           AVERAGE     REMAINING                 AVERAGE
  NUMBER           EXERCISE          EXERCISE    CONTRACTUAL    NUMBER     EXERCISE
OUTSTANDING         PRICES            PRICES        LIFE      EXERCISABLE   PRICES
-----------  ---------------------  -----------  -----------  ----------  -----------
   372,854        $ 2.38 to $ 8.56   $    6.86    3.1 years      372,754   $    6.86
   357,225        $ 8.57 to $21.94   $   15.70    1.9 years      277,300   $   15.33
    20,500        $21.95 to $29.06   $   25.21    6.3 years        2,500   $   23.44
-----------                                                   ----------
   750,579         $2.38 to $29.06   $   11.57    2.6 years      652,554   $   10.52
-----------                                                   ----------
-----------                                                   ----------


                                                                  CLASS B OPTIONS
                CLASS B OPTIONS OUTSTANDING
------------------------------------------------------------        EXERCISABLE
                                                  WEIGHTED    -----------------------
                                     WEIGHTED      AVERAGE                 WEIGHTED
                   RANGE OF           AVERAGE     REMAINING                 AVERAGE
  NUMBER           EXERCISE          EXERCISE    CONTRACTUAL    NUMBER     EXERCISE
OUTSTANDING         PRICES            PRICES        LIFE      EXERCISABLE   PRICES
-----------  ---------------------  -----------  -----------  ----------  -----------
   201,744        $ 2.38 to $ 7.58   $    6.08    1.9 years      201,744   $    6.08
 1,117,803        $ 7.59 to $17.68   $   12.37    7.1 years      566,143   $   10.58
   670,050        $17.69 to $26.66   $   20.57    4.2 years      242,833   $   19.82
-----------                                                   ----------
 1,989,597        $ 2.38 to $26.66   $   14.49    5.6 years    1,010,720   $   11.90
-----------                                                   ----------
-----------                                                   ----------

NOTE 8--EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN AND POSTRETIREMENT BENEFITS

    The Company sponsors a tax-deferred savings plan (the "Savings Plan") whereby eligible employees may elect quarterly to contribute up to the lesser of 10 percent of annual compensation or the statutory maximum. The Company makes a 50 percent matching contribution in the form of the Company's common stock, up to a maximum employee contribution of 4 percent of the employee's annual compensation. Employer contributions of the Company's common stock have been made through the issuance of shares out of the treasury or by purchasing shares on the open market. The amount of the Company's matching contribution in fiscal 1999, 1998 and 1997 was $1.0 million, $0.8 million and $0.9 million, respectively. Plan assets included 429,108 shares of Class A Common Stock and 252,945 shares of Class B Common Stock at January 31, 1999. The Company does not provide postretirement health care benefits for its employees.

NOTE 9--LEASES

    Principally all of the Company's retail stores operate out of leased facilities. All store leases are operating leases, generally for periods up to 10 years with renewal options for up to 20 years. Certain leases contain escalation clauses and, in some cases, provide for contingent rents based on a percent of sales in excess of defined minimums. In certain instances, the Company is required to pay its pro rata share of real estate taxes and common area maintenance expenses. The Company also leases certain store equipment, generally under five-year lease terms.

                              JO-ANN STORES, INC.

NOTE 9--LEASES (CONTINUED)
    The following is a schedule of future minimum rental payments under non-cancelable operating leases:

                                                                                                           MINIMUM
FISCAL YEARS ENDED                                                                                         RENTALS
-------------------------------------------------------------------------------------------------------  -----------
(MILLIONS OF DOLLARS)
2000...................................................................................................   $   101.4
2001...................................................................................................        95.2
2002...................................................................................................        85.6
2003...................................................................................................        67.5
2004...................................................................................................        48.3
Thereafter.............................................................................................       183.9
                                                                                                         -----------
                                                                                                          $   581.9
                                                                                                         -----------
                                                                                                         -----------

    Rent expense was as follows:

FISCAL YEARS ENDED                                                                         1999       1998       1997
---------------------------------------------------------------------------------------  ---------  ---------  ---------
(MILLIONS OF DOLLARS)
Minimum rentals........................................................................  $   103.4  $    78.6  $    73.7
Contingent rentals.....................................................................        1.8        1.8        1.4
Sublease rentals.......................................................................       (2.8)      (2.0)      (1.9)
                                                                                         ---------  ---------  ---------
                                                                                         $   102.4  $    78.4  $    73.2
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------

                              JO-ANN STORES, INC.

NOTE 10--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    Summarized below are the unaudited results of operations by quarter for fiscal 1999 and 1998:

                                                                                FIRST       SECOND        THIRD       FOURTH
FISCAL 1999                                                                    QUARTER      QUARTER      QUARTER      QUARTER
---------------------------------------------------------------------------  -----------  -----------  -----------  -----------
(MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)
Net sales..................................................................   $   252.9    $   251.6    $   319.7    $   418.7
Gross profit...............................................................       116.1        114.3        152.2        181.8
Net income (loss)..........................................................        (4.4)        (6.5)         3.4         21.1
Net income (loss) per common share:
  Basic....................................................................   $   (0.23)   $   (0.34)   $    0.18    $    1.11
  Diluted..................................................................       (0.23)       (0.34)        0.17         1.08

                                                                                FIRST       SECOND        THIRD       FOURTH
FISCAL 1998                                                                    QUARTER      QUARTER      QUARTER      QUARTER
---------------------------------------------------------------------------  -----------  -----------  -----------  -----------
(MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)
Net sales..................................................................   $   218.8    $   197.5    $   247.2    $   311.5
Gross profit...............................................................        96.1         88.3        114.6        142.8
Net income (loss) before extraordinary item................................         2.6         (1.0)         9.3         21.0
Extraordinary item, loss related to early retirement of debt, net of tax
  benefit of $0.7 million..................................................          --         (1.1)          --           --
                                                                             -----------  -----------  -----------  -----------
Net income (loss)..........................................................   $     2.6    $    (2.1)   $     9.3    $    21.0
                                                                             -----------  -----------  -----------  -----------
                                                                             -----------  -----------  -----------  -----------
Net income (loss) per common share before extraordinary item:
  Basic....................................................................   $    0.14    $   (0.05)   $    0.50    $    1.13
  Diluted..................................................................        0.14        (0.05)        0.47         1.07
Extraordinary item:
  Basic....................................................................   $      --    $   (0.06)   $      --    $      --
  Diluted..................................................................          --        (0.06)          --           --
Net income (loss) per common share:
  Basic....................................................................   $    0.14    $   (0.12)   $    0.50    $    1.13
  Diluted..................................................................        0.14        (0.12)        0.47         1.07

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees, and agents for settlements, fines, or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees, and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

    Ohio law does not authorize payment of judgments to a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee, or agent acting in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations, or by contract except with respect to the advancement of expenses of directors.

    Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

    Jo-Ann's Code of Regulations, as amended, provides that Jo-Ann shall indemnify, subject to certain limitations, any person (and the heirs, executors and administrators of each such person) made or threatened to be made a party to any action, suit, proceeding or claim by reason of the fact that he is or was a director or officer of Jo-Ann or of another corporation for which he was serving as a director or officer at the request of Jo-Ann for all expenses and liabilities incurred by him in connection with the defense of any such action, suit or proceeding or claim.

    Under a directors' and officers' liability insurance policy, directors and officers of Jo-Ann are insured against certain liabilities, including certain liabilities under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits

  EXHIBIT
  NUMBER     EXHIBIT DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
       3.1(a) Amended Articles of Incorporation of Fabri-Centers of America, Inc. (filed as an Exhibit to the
             Registrant's Form 10-Q filed with the Commission on September 11, 1995 and incorporated herein by reference)

       3.1(b) Certificate of Amendment to the Amended Articles of Incorporation of Fabri-Centers of America, Inc.
             (filed as an Exhibit to the Registrant's Form 10-K filed with the Commission on April 16, 1999 and incorporated herein by reference)

  EXHIBIT
  NUMBER     EXHIBIT DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
       3.2   Regulations of Jo-Ann Stores, Inc., as amended (filed as an Exhibit to the Registrant's Form 8-K filed with the Commission on December 1, 1993 and incorporated herein by reference)

       4.1   Form of Second Amendment of Rights Agreement, dated August 2, 1995, between the Registrant and Society
             National Bank, as successor by merger to Ameritrust Company National Association, as Rights Agent
             (filed as an Exhibit to the Registrant's Form 10-Q filed with the Commission on September 11, 1995 and incorporated herein by reference)

       4.2   Indenture between the Registrant and FCA Financial, Inc., Fabri-Centers of South Dakota, Inc.,
             Fabri-Centers of California, Inc., FCA of Ohio, Inc., and House of Fabrics, Inc., as guarantors, and
             Harris Trust and Savings Bank, as trustee relating to the 10 3/8% Senior Subordinated Notes due 2007**

       4.3   Form of Certificate of the 10 3/8% Senior Subordinated Notes due 2007

       4.4   Registration Rights Agreement among the Registrant, FCA Financial, Inc., Fabri-Centers of South Dakota,
             Inc., Fabri-Centers of California, Inc., FCA of Ohio, Inc., and House of Fabrics, Inc., and Merrill
             Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., and Banc One Capital Markets, Inc.
             relating to the 10 3/8% Senior Subordinated Notes due 2007**

       5.1   Opinion and consent of Thompson Hine & Flory LLP as to legality of the 10 3/8% Senior Subordinated
             Notes due 2007**

      10.1   Form of Split Dollar Life Insurance Agreement between the Registrant and certain of its officers (filed as an Exhibit to the Registrant's Form 8-K filed with the Commission on December 1, 1993 and incorporated herein by reference)*

      10.2   Split Dollar Life Insurance Agreement and Assignment between the Registrant and Alma Zimmerman dated
             September 22, 1984 (filed as an Exhibit to the Registrant's Form 8-K filed with the Commission on
             December 1, 1993 and incorporated herein by reference)*

      10.3   Split Dollar Life Insurance Agreements and Assignments between the Registrant and Betty Rosskamm dated
             October 19, 1984 (filed as an Exhibit to the Registrant's Form 8-K filed with the Commission on
             December 1, 1993 and incorporated herein by reference)*

      10.4   Fabri-Centers of America, Inc. 1979 Supplemental Retirement Benefit Plan as amended (filed as an
             Exhibit to the Registrant's Form 8-K filed with the Commission on December 1, 1993 and incorporated herein by reference)*

      10.5   Fabri-Centers of America, Inc. Executive Incentive Plan dated March 19, 1980, as amended (filed as an
             Exhibit to the Registrant's Form 8-K filed with the Commission on December 1, 1993 and incorporated herein by reference)*

      10.6   Form of Employment Agreement between the Registrant and certain Executive Officers (filed as an Exhibit to the Registrant's Form 8-K filed with the Commission on December 1, 1993 and incorporated herein by reference)*

      10.7   Fabri-Centers of America, Inc. 1990 Employees Stock Option and Stock Appreciation Rights Plan, as
             amended (filed as an Exhibit to the Registrant's Form 8-K filed with the Commission on December 1, 1993 and incorporated herein by reference)*

      10.8   Fabri-Centers of America, Inc. 1996 Stock Option Plan for Non-Employee Directors (filed as Exhibit A to the Registrant's Definitive Proxy Statement filed with the Commission on Schedule 14A on May 11, 1996 and incorporated herein by reference)*

  EXHIBIT
  NUMBER     EXHIBIT DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
      10.9   House of Fabrics, Inc. Non-Standardized 401(k) Plan (filed as Exhibit 10 to House of Fabrics, Inc.'s
             (commission file number 1-7927) Form 10-K filed with the Commission on May 1, 1997 and incorporated herein by reference)*

      10.10  Fabri-Centers of America, Inc. 1998 Incentive Compensation Plan (filed as Exhibit A to the Registrant's
             Definitive Proxy Statement filed with the Commission on Schedule 14A on May 8, 1998 and incorporated herein by reference)*

      10.11  Amended and Restated Agreement dated September 26, 1997 among Fabri-Centers of America, Inc., Betty
             Rosskamm and Justin Zimmerman and Alma Zimmerman (filed as an Exhibit to the Registrant's Form 10-K filed with the Commission on April 16, 1999 and incorporated herein by reference)

      10.12  Credit Agreement dated as of May 5, 1999 among the Registrant, as borrower, the Lending Institutions named therein, as Lenders, The First National Bank of Chicago, as Documentation Agent, Comerica Bank
             and National City Bank, as Co-Agents, and KeyBank National Association, as a Lender, the Swing Line
             Lender, the Issuing Bank and as Administrative Agent**

      12     Computation of ratio of earnings to fixed charges**

      21     Subsidiaries of Jo-Ann Stores, Inc. (filed as an Exhibit to the Registrant's Form 10-K filed with the
             Commission on April 16, 1999 and incorporated herein by reference)

      23.1   Consent of Thompson Hine & Flory LLP (included in Exhibit 5.1)

      23.2   Consent of Independent Public Accountants

      24     Power of Attorney**

      25     Form T-1 Statement of Eligibility of Harris Trust and Savings Bank to act as trustee under the
             Indenture**


------------------------

 * Indicates that the exhibit is a management contract or compensatory plan or arrangement.


**  Previously filed.


    (b) Financial Statement Schedules

    Schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

    (c) Not applicable.

ITEM 22. UNDERTAKINGS

(a) (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a trustee, director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hudson, State of Ohio, on the 20th day of July, 1999.


                                JO-ANN STORES, INC.

                                By:              /s/ ALAN ROSSKAMM
                                     -----------------------------------------
                                                   Alan Rosskamm
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.



                            NAME                                          TITLE                              DATE
           ---------------------------------------  --------------------------------------------------  ---------------

By:                   /s/ ALAN ROSSKAMM
               -------------------------------      Chairman of the Board, Chief Executive Officer and   July 20, 1999
                        Alan Rosskamm                 Director (Principal Executive Officer)

By:                 /s/ BRIAN P. CARNEY*            Executive Vice President and Chief Financial
               -------------------------------        Officer (Principal Financial and Accounting        July 20, 1999
                       Brian P. Carney                Officer

By:                  /s/ BETTY ROSSKAMM*
               -------------------------------      Director                                             July 20, 1999
                       Betty Rosskamm

By:                  /s/ ALMA ZIMMERMAN*
               -------------------------------      Director                                             July 20, 1999
                       Alma Zimmerman

By:                   /s/ SCOTT COWEN*
               -------------------------------      Director                                             July 20, 1999
                         Scott Cowen

By:                   /s/ FRANK NEWMAN*
               -------------------------------      Director                                             July 20, 1999
                        Frank Newman

By:                   /s/ IRA GUMBERG*
               -------------------------------      Director                                             July 20, 1999
                         Ira Gumberg

                            NAME                                          TITLE                              DATE
           ---------------------------------------  --------------------------------------------------  ---------------

By:                   /s/ GREGG SEARLE*
               -------------------------------      Director                                             July 20, 1999
                        Gregg Searle

By:                   /s/ DEBRA WALKER*
               -------------------------------      Director                                             July 20, 1999
                        Debra Walker



The undersigned, by signing his name hereto, does hereby sign this amendment no. 1 to registration statement on behalf of the above-named officers and directors of Jo-Ann Stores, Inc., pursuant to powers of attorney executed on behalf of each of such officers and directors.



*By:      /s/ ALAN ROSSKAMM
      -------------------------
            Alan Rosskamm
      ATTORNEY-IN-FACT FOR THE                                  July 20, 1999
       OFFICERS AND DIRECTORS
      SIGNING IN THE CAPACITIES
              INDICATED

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER     EXHIBIT DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
       3.1(a) Amended Articles of Incorporation of Fabri-Centers of America, Inc. (filed as an Exhibit to the
             Registrant's Form 10-Q filed with the Commission on September 11, 1995 and incorporated herein by reference)

       3.1(b) Certificate of Amendment to the Amended Articles of Incorporation of Fabri-Centers of America, Inc.
             (filed as an Exhibit to the Registrant's Form 10-K filed with the Commission on April 16, 1999 and incorporated herein by reference)

       3.2   Regulations of Jo-Ann Stores, Inc., as amended (filed as an Exhibit to the Registrant's Form 8-K filed with the Commission on December 1, 1993 and incorporated herein by reference)

       4.1   Form of Second Amendment of Rights Agreement, dated August 2, 1995, between the Registrant and Society
             National Bank, as successor by merger to Ameritrust Company National Association, as Rights Agent
             (filed as an Exhibit to the Registrant's Form 10-Q filed with the Commission on September 11, 1995 and incorporated herein by reference)

       4.2   Indenture between the Registrant and FCA Financial, Inc., Fabri-Centers of South Dakota, Inc.,
             Fabri-Centers of California, Inc., FCA of Ohio, Inc., and House of Fabrics, Inc., as guarantors, and
             Harris Trust and Savings Bank, as trustee relating to the 10 3/8% Senior Subordinated Notes due 2007*

       4.3   Form of Certificate of the 10 3/8% Senior Subordinated Notes due 2007

       4.4   Registration Rights Agreement among the Registrant, FCA Financial, Inc., Fabri-Centers of South Dakota,
             Inc., Fabri-Centers of California, Inc., FCA of Ohio, Inc., and House of Fabrics, Inc., and Merrill
             Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., and Banc One Capital Markets, Inc.
             relating to the 10 3/8% Senior Subordinated Notes due 2007*

       5.1   Opinion and consent of Thompson Hine & Flory LLP as to legality of the 10 3/8% Senior Subordinated
             Notes due 2007*

      10.1   Form of Split Dollar Life Insurance Agreement between the Registrant and certain of its officers (filed as an Exhibit to the Registrant's Form 8-K filed with the Commission on December 1, 1993 and incorporated herein by reference)

      10.2   Split Dollar Life Insurance Agreement and Assignment between the Registrant and Alma Zimmerman dated
             September 22, 1984 (filed as an Exhibit to the Registrant's Form 8-K filed with the Commission on
             December 1, 1993 and incorporated herein by reference)

      10.3   Split Dollar Life Insurance Agreements and Assignments between the Registrant and Betty Rosskamm dated
             October 19, 1984 (filed as an Exhibit to the Registrant's Form 8-K filed with the Commission on
             December 1, 1993 and incorporated herein by reference)

      10.4   Fabri-Centers of America, Inc. 1979 Supplemental Retirement Benefit Plan as amended (filed as an
             Exhibit to the Registrant's Form 8-K filed with the Commission on December 1, 1993 and incorporated herein by reference)

      10.5   Fabri-Centers of America, Inc. Executive Incentive Plan dated March 19, 1980, as amended (filed as an
             Exhibit to the Registrant's Form 8-K filed with the Commission on December 1, 1993 and incorporated herein by reference)

      10.6   Form of Employment Agreement between the Registrant and certain Executive Officers (filed as an Exhibit to the Registrant's Form 8-K filed with the Commission on December 1, 1993 and incorporated herein by reference)

      10.7   Fabri-Centers of America, Inc. 1990 Employees Stock Option and Stock Appreciation Rights Plan, as
             amended (filed as an Exhibit to the Registrant's Form 8-K filed with the Commission on December 1, 1993 and incorporated herein by reference)

  EXHIBIT
  NUMBER     EXHIBIT DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
      10.8   Fabri-Centers of America, Inc. 1996 Stock Option Plan for Non-Employee Directors (filed as Exhibit A to the Registrant's Definitive Proxy Statement filed with the Commission on Schedule 14A on May 11, 1996 and incorporated herein by reference)

      10.9   House of Fabrics, Inc. Non-Standardized 401(k) Plan (filed as Exhibit 10 to House of Fabrics, Inc.'s
             (commission file number 1-7927) Form 10-K filed with the Commission on May 1, 1997 and incorporated herein by reference)

      10.10  Fabri-Centers of America, Inc. 1998 Incentive Compensation Plan (filed as Exhibit A to the Registrant's
             Definitive Proxy Statement filed with the Commission on Schedule 14A on May 8, 1998 and incorporated herein by reference)

      10.11  Amended and Restated Agreement dated September 26, 1997 among Fabri-Centers of America, Inc., Betty
             Rosskamm and Justin Zimmerman and Alma Zimmerman (filed as an Exhibit to the Registrant's Form 10-K filed with the Commission on April 16, 1999 and incorporated herein by reference)

      10.12  Credit Agreement dated as of May 5, 1999 among the Registrant, as borrower, the Lending Institutions named therein, as Lenders, The First National Bank of Chicago, as Documentation Agent, Comerica Bank
             and National City Bank, as Co-Agents, and KeyBank National Association, as a Lender, the Swing Line
             Lender, the Issuing Bank and as Administrative Agent*

      12     Computation of ratio of earnings to fixed charges*

      21     Subsidiaries of Jo-Ann Stores, Inc. (filed as an Exhibit to the Registrant's Form 10-K filed with the
             Commission on April 16, 1999 and incorporated herein by reference)

      23.1   Consent of Thompson Hine & Flory LLP (included in Exhibit 5.1)

      23.2   Consent of Independent Public Accountants

      24     Power of Attorney*

      25     Form T-1 Statement of Eligibility of Harris Trust and Savings Bank to act as trustee under the
             Indenture*


------------------------


*   Previously filed.